Exhibit 10.13

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF JULY 25, 2014,

AMONG

DAVE & BUSTER’S HOLDINGS, INC.,

AS HOLDINGS AND A GUARANTOR,

DAVE & BUSTER’S, INC.,

AS THE BORROWER

THE OTHER GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

JEFFERIES FINANCE LLC,

AS ADMINISTRATIVE AGENT

JEFFERIES FINANCE LLC

AND GOLDMAN SACHS BANK USA,

AS JOINT BOOKRUNNERS AND JOINT LEAD ARRANGERS

TABLE OF CONTENTS

i

v

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Assumption
Exhibit H	—	Commitment Amount Increase Notice
Exhibit I	—	Form of Auction Procedures
Schedule 1	—	Commitments
Schedule 5.1(a)	—	Immaterial Subsidiaries
Schedule 5.1(b)	—	Mortgaged Properties
Schedule 5.1(c)	—	Unrestricted Subsidiaries
Schedule 5.1(d)	—	Existing Letters of Credit
Schedule 6.2	—	Subsidiaries
Schedule 6.8	—	Intellectual Property
Schedule 6.14(a)	—	Filing Offices (Financing Statements)
Schedule 6.14(c)	—	Filing Offices (Mortgages)
Schedule 7.2(l)	—	Opinions of Counsel
Schedule 8.7	—	Permitted Surviving Indebtedness
Schedule 8.8	—	Existing Liens
Schedule 8.9	—	Certain Investments
Schedule 8.15	—	Transactions with Affiliates
Schedule 8.25	—	Post-Closing Items

CREDIT AGREEMENT

This Credit Agreement is entered into as of July 25, 2014, by and among Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”), Dave & Buster’s, Inc., a Missouri corporation, as the borrower (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, Swing Line Lender and/or L/C Issuer, and Jefferies Finance LLC, as administrative agent as provided herein (the “Administrative Agent”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

(A)     The Borrower has requested that (a) the Lenders provide Term Loans to the Borrower in an original aggregate principal amount of $530,000,000, the proceeds of which will be used by the Borrower (i) to finance a portion of the Refinancing (including (x) the refinancing of the term loans outstanding under the Existing Credit Agreement and (y) satisfy and discharge the Existing Senior Notes in accordance with the terms thereof), (ii) to pay a one-time cash distribution to Holdings for further distribution by Holdings to Parent to permit Parent to make payments in the amount required to redeem the Parent PIK Notes (the “Special Distribution”) and (iii) to pay the Transaction Costs and (b) from time to time on and after the Closing Date the Lenders lend to the Borrower and the L/C Issuer issues Letters of Credit for the account of the Borrower pursuant to a revolving credit facility (with a sub-facility for swingline loans) in an aggregate amount equal to $50,000,000, which may be used on and after the Closing Date to finance the ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries (including capital expenditures, acquisitions, working capital and/or purchase price adjustments, other investments, Restricted Payments and any other transaction not prohibited by the Loan Documents).

(B)     The Lenders have indicated their willingness to so lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein, including the granting of Liens to the Collateral Agent for the benefit of the Secured Creditors on the Collateral to secure the Secured Obligations pursuant to the Collateral Documents and the making of the guarantees pursuant to the Guarantees.

(C)     It is a condition to the obligations of the Lenders and the effectiveness of this Agreement that, among other conditions, the loans under the Existing Credit Agreement be repaid in full and the commitments under the Existing Credit Agreement be terminated.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

SECTION 1.     The Credit Facilities.

Section 1.1     Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively the “Term Loans”) in U.S. Dollars to the Borrower in the amount of such Term Loan Lender’s Term Loan Commitment. The Term Loans pursuant to the Term Loan Commitments in effect on the Closing Date shall be advanced in a single Borrowing on the Closing Date. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be reborrowed.

Section 1.2     Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Revolving Lender’s Revolving Credit Commitment, subject to any increases or reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date applicable to such Class of Revolving Credit Commitment. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed the aggregate Revolving Credit Commitments of such Class in effect at such time. Each Borrowing of Revolving Loans of any Class shall be made ratably by the relevant Revolving Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date applicable to such Class of Revolving Credit Commitment, subject to the terms and conditions hereof. No Revolving Loans may be made to the Borrower on the Closing Date. With respect to any Borrowing of Revolving Loans of any Class made after the Closing Date, the Borrower may use the proceeds thereof to finance the ongoing working capital and purchase price adjustments and other general corporate purposes of the Borrower and its Subsidiaries (including to finance Permitted Acquisitions, capital expenditures, investments, Restricted Payments and for such other legal purposes as are permitted or not prohibited hereunder).

Section 1.3     Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit Facility of such Class, the L/C Issuer shall (i) issue commercial or standby Letters of Credit for the account of the Borrower for use by the Borrower or one or more of its Subsidiaries and (ii) honor drawings under the Letters of Credit in accordance with such Letter of Credit; provided that at the time of issuance of any Letter of Credit (or an amendment to an existing Letter of Credit that increases the face amount thereof), the U.S. Dollar Equivalent of the aggregate undrawn face amount of all outstanding Letters of Credit (after giving effect to such issuance or amendment) does not exceed the L/C Sublimit of such Class. Each Letter of Credit shall be issued by the L/C Issuer, but each Revolving Lender in respect of such Class shall be obligated to reimburse the L/C Issuer for such Revolving Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the relevant Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the U.S. Dollar Equivalent of all L/C Obligations then outstanding.

(b)     Applications. At any time before the relevant Revolving Credit Termination Date (including, for the avoidance of doubt, on the Closing Date), the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, Canadian Dollars or such other currency as is acceptable to the L/C Issuer (Canadian Dollars and such other currencies acceptable to the L/C Issuer from time to time are referred to herein as “Eligible Foreign Currencies”), in a form reasonably satisfactory to the L/C Issuer and the Borrower, with expiration dates (or which are cancelable) no later than the earlier of (x) 12 months from the date of issuance, or such later time as may be agreed by the L/C Issuer (provided, that any Letter of Credit may provide for automatic renewals thereof for additional 12 month periods, which additional 12 month periods shall in no event extend beyond the date referred to in clause (y) below unless other provisions or arrangements reasonably satisfactory to the L/C Issuer have been made) and (y) ten (10) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth in Section 1.3(a) above, upon the receipt of an application duly executed by the Borrower, and, if such Letter of Credit is for the account of one of the Subsidiaries, such Subsidiary, for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”) (provided, that no Application shall contain any representations, warranties, covenants, undertakings, defaults or security other than by reference to those set forth in this Agreement or the Security Agreement). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof and (ii) except as otherwise provided in Section 1.9(b)(iv) and (b)(vi) hereof, before the occurrence and continuance of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, then unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer shall give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the date that is ten (10) Business Days prior to the relevant Revolving Credit Termination Date, (ii) the Revolving Credit Commitments of such Class have been terminated, or (iii) a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to permit the extension of the expiration date of such Letter of Credit, unless in each case, other provisions or arrangements reasonably satisfactory to the L/C issuer have been made. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower, subject to the conditions of Section 7.1 hereof and the other terms of this Section 1.3.

(c)     The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings (for the avoidance of doubt, excluding any fees and expenses incurred by the L/C Issuer in connection therewith) under a Letter of Credit (a “Reimbursement Obligation”) and the obligation to pay fees and expenses incurred by the L/C Issuer in connection therewith shall be governed by the Application related to such Letter of Credit, except that reimbursement of the Reimbursement Obligations shall be made by no later than 1:00 p.m. (New York time) on the Business Day immediately following the date that the Borrower receives notice that such drawing is made (or, if such notice is received less than two hours prior to the deadline for requesting Base Rate Loans pursuant to Section 1.6, on the second Business Day immediately following the date the Borrower receives such notice), in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). As to any Letter of Credit payable in an Eligible Foreign Currency, the Reimbursement Obligation shall be payable in either (i) the U.S. Dollar Equivalent of the relevant amount of such Eligible Foreign Currency at the rate of exchange then current in New York, New York for transfers of such Eligible Foreign Currency to the place of payment or (ii) such Eligible Foreign Currency. If the Borrower does not inform the L/C Issuer that it intends to timely reimburse the amount of any drawing under a Letter of Credit in accordance with this Section 1.3(c) from its own funds, the Administrative Agent shall promptly notify each relevant Revolving Lender of the date of such drawing, the amount of such Reimbursement Obligation, and the amount of such Revolving Lender’s Revolver Percentage thereof and the Borrower shall be deemed to have requested a Borrowing of Revolving Loans in the form of Base Rate Loans to be disbursed on the date of such drawing in an amount equal to the U.S. Dollar Equivalent of such Reimbursement Obligation (without regard to the minimums and multiples specified in Section 1.5 hereof) and such Reimbursement Obligation shall be deemed discharged, subject to (x) the aggregate amount of Revolving Credit Commitments of such Class available at such time and (y) the conditions set forth in Section 7.1 hereof (it being understood that the failure of the Borrower to pay the L/C Issuer the Reimbursement Obligation from its own funds and any delay in the payment of any Reimbursement Obligation beyond the date and time due shall not constitute a Default or an Event of Default hereunder to the extent a Base Rate Loan is disbursed in accordance with this Section 1.3(c)); provided that with respect to any Reimbursement Obligations that are not reimbursed by a Borrowing of Revolving Loans, such Reimbursement Obligations that are not so reimbursed shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the Default Rate as set forth in Section 1.10. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their Participating Interest therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

(d)     The Participating Interests. Each Revolving Lender (other than the Revolving Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage of such Class, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer in respect of such Class. Upon any failure by the Borrower to pay any Reimbursement Obligation (or if such Reimbursement Obligation is not reimbursed with Revolving Loans pursuant to Section 1.3(c)) at the time required on the date the related drawing is to be paid as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (New York time) or, if such certificate is received after such time, not later than 1:00 p.m. (New York time) on the following Business Day, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of the U.S. Dollar Equivalent of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Alternate Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Revolving Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages of such Class, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other provisions of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)     Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ (or such shorter period as may be reasonably agreed to by the Administrative Agent) advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an amendment, extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(g)     Obligations Absolute. The Borrower’s obligation to reimburse Reimbursement Obligations as provided in subsection (c) of this Section 1.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct or material breach of its obligations under this Agreement or the applicable Application on the part of the L/C Issuer (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or action not in accordance with the standards of reasonable care specified in, as applicable, the Uniform Customs and Practice for Documentary Credits (2007 Revision), ICC Publication 600 (or any replacement publication) or the International Standby Practices, International Chamber of Commerce Publication No. 590 (ISP98) by, the L/C Issuer, the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)     Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer (provided that no consent of the replaced L/C Issuer will be required if there are no outstanding L/C Obligations owed to such replaced L/C Issuer at the time of such replacement) and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement and any Letters of Credit outstanding on the date of such replacement, but shall not be required to issue additional Letters of Credit or to renew or extend Letters of Credit outstanding on the date of such replacement.

(i)     Provisions Related to New Revolving Credit Commitments, Extended Revolving Credit Commitments and Replacement Revolving Credit Commitments. If the maturity date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (x) if one or more other Classes of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase Participating Interest therein and to make Revolving Loans and payments in respect thereof pursuant to Section 1.3(c) and (d)) under (and ratably participated in by Lenders pursuant to) the relevant Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the Unused Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (y) to the extent not reallocated pursuant to immediately preceding clause (x), the Borrower shall make arrangements reasonably satisfactory to the L/C Issuer to cash collateralize or otherwise backstop any such Letter of Credit. Commencing with the maturity date of any Class of Revolving Credit Commitments, if not previously determined, the sublimit for Letters of Credit shall be agreed with the administrative agent under the extended Classes.

Section 1.4     Applicable Interest Rates. (a) Base Rate Loans. Subject to Section 1.10, each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate from time to time in effect, payable in arrears, on the last day of each of March, June, September and December and at maturity (whether by acceleration or otherwise).

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted LIBOR Rate (without giving effect to clause (b) of the definition thereof) for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) with respect to Term Loans only, 2.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Base Rate” means, for any day, the rate of interest published in The Wall Street Journal as the “U.S. Prime Lending Rate,” with any change in the Base Rate resulting from a change in said published rate to be effective as of the date of the relevant change in said published rate.

(b)     Eurodollar Loans. Subject to Section 1.10, each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR Rate applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise) and, if the applicable Interest Period is longer than three months, on each day that would have been the last day of the Interest Period had the Interest Period been three months.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period or any Base Rate Loan the interest rate on which is determined by reference to clause (c) of the definition of “Alternate Base Rate”, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) in respect of Term Loans only, 1.00% per annum.

“LIBOR Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in U.S. Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in U.S. Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.

“Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Loan or any Base Rate Loan the interest rate on which is determined by reference to clause (c) of the definition of “Alternate Base Rate”, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against

Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings of Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

(c)     Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding if reasonably determined.

Section 1.5     Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit Facility shall be in an amount not less than $500,000, or such greater amount which is an integral multiple of $100,000 (or, in each case, such lesser amount then available); provided that the foregoing requirement shall not apply to Swing Loans. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit Facility shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.6     Manner of Borrowing Loans and Designating Applicable Interest Rates; Notice to the Administrative Agent. (a) An Authorized Representative of the Borrower shall give (a) notice to the Administrative Agent by no later than 1:00 p.m. (New York time): (i) at least three (3) Business Days before the date (or, one Business Day in the case of any Borrowing of Eurodollar Loans to be made on the Closing Date) on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) at least one (1) Business Day before the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by facsimile (or other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent) substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Borrower agrees that the Administrative Agent may rely on any such telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation.

(b)     Notice to the Lenders. The Administrative Agent shall give prompt notice to each applicable Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each applicable Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)     Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. Upon delivery of written notice by the Required Lenders, no advance, continuation or conversion of a Borrowing of Eurodollar Loans shall be made if an Event of Default has occurred and is continuing.

(d)     Disbursement of Loans. Not later than 1:00 p.m. (New York time) on the date of any requested advance of a new Borrowing, subject to Section 7.1 or 7.2 hereof, as applicable, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in New York, New York by depositing such proceeds to the credit of the Borrower’s operating account as notified in the applicable Notice of Borrowing or as the Borrower and the Administrative Agent may otherwise agree.

(e)     Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (New York time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, at a rate per annum equal to the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Alternate Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7     Interest Periods. As provided in Section 1.6(a) and 1.15 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan 1, 2, 3, 6, or, if available to all affected Lenders, 12 months, thereafter, and (c) in the case of a Swing Loan, on the fifth day thereafter; provided, however, that:

(i)     any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of such Loans shall end on the final maturity date of such Loans;

(ii)     no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such type of Loans;

(iii)     whenever the last day of any Interest Period in respect of Eurodollar Loans would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

(iv)     for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(v)     with respect to Swing Loans, if the Borrower does not inform the Swing Line Lender that it intends to repay a Swing Loan on the last day of the applicable Interest Period from its own funds, the Administrative Agent shall promptly notify each Revolving Lender of the amount of such Swing Loan, and the amount of such Revolving Lender’s Revolver Percentage thereof and the Borrower shall be deemed to have requested a Borrowing of Revolving Loans in the form of Base Rate Loans to be disbursed on the date such Swing Loan was required to be repaid in an amount equal to such Swing Loan (without regard to the minimums and multiples specified in Section 1.5 hereof), subject to (x) the aggregate amount of Revolving Credit Commitments available at such time and (y) the conditions set forth in Section 7.1 hereof (it being understood that the failure of the Borrower to repay such Swing Loan to the Swing Line Lender from its own funds at the end of the applicable Interest Period and any delay in the payment of any Swing Loan beyond the date and time when due shall not constitute a Default or an Event of Default hereunder to the extent a Base Rate Loan is disbursed in accordance with this Section 1.7(v)).

Section 1.8     Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September and December in each year, commencing with the calendar quarter ending December 31, 2014, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below (as adjusted from time to time in accordance with this Agreement):

Column A	Column B
Payment Date	Scheduled Principal Payment on Term Loans
December 31, 2014	$1,325,000
March 31, 2015	$1,325,000
June 30, 2015	$1,325,000
September 30, 2015	$1,325,000
December 31, 2015	$1,325,000
March 31, 2016	$1,325,000
June 30, 2016	$1,325,000
September 30, 2016	$1,325,000
December 31, 2016	$1,325,000
March 31, 2017	$1,325,000
June 30, 2017	$1,325,000
September 30, 2017	$1,325,000
December 31, 2017	$1,325,000
March 31, 2018	$1,325,000
June 30, 2018	$1,325,000
September 30, 2018	$1,325,000
December 31, 2018	$1,325,000
March 31, 2019	$1,325,000
June 30, 2019	$1,325,000
September 30, 2019	$1,325,000
December 31, 2019	$1,325,000
March 31, 2020	$1,325,000
June 30, 2020	$1,325,000
July 25, 2020	Remaining aggregate outstanding principal amount of all Term Loans

, it being agreed that the final payment comprised of both principal and interest not sooner paid on the Term Loans shall be due and payable on July 25, 2020, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages of the Term Loans owed to them that are payable on such date. If any New Term Loans are advanced pursuant to Section 1.16 hereof, the Borrower shall make principal payments on such New Term Loans as set forth in the Commitment Amount Increase Notice with respect thereto contemplated by, and as otherwise permitted by, Section 1.16 (and, in connection therewith, the amount of the scheduled installments payable with respect to the then existing Term Loans may be ratably increased by the aggregate principal amount of such New Term Loans and may be further increased on a pro rata basis in accordance with customary practice and to the extent necessary in the reasonable opinion of the Administrative Agent for all such Term Loans to be treated as one tranche). If any Extended Term Loans are made pursuant to Section 1.18, the Borrower shall make principal payments on the Extended Term Loans in installments on the dates and in the amounts set forth in the applicable Term Loan Extension Amendment. If any Refinancing Term Loans are made pursuant to Section 1.20(a), the Borrower shall make principal payments on Refinancing Term Loans in installments on the dates and in the amounts set forth in the applicable Refinancing Term Loan Amendment.

(b)     Revolving Loans and Swing Loans. Each Class of Revolving Loan and Swing Loan, both for principal and interest not previously paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date for such Class.

Section 1.9     Prepayments. (a) Optional. (i) The Borrower may prepay in whole or in part (but, if in part, then: (A) if such Borrowing is of Base Rate Loan, in an amount not less than $500,000 (or such lesser amount then outstanding), (B) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000 (or such lesser amount then outstanding) and (C) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 and 1.15 hereof, as applicable, remains outstanding) any Borrowing of Eurodollar Loans at any time upon at least three (3) Business Days prior notice, such notice shall be irrevocable (subject to the last sentence of this paragraph) and shall be given no later than 1:00 p.m. (New York time) on such day by the Borrower to the Administrative Agent, and any Borrowing of Base Rate Loans at any time upon at least one (1) Business Days prior notice, such notice shall be irrevocable (subject to the last sentence of this paragraph) and shall be given no later than 1:00 p.m. (New York time) on such day by the Borrower to the Administrative Agent, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of (x) the Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof and (y) the Term Loans, any premium payable pursuant to Section 1.9(a)(ii) (if any). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 1.9(a) if such prepayment would have resulted from transactions, which transactions shall not be consummated or shall otherwise be delayed.

(ii)     Upon the occurrence of any Repricing Event at any time on or prior to the six-month anniversary of the Closing Date (including any voluntary prepayment of Term Loans pursuant to Section 1.9(a)(i) in connection with a Repricing Event, any prepayment or assignment of Term Loans pursuant to Section 1.14 in connection with a Repricing Event or any amendment constituting a Repricing Event), the Borrower shall pay a premium to the applicable Lenders equal to 1.00% of the principal amount so prepaid or assigned (provided, that for the avoidance of doubt, in any case, the premium set forth in this clause (ii) shall not apply to (A) any prepayment made in connection with any Change of Control or Transformative Acquisition or in connection with (including during the ninety-day period following) any Qualified IPO or (B) any payment required under Section 1.9(b) (other than pursuant to clause (ii) thereof) prior to the date such payment is due).

(b)     Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss, then the Borrower shall promptly notify the Administrative Agent of such Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or any Subsidiary in respect thereof) and, within five Business Days after the receipt of such Net Cash Proceeds, the Borrower shall prepay the relevant Term Loans in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that this subsection shall not require any such prepayment with respect to Net Cash Proceeds (y) received on account of Dispositions during any Fiscal Year of the Borrower not exceeding $2,500,000 in the aggregate or received on account of Events of Loss during any Fiscal Year of the Borrower not exceeding $2,500,000 in the aggregate and (z) in the case of any Disposition or Event of Loss not covered by clause (y) above, so long as no Event of Default has occurred and is continuing, if the Borrower (A) actually reinvests such Net Cash Proceeds, within 12 months of the receipt thereof, in assets used or useful in the business of the Borrower or a Subsidiary, to the extent such Net Cash Proceeds are actually reinvested in such assets or (B) states in a notice delivered within 12 months of the receipt of such Net Cash Proceeds, that the Borrower or a Subsidiary has committed to reinvest such Net Cash Proceeds in assets used or useful in the business of the Borrower or a Subsidiary, to the extent such Net Cash Proceeds are actually reinvested in such assets within 18 months following the receipt thereof. Promptly after the end of such 12-month or 18-month period, as applicable, the Borrower shall notify the Administrative Agent whether the Borrower or a Subsidiary has reinvested such Net Cash Proceeds in such assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the relevant Term Loans in the amount of such Net Cash Proceeds in excess of the applicable $2,500,000 basket described above not so reinvested. The amount of each such prepayment shall be applied to the relevant outstanding Term Loans in accordance with this Section 1.9 until paid in full.

(ii)     If after the Closing Date the Borrower or any Subsidiary shall issue or incur any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7 hereof (including Indebtedness issued or incurred under Sections 1.16, 1.18, 1.19 and 1.20), the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance or incurrence. Within five Business Days after receipt thereof, 100% of such Net Cash Proceeds shall be applied by the Borrower to prepay the relevant Term Loans in accordance with this Section 1.9 until paid in full. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iii)     Within 130 days after the end of each Fiscal Year of the Borrower (commencing with Fiscal Year 2015) the Borrower shall prepay the relevant Term Loans in accordance with this Section 1.9(b) until paid in full by an amount equal to the applicable ECF Prepayment Percentage of Excess Cash Flow of the Borrower and its Subsidiaries for the then most recently completed Fiscal Year of the Borrower less (a) at the option of the Borrower, the aggregate amount of any voluntary prepayments of any Term Loans made prior to the date of such prepayment (to the extent such prepayments are not financed with long-term indebtedness (other than Revolving Loans or other revolving indebtedness)) and (b) at the option of the Borrower, the aggregate amount of any voluntary prepayments of the Revolving Loans made prior to the date of such prepayment to the extent (x) such prepayments are accompanied by a concurrent permanent reduction of Revolving Credit Commitments in the amount of such prepayment and (y) such prepayments are not financed with long-term indebtedness (other than Revolving Loans or other revolving indebtedness); provided, that in the case of each of clauses (a) and (b), such amounts shall in no event be deducted from more than one Excess Cash Flow calculation; provided, that no prepayments shall be required pursuant to this Section 1.9(b)(iii) with respect to any Fiscal Year unless, and to the extent, the amount of such prepayment exceeds $5,000,000.

(iv)     The Borrower shall, on each date any Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, pre-fund the L/C Obligations (or make other arrangements reasonably satisfactory to the L/C Issuer) by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and U.S. Dollar Equivalent of all L/C Obligations then outstanding with respect to such Class to the amount to which such Revolving Credit Commitments have been so reduced.

(v)     Unless the Borrower otherwise directs, prepayments of Loans of any type under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment together with any amounts due to the Lenders under Section 1.12 hereof.

(vi)     If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations then outstanding of any Class shall be in excess of the Revolving Credit Commitments of such Class in effect at such time, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Revolving Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(c)     Any amount of Revolving Loans and Swing Loans paid or prepaid before the relevant Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid, and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, (i) in the case of optional prepayments made pursuant to subsection (a) above, such prepayment shall be applied to the remaining amortization payments on the Term Loans of such Class in accordance with instructions of the Borrower (and in the event the Borrower fails to so instruct, such prepayment shall be applied to the remaining amortization payments on the Term Loans of such Class in direct order of maturity) and (ii) in the case of mandatory prepayments made pursuant to subsection (b) above, such prepayment shall be applied to the remaining amortization payments on the relevant Term Loans of such Class in accordance with instructions of the Borrower (and in the event the Borrower fails to so instruct, such prepayment shall be applied to the remaining amortization payments on the Term Loans of such Class in direct order of maturity).

(d)     Notwithstanding anything herein to the contrary, all mandatory prepayments made pursuant to subsection (b) above, to the extent attributable to Foreign Subsidiaries, are subject to restrictions under the applicable local law, including financial assistance or corporate benefit provisions, restrictions on the making of dividends or other distributions of cash in respect of the Equity Interests of such Foreign Subsidiaries and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries. It is understood and agreed that if the Borrower or any Subsidiary would incur a material tax liability, including a deemed dividend pursuant to Section 956 of the Code, if all or a portion of the funds required to make a mandatory prepayment pursuant to clause (b) above were distributed as a dividend or a distribution or otherwise transferred in cash to the Borrower (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay pursuant clause (b) above may, at the option of the Borrower, be reduced by the Restricted Amount until such time as such dividend, distribution or other transfer of such Restricted Amount may be made without incurring such tax liability.

(e)    (i) Notwithstanding anything contained herein to the contrary, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 1.9(b)(i), (ii) or (iii), not less than two Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the date that is one Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds (as defined below), which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with clause (c) above). The portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”) shall be retained by the Borrower for any purpose not prohibited by this Agreement.

(ii)     Notwithstanding anything to the contrary in this Section 1.9(b), any amounts required to be prepaid pursuant to clauses (i), (ii) or (iii) of Section 1.9(b) shall be reduced pro rata by any amounts required to be prepaid under similar provisions contained in agreements governing indebtedness incurred pursuant to Section 8.7 to the extent permitted to be paid pursuant to the provisions of this Agreement.

Section 1.10     Default Rate. Notwithstanding anything to the contrary contained herein (and in lieu thereof), while any Event of Default pursuant to Section 9.1(a) (with respect to any principal, interest or fees) has occurred and is continuing or after acceleration of the Obligations, the Borrower shall pay interest (after as well as before entry of judgment thereon and in any event to the extent permitted by law) on such overdue principal, interest or fees at a rate per annum (the “Default Rate”) equal to:

(a)     for any Base Rate Loan or any Swing Loan bearing interest based on the Alternate Base Rate, the sum of 2.0% plus the Applicable Margin plus the Alternate Base Rate from time to time in effect;

(b)     for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default;

(c)     for any Reimbursement Obligation, the sum of 2.0% plus the Applicable Margin for Revolving Loans plus the Alternate Base Rate from time to time in effect; and

(d)     for any Letter of Credit fee, the sum of 2.0% plus the Letter of Credit fee due under Section 2.1 with respect to such Letter of Credit.

While any such Event of Default has occurred and is continuing or after acceleration of the Obligations, accrued and unpaid interest having accrued at the Default Rate shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11     Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)     The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)     The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence, absent manifest error, of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)     Any Lender may request through the Administrative Agent that its Loans be evidenced by a promissory note or notes substantially in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of the relevant Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced solely as described in subsections (a) and (b) above.

Section 1.12     Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender but excluding any loss of anticipated profit) as a result of:

(a)     any payment (including any scheduled payment of principal on Term Loans), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period, or

(b)     any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.15 hereof, then, upon the demand of such Lender made within 30 days of the occurrence of any such loss, cost or expense, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense (other than loss of profit). Such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) in accordance with the previous sentence and the amounts shown on such certificate shall be deemed prima facie correct, absent manifest error.

Section 1.13     Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior irrevocable (subject to the last sentence of this paragraph) written notice to the Administrative Agent, to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, to reduce such Revolving Credit Commitments, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages of the relevant Class, as applicable, provided that such Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding in respect of such Class, except to the extent of any prepayment of Revolving Loans and Swing Loans or cash collateralization of L/C Obligations in connection therewith. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect with respect to such Class shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to such amount. The Administrative Agent shall give prompt notice to each applicable Lender of any such termination of the relevant Revolving Credit Commitments. Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments of any Class if such termination would have resulted from transactions, which transactions shall not be consummated or otherwise shall be delayed.

Section 1.14     Substitution of Lenders. In the event (a) any Lender fails to fund (i) its Revolver Percentage of a Borrowing of Revolving Loans at a time when all of the conditions precedent under Section 7.1 or 7.2, as applicable, have been satisfied or fails to fund its Revolver Percentage of amounts owed under Section 1.3 or 1.15 hereof or (ii) any portion of its Term Loans pursuant to any outstanding Term Loan Commitment at a time when all conditions precedent applicable thereto have been satisfied, (b) the Borrower receives a claim from any Lender or any governmental authority on account of any Lender for compensation under Section 10.3 or 13.1 hereof, (c) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (d) any Lender is a Defaulting Lender or is otherwise in default in any material respect with respect to its obligations under the Loan Documents or (e) a Lender fails to consent to an amendment, waiver or other modification requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clauses (a), (b), (c), (d) or (e) above, an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) prepay the relevant Loans and/or terminate the relevant Commitments of such Affected Lender in respect of the relevant Credit Facility and the relevant Class thereunder, in any case at par plus accrued interest and fees, but excluding any amount required by Section 1.12, if any, and including any amount to the extent required by Section 1.9(a)(ii), if any, or (ii) require, at the Borrower’s expense, any such Affected Lender to assign, at par plus accrued interest and fees, if any, without recourse (other than as set forth in the applicable Assignment and Assumption), all of its interest, rights, and obligations hereunder in respect of the relevant Credit Facility and the relevant Class thereunder (including all of its relevant Commitments and the relevant Loans and Participating Interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents in respect of such Credit Facility and the relevant Class thereunder) to a Lender hereunder or to a commercial bank or other financial institution specified by the Borrower, provided that (w) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (x) the Borrower shall have received written consent of the Administrative Agent as required by Section 13.12, (y) the Borrower shall have paid to the Affected Lender all amounts (which, for the avoidance of doubt, shall exclude any amounts referred to under Section 1.12 and include any amounts to the extent required by Section 1.9(a)(ii)) other than such principal owing to such Affected Lender hereunder, and (z) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof; provided that any assignment fees and reimbursable expenses due thereunder shall be paid by the assignee Lender, commercial bank or other financial institution, as the case may be. In the event that an Affected Lender does not comply with the requirements of this Section 1.14 within one Business Day after receipt of notice of its status as an Affected Lender, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 13.12 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 13.12.

Section 1.15     Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit Facility, the Swing Line Lender will make loans in U.S. Dollars to the Borrower under the Swing Line Facility (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Loans, when aggregated with the Percentage of the aggregate outstanding principal amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Commitment. The Swing Loans may be borrowed by the Borrower from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000.

(b)     Interest on Swing Loans. Subject to Section 1.10, each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit Facility as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c)     Requests for Swing Loans. The Borrower shall give the Administrative Agent and the Swing Line Lender prior written notice no later than 1:00 p.m. (New York time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in New York, New York, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day and shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)     Refunding Loans. The Swing Line Lender (i) may, in its sole and absolute discretion (except as set forth in clause (ii) hereof), and (ii) shall, (x) upon the occurrence and continuation of an Event of Default set forth in Section 9.1(a) hereof or after acceleration of the Obligations, at any time, or (y) if any Swing Loan shall be outstanding for more than five Business Days or if any Swing Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan of such Class be made, in each case on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Revolving Lender of such Class to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each such Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent (for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s principal office in New York, New York, before 1:00 p.m. (New York time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)     Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.15(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section 1.15 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section 1.15 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)     Provisions Related to New Revolving Credit Commitments and Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Loans as a result of the occurrence of such maturity date).

Section 1.16     Incremental Facilities. (a) The Borrower may (A) prior to the Revolving Credit Termination Date of any Class, increase the aggregate outstanding amount of the existing Revolving Credit Commitments of such Class and/or establish one or more additional Class or Classes of revolving credit commitments (any such increase or new revolving credit commitments, the “New Revolving Credit Commitments” and the revolving loans made thereunder, the “New Revolving Loans”) and/or (B) increase the aggregate outstanding principal amount of the Term Loans of any Class and/or establish one or more Classes of new term loan commitments (any such increase or new term loan commitment, the “New Term Loan Commitments” and the term loans made thereunder, the “New Term Loans”), in each case by delivering a Commitment Amount Increase Notice (a “Commitment Amount Increase Notice”) substantially in the form attached hereto as Exhibit H or in such other form reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the stated effective date, unless the Administrative Agent shall have determined in its sole discretion to accept such Commitment Amount Increase Notice on such effective date (the “Increased Amount Date”) such increase or new commitment (the “Commitment Amount Increase”) identifying (i) any existing Lenders and/or any new lender(s) (each, a “New Revolving Lender” or “New Term Lender,” as applicable), subject, in the case of New Revolving Lenders and New Term Lenders, to the reasonable consent of the Administrative Agent (and in the case of any New Revolving Lenders, the Swing Line Lender and L/C Issuer) to the extent such consent would be required under Section 13.12 in respect of an assignment hereunder and (ii) the amount of such Lender’s New Revolving Credit Commitment or New Term Loan Commitments and in the case of New Term Loans that are part of an existing Class of Term Loans, identifying such existing Class of Term Loans; provided, however, that

(i)     any Commitment Amount Increase shall be in an amount not less than $5,000,000 (or such lesser amount which shall be approved by the Administrative Agent or represents all remaining availability under the limit set forth in this clause (i)) and in the aggregate for all such increases not greater than (A) $140,000,000 (less the aggregate amount outstanding of Incremental Equivalent Debt incurred pursuant to clause (i)(x) of the proviso to Section 8.7(o)), plus (B) in the case of any Commitment Amount Increase that effectively extends the Revolving Credit Termination Date or any maturity date with respect to any Class of Loans or commitments hereunder, an amount equal to the prepayment to be made with respect to any Term Loans and/or the permanent commitment reduction to be made with respect to the Revolving Credit Facility, in each case to be replaced with such Commitment Amount Increase, plus (C) additional amounts so long as, after giving effect to such additional amounts, the Secured Leverage Ratio does not exceed 3.60:1.00, calculated on a Pro Forma Basis (which (i) if in connection with an Acquisition, as of the last day of the most recent fiscal quarter for which financial statements are available prior to the date of the definitive documentation for such Acquisition (or, if earlier, the applicable Increased Amount Date), (ii) shall assume that all debt incurred pursuant to this Section 1.16 and clause (i)(y) of the proviso to Section 8.7(o) is secured on a pari passu basis with the Credit Facilities and, if consisting of revolving commitments, is fully drawn, and (iii) shall exclude from the “net debt” portion of such Pro Forma calculation the cash proceeds from the borrowing of the Commitment Amount Increase) (with the Borrower to select, on the date such Commitment Amount Increase is obtained, utilization under clauses (A), (B) or (C) in its sole discretion),

(ii)     except as otherwise agreed by the lenders providing such Commitment Amount Increase as New Term Loans in connection with an Acquisition permitted hereunder, (x) no Default or Event of Default shall have occurred and be continuing on the Increased Amount Date (both prior to and after giving effect to such Commitment Amount Increase) and (y) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) as of said time, except to the extent the same expressly relate to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date), and

(iii)     with respect to any Commitment Amount Increase in respect of New Revolving Credit Commitments, the material terms (other than with respect to interest, discounts, maturity and fees) shall, subject to clause (B) below, be substantially identical to those applicable to the existing Revolving Credit Commitments (or otherwise reasonably acceptable to the Administrative Agent); provided, that:

(A)     the applicable maturity date of such New Revolving Credit Commitment shall be no earlier than the Revolving Credit Termination Date of the then outstanding Revolving Loans; and

(B)     any other material terms (other than with respect to margin, discounts, pricing, maturity or fees) with respect to any New Revolving Credit Commitments that are not substantially identical to the existing Revolving Credit Commitments shall be applicable only after the Revolving Credit Termination Date applicable to the existing Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent.

(iv)     New Term Loans borrowed hereunder may be part of an existing Class of Term Loans, in which case such New Term Loans shall have all of the same terms and conditions as such existing Term Loans, or may constitute a new Class of Term Loans, in which case such New Term Loans shall have such terms and conditions as the Borrower and the applicable New Term Lenders shall agree; provided, however,

(A)     the applicable maturity date of any such New Term Loans shall be no earlier than the final maturity date of the then outstanding Term Loans,

(B)     the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans,

(C)     the interest rate applicable to the New Term Loans shall be determined by the Borrower and the applicable New Term Lenders; provided, however, that the interest rate (as determined by the Administrative Agent in accordance with this clause (C) and in consultation with the Borrower) applicable to any such New Term Loans shall not be greater than 50 basis points above the applicable interest rate (including the Applicable Margin) payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any existing Term Loans unless the interest rate applicable to the existing Term Loans is increased (which increase shall not require the consent of any Lender or the Borrower) to the extent necessary so that the interest rate applicable to such New Term Loans is no greater than 50 basis points above the interest rates of the existing Term Loans; provided, that in determining the applicable interest rate: (x) margins as well as all upfront and similar fees and original issue discount paid in the primary syndication of the Commitment Amount Increase or the existing Term Loans (based on (x) an assumed four year average life to maturity for the applicable facilities or (y) if the stated maturity of the applicable facilities is less than four years, the actual life to maturity of such facilities), and any amendments to the Applicable Margin under this Agreement that became effective subsequent to the Closing Date but prior to the time of such Commitment Amount Increase shall be included in such calculation, (b) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in its capacity as such in connection with any of the existing Term Loans or to one or more arrangers (or their affiliates) in their capacities as applicable to any Commitment Amount Increase shall be excluded from such calculation and (c) if the New Term Loans include an interest rate floor greater than that applicable to the existing Term Loans or Revolving Credit Commitments, such excess amount shall be equated to interest margin for determining the increase, and

(D)     the New Term Loans shall share ratably in any prepayments of the existing Term Loans unless the Borrower and the Lenders in respect of the New Term Loans elect lesser payments; and

(v)     the New Revolving Credit Commitments and/or New Term Loan Commitments will rank pari passu in right of payment and pari passu with respect to Liens on any Collateral with the existing Revolving Credit Commitments or existing Term Loans.

(b)     Any New Term Loans or New Revolving Loans effected through the establishment of one or more new series of Term Loans or new revolving credit commitments on an Increased Amount Date shall be designated a separate Class of Term Loans or Revolving Loans, as applicable, for all purposes of this Agreement.

(c)     On any Increased Amount Date on which New Term Loans are made that constitute an increase to an existing Class of Term Loans (with all of the same terms and conditions as such existing Class of Term Loans), subject to the satisfaction of the foregoing terms and conditions, (i) each applicable existing Term Loan Lender and New Term Lender of such Class shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment of such Class (it being understood that any New Term Loan Facility may provide for delayed draw term loans to be made on a date after the Increased Amount Date), (ii) any New Term Loan made by an existing Term Loan Lender and/or a New Term Lender pursuant to a Commitment Amount Increase shall be deemed a “Term Loan” for all purposes of this Agreement and (iii) each New Term Lender with a New Term Loan shall become a Lender with respect to such Class of New Term Loans and New Term Loan Facility and all matters relating thereto.

(d)     On any Increased Amount Date (or such later date as shall be applicable to any delayed draw Term Loan) on which any New Term Loans are made that constitute a new Class of Term Loans, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable existing Term Loan Lender and New Term Lender of such Class shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment (or, in the case of any delayed draw Term Loan, relevant portion thereof) of such Class, (ii) any New Term Loan of such Class made by an existing Term Loan Lender and/or a New Term Lender pursuant to a Commitment Amount Increase shall be deemed a “Term Loan” made pursuant to a separate Class of Term Credit Facility for all purposes of this Agreement and (iii) each New Term Lender with a New Term Loan shall become a Lender with respect to such Class of New Term Loans and New Term Loan Facility and all matters relating thereto.

(e)     On any Increased Amount Date on which any New Revolving Credit Commitments which are effected as an increase to one or more existing Classes of Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (i) at such time and in such manner as the Borrower and the Administrative Agent shall agree, each of the existing Revolving Lender’s shall assign to each New Revolving Lender, and each New Revolving Lender shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans of such Class outstanding on the date of such Increased Amount Date as shall be necessary such that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to such Commitment Amount Increase, (ii) each New Revolving Credit Commitment obtained by a Revolving Lender pursuant to a Commitment Amount Increase shall be deemed for all purposes a Revolving Credit Commitment of such Class and each Loan made thereunder shall be deemed, for all purposes of this Agreement, a “Revolving Loan” and (iii) each Lender with a New Revolving Credit Commitment shall become a Lender with respect to such Class of New Revolving Credit Commitment and all matters relating thereto.

(f)     On any Increased Amount Date on which any New Revolving Credit Commitments which are effected through the establishment of one or more Class or Classes of new revolving credit commitments, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable existing Revolving Lender and New Revolving Lender of such Class shall make Revolving Credit Commitments available to the Borrower in an amount equal to its New Revolving Credit Commitment, (ii) each New Revolving Credit Commitment made available by a Revolving Lender pursuant to a Commitment Amount Increase shall be deemed for all purposes a Revolving Credit Commitment made pursuant to a separate Class of Revolving Credit Facility and each Loan made thereunder shall be deemed, for all purposes of this Agreement, a “Revolving Loan” made pursuant to such Class and (iii) each New Revolving Lender with a new Revolving Credit Commitment shall become a Lender with respect to such additional Class of Revolving Credit Commitment and new Revolving Credit Facility and all matters relating thereto.

(g)     The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or advance New Term Loans and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or advance New Term Loans. Each Commitment Amount Increase Notice entered into in connection with any Commitment Amount Increase may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 1.16 and, for the avoidance of doubt, this Section 1.16 shall supersede any provisions of this Agreement (including, without limitation, Section 1.3, Section 1.9, Section 1.15, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any New Revolving Credit Commitment, New Term Loan Commitments or other increases in Term Loans or Revolving Credit Commitments as contemplated by this Section.

(h)     Notwithstanding anything to the contrary in this Agreement or any other provision of any Loan Document, if the proceeds of any New Term Loans are intended to be applied to finance an Acquisition permitted hereunder (x) with the consent of the Lenders providing such New Term Loans, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality and (y) the existence of any Default or Event of Default and compliance with the Secured Leverage Ratio or the Total Leverage Ratio, as applicable, will be determined as of the date of the execution of the definitive agreement with respect thereto.

Section 1.17     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender then:

(a)     all obligations of any such Defaulting Revolving Lender to purchase participations in or otherwise refinance or support such Swing Loans and Letters of Credit shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolver Percentages thereof, but only to the extent (i) the sum of the non-Defaulting Revolving Lenders’ Revolver Percentages of the aggregate outstanding amount of all Revolving Loans and all L/C Obligations do not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (ii) no non-Defaulting Revolving Lender’s Revolving Loans and L/C Obligations exceeds such Revolving Lender’s Revolving Credit Commitments;

(b)     if the reallocation described in clause (a) above cannot, or can only partially, be effected, and the Administrative Agent shall not have sufficient cash collateral pursuant to Section 1.17(d) to secure the obligations of such Lender the Borrower shall, within three (3) Business Days following written notice by the Administrative Agent, at the Borrower’s option, (i) in the case of any Swing Loans, prepay any outstanding Swing Loans to the extent the obligations of the applicable Defaulting Lender to purchase participations in or otherwise refinance or support Swing Loans have not been reallocated pursuant to clause (a) above, (ii) cash collateralize such Defaulting Lender’s pro rata share of the obligations to purchase participations in or otherwise refinance or support Letters of Credit (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such obligations are outstanding or (iii) make other arrangements reasonably satisfactory to the Administrative Agent to protect the L/C Issuer or the Swing Line Lender, as the case may be, from the risk of non-payment by such Defaulting Lender;

(c)     if the obligations of the applicable Defaulting Revolving Lender to purchase Participating Interests in or otherwise refinance or support Letters of Credit are reallocated among the non-Defaulting Lenders pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.1(b) shall be adjusted in accordance with such non-Defaulting Revolving Lender’s Revolver Percentages;

(d)     any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender under the Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.16 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment, on a pro rata basis, of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s exposure and Swing Line Lender’s exposure with respect to such Defaulting Lender in accordance with Section 1.17(b); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the L/C Issuer’s and the Swing Line Lender’s future exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swing Loans, as applicable, under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations with respect to Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded Participating Interests in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 1.17(a); and

(e)     no such Defaulting Lender shall be entitled to receive any fee pursuant to Section 2 for any period during which that Lender is a Defaulting Lender (and no fees shall accrue for the account of such Defaulting Lender during the period that such Lender is a Defaulting Lender and, for the avoidance of doubt, the Borrower shall not be required to pay any such fees); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.1(a) and (b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in respect thereof.

Section 1.18     Term Loan Maturity Extensions. (a) The Borrower may from time to time on any Business Day before the final maturity date of the Term Loans of any Term Credit Facility request that all or a portion of the Term Loans of any such Term Credit Facility (the Term Loans of such Term Credit Facility that are requested to be converted, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Term Loans (any such Existing Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 1.18; provided that the Borrower shall make such request for conversion and extension to all Lenders holding the Existing Term Loans. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders holding the Existing Term Loans) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Existing Term Loans from which they are to be converted (unless (A) such terms are not less favorable to the Lenders of the Existing Term Loans or (B) such terms are only applicable to periods after the latest maturity date of the Existing Term Loans prior to the establishment of such Extended Term Loans) except (i) all or any of the principal installment payment dates of the Extended Term Loans may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the corresponding scheduled principal installment payment dates of the Existing Term Loans from which they are to be converted (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 1.8 or in the Term Loan Extension Amendment, as the case may be, with respect to the Existing Term Loans from which such Extended Term Loans were converted), (ii) the interest rate applicable to the Extended Term Loans shall be determined by the Borrower and the applicable Lenders (iii) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Existing Term Loans from which they are to be converted, and (iv) the Extended Term Loans shall share ratably in any prepayments (whether voluntary or mandatory) of the Existing Term Loans for which they are to be converted, unless the Borrower and the Lenders in respect of the Extended Term Loans elect lesser payments. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans shall constitute a separate Class of Term Loans and Term Credit Facility from the Existing Term Loans and Term Credit Facility from which they were converted. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 1.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Term Loan Extension Request) and hereby acknowledge and agree that this Section 1.18 shall supersede any provisions of this Agreement (including, without limitation, Section 1.9, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any such Extended Term Loans or any other transaction contemplated by this Section.

(b)     The Borrower shall provide the applicable Term Loan Extension Request to the Administrative Agent at least ten Business Days (or such shorter period as may be reasonably agreed to by the Administrative Agent) prior to the date on which Lenders holding the Existing Term Loans are requested to respond. Any Lender (an “Extending Term Loan Lender”) wishing to have all or a portion of its Existing Term Loans subject to such Term Loan Extension Request converted into Extended Term Loans shall notify the Administrative Agent (a “Term Loan Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Existing Term Loans which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Existing Term Loans subject to Term Loan Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Term Loan Extension Request, Existing Term Loans subject to Term Loan Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Existing Term Loans included in each such Term Loan Extension Election. Such extensions of Term Loans shall not be deemed to be voluntary prepayments pursuant to Section 1.9(a).

(c)     Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 1.18 executed by the Loan Parties, the Administrative Agent and the Extending Term Loan Lenders (which, notwithstanding anything to the contrary set forth in Section 13.13, shall not require the consent of any Lender other than the Extending Term Loan Lenders with respect to the Extended Term Loans established thereby); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the effective date of the Term Loan Extension Amendment and the Borrower shall be in compliance with the then-applicable financial covenant in Section 8.22 on a Pro Forma Basis after giving effect to the conversion of the applicable Extended Term Loans (as though such applicable Extended Term Loans had been incurred on the first day of such calculation period and remained outstanding through the calculation date); (ii) the aggregate principal amount of Existing Term Loans which the Borrower seeks to convert into Extended Term Loans shall not be less than $5,000,000 and the maturity date of such Extended Term Loans shall be no less than twelve months after the maturity date of the Existing Term Loans from which such Extended Term Loans were converted; (iii) the Borrower at its election may specify in its Term Loan Extension Request as a condition to consummating any such Term Loan Extension Amendment that a minimum amount of Existing Term Loans be converted to Extended Term Loans and (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents reasonably requested by Administrative Agent in connection with any such transaction. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, in connection with any extensions, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and/or the Collateral Agent are hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans so that such maturity date is extended to the latest termination date of any Extended Term Loans (or such later date as may be advised by local counsel to the Administrative Agent). The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Term Loan Extension Amendment and the transactions contemplated thereby. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Extension Amendment. Any Extended Term Loan made by a Term Loan Lender pursuant to a Term Loan Extension Amendment shall be deemed a “Term Loan” made pursuant to a separate Class of Term Credit Facility for all purposes of this Agreement and each Lender with an Extended Term Loan shall become a Lender with respect to such Extended Term Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Term Loans (including Extended Term Loans, Refinancing Term Loans and New Term Loans) which have more than five different scheduled final maturity dates or shall there be more than five different “Term Credit Facilities”.

Section 1.19     Revolving Credit Termination Date Extensions. (a) The Borrower may from time to time on any Business Day before the Revolving Credit Termination Date request that all or a portion of the Revolving Credit Facility Commitments (and the Revolving Loans made thereunder) of any such Revolving Credit Facility (the Revolving Credit Commitments of such Revolving Credit Facility that are requested to be converted, the “Existing Revolving Credit Commitments” and the Revolving Loans made thereunder, the “Existing Revolving Loans”) be converted to extend the scheduled maturity date of all or a portion of such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments” (and the Revolving Loans made thereunder, the “Extended Revolving Loans”)) and to provide for other terms consistent with this Section 1.19; provided that the Borrower shall make such request for conversion and extension to all Lenders holding the Existing Revolving Credit Commitments. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders holding the Existing Revolving Credit Commitments or Existing Revolving Loans) (a “Revolving Credit Commitment Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments and Extended Revolving Loans to be established, which shall be identical to the Existing Revolving Loans and Revolving Credit Commitments from which they are to be converted (unless (A) such terms are not less favorable to the Lenders of the Existing Revolving Loans and Revolving Credit Commitments or (B) such terms are only applicable to periods after the latest maturity of the Existing Revolving Loans or the latest Revolving Credit Termination Date prior to the establishment of such Extended Revolving Credit Commitments) except (i) all or any date the Extended Revolving Credit Commitments are required to be permanently reduced may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the corresponding required commitment reduction dates of the Existing Revolving Loans from which they are to be converted, (ii) the termination date of the Extended Revolving Credit Commitments may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the Revolving Credit Termination Date of the Existing Revolving Credit Commitments and (iii) the interest rate applicable to the Extended Revolving Credit Commitments shall be determined by the Borrower and the applicable Lenders. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans or Existing Revolving Credit Commitments converted into Extended Revolving Loans or Existing Revolving Credit Commitments, as the case may be, pursuant to any Revolving Credit Commitment Extension Request. Any Extended Revolving Loans and Extended Revolving Credit Commitments with respect thereto shall constitute a separate Class of Revolving Credit Commitments and Revolving Loans from the Existing Revolving Credit Commitments and Existing Revolving Loans from which they were converted. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 1.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments) on such terms as may be set forth in the relevant Revolving Credit Commitment Extension Request and hereby acknowledge and agree that this Section 1.19 shall supersede any provisions of this Agreement (including, without limitation Section 1.3, Section 1.9, Section 1.15, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any such Extended Revolving Credit Commitments or any other transaction contemplated by this Section.

(b)     The Borrower shall provide the applicable Revolving Credit Commitment Extension Request to the Administrative Agent at least ten Business Days (or such shorter period as may be reasonably agreed to by the Administrative Agent) prior to the date on which Lenders holding the Existing Revolving Loans or Existing Revolving Credit Commitments are requested to respond. Any Lender (an “Extending Revolving Lender”) wishing to have all or a portion of its Existing Revolving Loans and Existing Revolving Credit Commitments subject to such Revolving Credit Commitment Extension Request converted into Extended Revolving Loans and Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (a “Revolving Credit Commitment Extension Election”) on or prior to the date specified in such Revolving Credit Commitment Extension Request of the amount of its Existing Revolving Loans and Existing Revolving Credit Commitments which it has elected to convert into Extended Revolving Loans and Extended Revolving Credit Commitments. In the event that the aggregate amount of Existing Revolving Loans and/or Existing Revolving Credit Commitments subject to Revolving Credit Commitment Extension Elections exceeds the amount of Extended Revolving Loans or Extended Revolving Credit Commitments requested pursuant to the Revolving Credit Commitment Extension Request, Existing Revolving Loans and Existing Revolving Credit Commitments subject to Revolving Credit Commitment Extension Elections shall be converted to Extended Revolving Loans or Extended Revolving Credit Commitments, as the case may be, on a pro rata basis based on the amount of Existing Revolving Loans or Extended Revolving Credit Commitments, as the case may be, included in each such Revolving Credit Commitment Extension Election. Such extensions of Revolving Credit Commitments and Revolving Loans shall not be deemed to be permanent commitment reductions pursuant to Section 1.13 hereof or voluntary prepayments pursuant to Section 1.9(a) hereof.

(c)     Extended Revolving Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (a “Revolving Credit Commitment Extension Amendment”) to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 1.19 executed by the Loan Parties, the Administrative Agent and the Extending Revolving Lenders (which, notwithstanding anything to the contrary set forth in Section 13.13 hereof, shall not require the consent of any Lender other than the Extending Revolving Lenders with respect to the Extended Revolving Loans and Extended Revolving Credit Commitments established thereby); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the effective date of the Revolving Credit Commitment Extension Amendment and the Borrower shall be in compliance with the then-applicable financial covenant in Section 8.22 hereof on a Pro Forma Basis after giving effect to the conversion of the applicable Extended Revolving Loans and Extended Revolving Credit Commitments (as though such applicable Extended Revolving Loans had been incurred and the entire amount of all Extended Revolving Credit Commitments is fully drawn on the first day of such calculation period and remained outstanding through the calculation date); (ii) the aggregate principal amount of Existing Revolving Loans and/or Revolving Credit Commitments, as the case may be, which the Borrower seeks to convert into Extended Revolving Loans or Extended Revolving Credit Commitments, as applicable shall not be less than $5,000,000 and the termination date of such Extended Revolving Loans and Extended Revolving Credit Commitments shall be no less than twelve months after the termination date of the Existing Revolving Loans and Extended Revolving Credit Commitments from which such Extended Revolving Loans and Extended Revolving Credit Commitments were converted; (iii) the Borrower at its election may specify in its Revolving Credit Commitment Extension Request as a condition to consummating any such Revolving Credit Commitment Extension Amendment that a minimum amount of Existing Revolving Credit Commitments or Existing Revolving Loans be converted to Extended Revolving Credit Commitments or Extended Revolving Loans and (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents reasonably requested by Administrative Agent in connection with any such transaction. All Extended Revolving Credit Commitments and Extended Revolving Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Revolving Credit Commitment Extension Amendment and the transactions contemplated thereby. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Commitment Extension Amendment. Any Extended Revolving Credit Commitment (and the Loans made thereunder) made by a Revolving Lender pursuant to a Revolving Credit Commitment Extension Amendment shall be deemed a “Revolving Credit Commitment” and “Revolving Loan,” as applicable, made pursuant to a separate Class of Revolving Credit Facility for all purposes of this Agreement and each Lender with an Extended Revolving Loan shall become a Lender with respect to such Extended Revolving Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Revolving Loans or Revolving Credit Commitments (including Extended Revolving Loans, Extended Revolving Credit Commitments, Replacement Revolving Loans, Replacement Revolving Credit Commitments, New Revolving Loans and New Revolving Credit Commitments) which have more than five different scheduled final maturity dates or shall there be more than five different “Revolving Credit Facilities.”

(d)     Notwithstanding anything contained herein to the contrary, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments and Extended Revolving Loans, (B) repayments required upon the maturity date of the non-extended Revolving Credit Commitments and (C) repayments made in connection with the permanent repayment and termination of Commitments) of Extended Revolving Loans made pursuant Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments; provided, that the repayment of a Class of Extended Revolving Loans made pursuant to the applicable Class of Extended Revolving Credit Commitments may be made on a less than pro rata basis (but not greater than pro rata basis) with other Revolving Loans made pursuant to Revolving Credit Commitments established prior to such Class of Extended Revolving Credit Commitments; (ii) all Letters of Credit and Swing Loans shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments; (iii) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Credit Commitments after the effectiveness of the contemplated maturity extension shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to elect to permanently repay (and terminate the commitments in respect of) any Class or Classes of Revolving Credit Commitments (and Loans made thereunder) that have earlier termination dates than any Class or Classes that have a later maturity date; (iv) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans and (v) except as the Swing Line Lender may otherwise agree, Swing Loans shall be required to be paid in full on the maturity date of the non-extended Revolving Credit Commitments (and may be re-borrowed pursuant to the terms hereof after such maturity date only if the Administrative Agent or an Extending Revolving Lender has assumed the role of continuing Swing Line Lender). In addition, in accordance with Section 1.3(i), (i) with respect to any Letter of Credit the expiration date for which extends beyond the maturity date for a Class of non-extended Revolving Credit Commitments, Participating Interests in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Credit Commitments of such Class to Lenders holding Extended Revolving Credit Commitments in accordance with Section 1.3(i) and the terms of such Revolving Credit Commitment Extension Amendment (provided that such Participating Interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be Participating Interests in respect of such Extended Revolving Credit Commitments and the terms of such Participating Interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (ii) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Credit Commitments are available to participate in any such Letters of Credit. Without limiting the foregoing, in connection with any extensions, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and/or the Collateral Agent are hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Revolving Credit Commitments so that such maturity date is extended to the latest termination date of any Extended Revolving Credit Commitments (or such later date as may be advised by local counsel to the Administrative Agent).

Section 1.20     Refinancing/Replacement Facilities.

(a)     Refinancing Term Loans.

(i)     The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Classes of term loans under this Agreement (“Refinancing Term Loans”), which refinances, renews, replaces, defeases or refunds (collectively, “Refinance”) one or more Classes of Term Loans and/or Revolving Credit Commitments (and Revolving Loans thereunder) under this Agreement; provided, that such Refinancing Term Loans may not be in an amount greater than the Term Loans and/or Revolving Credit Commitments being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)     the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being Refinanced and the Refinancing Term Loans shall not have a final maturity before the maturity date of the Term Loans and/or the Revolving Credit Termination Date of the Revolving Credit Commitments being Refinanced;

(B)     the Refinancing Term Loans shall have such interest rates, fees, discounts, premiums, optional prepayments and redemption terms as may be agreed among the Borrower and the Lenders providing such Refinancing Term Loans;

(C)     other than as provided for in Section 1.20(a)(i)(B) above, such Refinancing Term Loans shall have terms and conditions agreed to by the Borrower and the lenders providing such Refinancing Term Loans, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Refinancing Term Loans than) those applicable to the then outstanding Term Loans and/or Revolving Credit Commitments, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans and/or Revolving Credit Commitments being Refinanced or such terms are on current market terms for such type of indebtedness;

(D)     the proceeds of any Refinancing Term Loans shall be applied substantially concurrently with the incurrence thereof, to the pro rata prepayment the Class or Classes of Term Loans and/or Revolving Credit Commitments being Refinanced hereunder;

(E)     the Refinancing Term Loan Amendment shall set forth the principal installment payment dates of the Refinancing Term Loans, which dates may be delayed to later dates than the corresponding scheduled principal installment payment dates of the Term Loans being refinanced (with any such Refinancing of Term Loans resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 1.8); and

(F)     the Loan Parties and the Collateral Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Collateral Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Refinancing Term Loans) will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Collateral Documents in any material respect) and (ii) deliver such other documents and certificates as may be reasonably requested by the Collateral Agent (including an intercreditor agreement reasonably satisfactory to the Administrative Agent to the extent reasonably necessary).

(ii)     The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement and the selection of Refinancing Term Lenders shall be subject to any consent that would be required pursuant to Section 13.12(a)(iii) hereof; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrower.

(iii)     The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. Each of the Administrative Agent and the Collateral Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing. Any Refinancing Term Loan made by a Term Loan Lender pursuant to a Refinancing Term Loan Amendment shall be deemed a “Term Loan” for all purposes of this Agreement and each Lender with a Refinancing Term Loan shall become a Lender with respect to such Refinancing Term Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Term Loans (including Refinancing Term Loans, Extended Term Loans and New Term Loans) which have more than five different scheduled final maturity dates or shall there be more than five different “Term Credit Facilities”.

(b)     Replacement Revolving Credit Commitments.

(i)     The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional revolving facilities providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”) which Refinances one or more Classes of Revolving Credit Commitments and/or Term Loans under this Agreement; provided, that any such Replacement Revolving Credit Commitments may not be in an aggregate principal amount greater than the Revolving Credit Commitments and/or Term Loans being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the Replacement Revolving Credit Commitments and/or Replacement Revolving Loans. Each such notice shall specify the date (each, a “Replacement Revolving Credit Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)     no Replacement Revolving Credit Commitment shall have a scheduled termination date prior to the Revolving Credit Termination Date for the Revolving Credit Commitments being Refinanced or the maturity date for such Term Loans being Refinanced, as the case may be;

(B)     the Replacement Revolving Credit Commitments shall have such interest rates, fees, discounts, premiums, optional prepayments and redemption terms as may be agreed among the Borrower and the Lenders providing such Replacement Revolving Credit Commitments;

(C)     other than as provided in Section 1.20(b)(i)(B) above applicable to such Replacement Revolving Credit Commitments shall have terms and conditions agreed to by the Borrower and the lenders providing such Replacement Revolving Credit Commitments, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Replacement Revolving Credit Commitments than) those applicable to the Class of Revolving Credit Commitments and/or Term Loans being so replaced, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Revolving Credit Commitments and/or Term Loans being Refinanced or such terms are on current market terms for such type of indebtedness; and

(D)     the Loan Parties and the Collateral Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Credit Commitments and the Replacement Revolving Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Collateral Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Replacement Revolving Loans) will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Collateral Documents in any material respect) and (ii) deliver such other documents and certificates as may be reasonably requested by the Collateral Agent (including an intercreditor agreement reasonably acceptable to the Administrative Agent to the extent reasonably necessary).

(ii)     The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Replacement Revolving Credit Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment and the selection of Replacement Revolving Lenders shall be subject to any consent that would be required pursuant to Section 13.12(a)(iii) hereof. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Credit Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Replacement Revolving Credit Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series.

(iii)     The Replacement Revolving Credit Commitments shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swingline Lender thereunder (a “Replacement Revolving Credit Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Replacement Revolving Credit Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. Each of the Administrative Agent and the Collateral Agent shall be permitted, and each is hereby authorized to enter into such amendments with the Borrower to effect the foregoing. Any Replacement Revolving Credit Commitment (and the Loans made thereunder) made by a Replacement Revolving Lender pursuant to a Replacement Revolving Credit Amendment shall be deemed a “Revolving Credit Commitment” and “Revolving Loan,” as applicable, for all purposes of this Agreement and each Lender with a Replacement Revolving Loan shall become a Lender with respect to such Replacement Revolving Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Revolving Loans or Revolving Credit Commitments (including Extended Revolving Loans, Extended Revolving Credit Commitments, Replacement Revolving Loans, Replacement Revolving Credit Commitments, New Revolving Loans and New Revolving Credit Commitments) which have more than five different scheduled final maturity dates or shall there be more than five different “Revolving Credit Facilities.”

(iv)     On any Replacement Revolving Credit Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Credit Commitments of the same Class shall purchase from each of the other Lenders with Replacement Revolving Credit Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans under such Replacement Revolving Credit Commitments outstanding immediately prior to such Refinancing as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Class will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages. Subject to the provisions of Section 1.3(i) to the extent relating to Letters of Credit which mature or expire after a maturity date when there exists Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 1.3(i), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofor incurred or issued).

Section 1.21     Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Agreement, (i) any Affiliated Lender and (ii) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower shall be in compliance with the then-applicable financial covenant set forth in Section 8.22 hereof on a Pro Forma Basis (in each case under this clause (ii), after giving effect to any related waivers or amendments obtained in connection therewith), Holdings or any of its Subsidiaries (the foregoing, together with any Affiliated Lender the “Buyback Parties” and each, a “Buyback Party”) may repurchase outstanding Term Loans on the following basis:

(a)     A Buyback Party may (i) conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase a portion of Term Loans of Lenders in accordance with the Auction Procedures established for each such purchase or (ii) repurchase Term Loans through open-market purchases.

(b)     With respect to all repurchases made by a Buyback Party pursuant to this Section 1.21, (A) such Buyback Party shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans through and including the date of repurchase of such Term Loans at the time of such purchase, (B) the repurchase of such Term Loans by any Buyback Party shall not reduce Excess Cash Flow by an amount greater than the price actually paid by such Buyback Party for such Term Loans, (C) no Buyback Party shall be permitted to use the proceeds of a Borrowing of the Revolving Loans for the purpose of such repurchase and (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 1.9(a) hereof, except that the principal amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan and to reduce Excess Cash Flow as set forth in clause (B) above.

(c)     Following repurchase in an Auction or open-market purchase, as applicable, pursuant to this Section 1.21 by (x) the Borrower, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Buyback Party), for all purposes of this Agreement and all other Loan Documents and (y) Holdings or any of its Subsidiaries, shall be contributed (or deemed contributed) to the Borrower for purposes of cancellation in accordance with Section 13.12(a)(v)(D). In connection with any Term Loans repurchased and cancelled pursuant to this Section 1.21, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Buyback Party in connection with a repurchase permitted by this Section 1.21 shall not be subject to the provisions of Section 3 hereof;

(d)     Each Lender that sells its Term Loans pursuant to this Section 1.21 acknowledges and agrees that (i) the Buyback Parties may come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction or open-market purchase, as applicable, hereunder that was not known to such Lender or the Buyback Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Buyback Parties at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction or open-market purchase, as applicable, notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Buyback Parties or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Term Loans pursuant to an Auction or open-market purchase, as applicable, agrees to the foregoing provisions of this clause (d). The Administrative Agent and the Lenders hereby consent to the Auctions or open-market purchases, as applicable, and the other transactions contemplated by this Section 1.21 and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by a Buyback Party contemplated by this Section 1.21 shall not constitute investments by such Buyback Party) or any other Loan Document that may otherwise prohibit any Auction, open-market purchase or any other transaction contemplated by this Section 1.21.

(e)     Any repurchase of Term Loans pursuant to this Section 1.21 shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent (it being understood that such recordation by the Administrative Agent shall only occur following receipt by the Administrative Agent of a fully executed and completed Assignment and Assumption effecting the assignment thereof (as provided in Section 13.12(a)(iv))). Each assignment shall be recorded in the Register following the completion of either the relevant Auction conducted pursuant to the Auction Procedures or an open-market purchase, as applicable, on the Business Day that the Administrative Agent has received the executed Assignment and Assumption if received by 3:00 pm (New York time), and on the following Business Day if received after such time. Prompt notice of such recordation shall be provided to the applicable Buyback Party and a copy of such Assignment and Assumption shall be maintained by the Administrative Agent.

SECTION 2.     Fees.

Section 2.1     Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders (other than Defaulting Lenders) in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Commitment Fee Rate (computed on the basis of a year of 360 days and the actual number of days elapsed) of the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination. For purposes of determining the commitment fee under this Section 2.1, Swing Loans shall not be deemed to be a utilization of the Revolving Credit Commitments.

(b)     Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September and December, commencing on the first such date occurring after the issuance of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the applicable L/C Issuer for its own account a fronting fee equal to 0.125% per annum of the daily average U.S. Dollar Equivalent of the undrawn face amount of such Letter of Credit (computed on the basis of a year of 360 days and the actual number of days elapsed). Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average U.S. Dollar Equivalent of the undrawn face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer and disclosed to the Borrower from time to time.

(c) Other Fees. The Borrower shall pay all fees on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the Lenders ratably in accordance with the written agreements therefor.

SECTION 3.     Place and Application of Payments.

Section 3.1     Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (New York time) on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day for purposes of calculating interest under Section 1.4 (but not for purposes of determining Events of Default). All such payments shall be made in U.S. Dollars (or, as to any Letter of Credit payable in an Eligible Foreign Currency, the Reimbursement Obligation shall be payable in either (x) the U.S. Dollar Equivalent of the relevant amount of such Eligible Foreign Currency at the rate of exchange then current in New York, New York for transfers of such Eligible Foreign Currency to the place of payment or (y) such Eligible Foreign Currency), in immediately available funds at the place of payment, in each case without set off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders entitled to such amounts and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Alternate Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be, remitted to the Administrative Agent and distributed as follows:

(a)     first, to the payment of all costs and expenses which the Borrower has agreed to pay the Administrative Agent and the Lenders under Section 13.15 hereof (such funds, if applicable, to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)     second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)     third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to 103% of the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, the Administrative Agent, the Lenders or their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof (with such pro rata allocation to be adjusted such that no payment made by a Guarantor who is not a Qualified ECP Guarantor, and no proceeds derived from Collateral in which a security interest is granted by a Person who is not a Qualified ECP Guarantor, shall be applied to any amounts owing in respect of any Hedging Liability that is an Excluded Swap Obligation);

(d)     fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Holdings and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer, Deposit Account Liability and Foreign LCs) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)     finally, to the Borrower, or whoever else may be lawfully entitled thereto.

SECTION 4.     Joint and Several Obligors, Guarantees and Collateral.

Section 4.1     Guarantees. Subject to the time periods set forth in Section 8.17, the payment and performance of the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall at all times be guaranteed by Holdings and each direct and indirect Domestic Wholly-owned Subsidiary of the Borrower and, with respect to Hedging Liability or Funds Transfer and Deposit Account Liabilities of Holdings or any other Guarantor permitted to be incurred by Holdings or such other Guarantor hereunder, the Borrower (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 hereof (individually a “Guarantee” and collectively the “Guarantees”); provided, however, (i) no Subsidiary shall be required to be a Guarantor hereunder if providing such Guarantee could be expected to cause any adverse effect on the Borrower or any Subsidiaries’ tax liability as reasonably determined by the Borrower, (ii) Immaterial Subsidiaries and Unrestricted Subsidiaries shall not be required to be a Guarantor hereunder, (iii) no Subsidiary that is prohibited by law, regulation or contractual obligation (in the case of any contractual obligation, to the extent (x) existing on the Closing Date or, if such Subsidiary was acquired by the Borrower or another Loan Party after the Closing Date, on the date on which such Subsidiary was acquired and (y) such prohibition was not agreed in contemplation hereof) from providing such Guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee shall be required to be a Guarantor hereunder, (iv) no Disregarded Domestic Persons and any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be required to be a Guarantor hereunder, (v) no Subsidiary to the extent the burden or cost of providing such Guarantee outweighs the benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent and the Borrower, shall be required to be a Guarantor hereunder and (vi) the enforcement of the Guarantee of any Disregarded Entity, solely with respect to any of its Foreign Subsidiaries, shall be limited to 65% of the Voting Stock (and 100% of the non-Voting Stock) of such Foreign Subsidiary.

Section 4.2     Collateral. Subject to the time periods set forth in Section 8.17 and the Collateral Documents, the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall (in the case of any Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, with the consent of the Borrower) be secured by valid, perfected, and enforceable Liens on and security interests in (subject to Permitted Liens) all right, title, and interest of the Borrower and each Guarantor in substantially all of their respective accounts, chattel paper, instruments, documents, contracts, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, Intellectual Property, money, cash and Cash Equivalents, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof, in each case subject to the terms and conditions of the Collateral Documents; provided, however, that: (i) Liens on the Voting Stock of a Foreign Subsidiary or a Disregarded Domestic Person shall be limited to 65% of the total outstanding Voting Stock (and 100% of non-Voting Stock) of any Foreign Subsidiary or any Disregarded Domestic Person owned directly by the Borrower or one of its Domestic Subsidiaries and provided further that no stock of any Foreign Subsidiary or any Disregarded Domestic Person not owned directly by the Borrower or one of its Domestic Subsidiaries shall be pledged hereunder; (ii) no Lien shall be granted with respect to any leasehold real property; (iii) no Liens shall be granted with respect to any fee-owned real property other than as provided for in Section 4.3 below; (iv) no Liens shall be granted with respect to any (x) Equity Interests in partnerships, joint ventures and any other Subsidiary that is not a Wholly-owned Subsidiary if such Equity Interests cannot be pledged without the consent of one or more Persons that is not a Loan Party or an Affiliate thereof, but only to the extent that any such prohibition is not rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law, (y) the assets of a Foreign Subsidiary or a Disregarded Domestic Person, and (z) margin stock (within the meaning of Regulation U issued by the Federal Reserve Board); (v) no Lien shall be granted with respect to any Property or assets which are specifically the subject of any permit, lease, license, contract or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only to the extent that the grant of the lien and security interest under a Collateral Document (x) is prohibited by or a violation of any law, rule or regulation applicable to such Loan Party or (y) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity)); (vi) no Liens shall be granted with respect to any Property or assets the pledge of which under a Collateral Document would require governmental consent, approval, license or authorization, but only to the extent that any such restriction on such pledge is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law (provided, however, that the Collateral shall include (and such Lien shall attach) immediately at such time as, as applicable, the consent referred to above is obtained or the contractual or legal provisions referred to above shall be obtained or shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of (x) such Equity Interests not subject to such consent specified in preceding clause (iv), (y) such Property and assets not specifically subject to such permit, lease, license, contract or agreement specified in preceding clause (v) and (z) such Property and assets not subject to such consent, approval, license or authorization specified in clause (vi) and, provided, further, that the exclusions referred to in preceding clauses (iv), (v) and (vi) shall not include any Proceeds of any such Equity Interests, Property or assets); (vii) no Liens shall be granted in any “intent to use” trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, a Lien therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (viii) no Liens shall be granted (A) with respect to any property or assets to the extent the burden or cost of obtaining such Lien therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, or (B) with respect to any other property or assets as shall be excluded from the Collateral pursuant to the Collateral Documents; and (ix) no Liens shall be granted with respect to any Property or assets to the extent that same would result in adverse tax consequences as reasonably determined by the Borrower; provided, further, that (a) no Lien shall be perfected with respect to any Property or asset with respect to which the Borrower and the Collateral Agent reasonably determine that the burden or cost of perfecting a security interest in such Property or asset outweighs the benefit of perfection afforded thereby to the Secured Creditors, (b) no foreign law governed security or pledge agreement shall be required, (c) no landlord lien waivers, bailee letters or similar agreements shall be required and (d) the security interest granted pursuant the Collateral Documents upon the following Collateral shall not be required to be perfected: (i) cash and Cash Equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets), in each case to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC; (ii) other assets the security interest in which requires perfection through control agreements; (iii) vehicles and any other assets subject to certificates of title; (iv) commercial tort claims; and (v) letter of credit rights, in each case, to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer, Deposit Account Liability and Foreign LCs and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Permitted Liens, in each case pursuant to one or more Collateral Documents entered into by such Persons, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.3     Liens on Real Property. In the event that the Borrower or any Guarantor owns fee simple title or hereafter acquires fee simple title to any real property with a fair market value in excess of $5,000,000 located in the United States, the Borrower shall, or the Borrower shall cause such Guarantor to, subject to the exceptions set forth in Section 4.2, (i) execute and deliver to the Administrative Agent a fully executed and notarized mortgage or deed of trust reasonably acceptable in form and substance to the Administrative Agent and the Borrower and otherwise in proper form for recording in all appropriate places in all applicable jurisdictions for the purpose of granting to the Collateral Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs (and Schedule 6.14(c) shall be deemed amended to include reference to such real property), (ii) pay all taxes, reasonable out-of-pocket costs, and reasonable out-of-pocket expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and (iii) supply to the Administrative Agent at the Borrower’s cost and expense, in each case if reasonably requested by the Administrative Agent (a) a survey, (b) an environmental report (if obtained by the Borrower or any Subsidiary in connection with such acquisition), (c) a hazard insurance policy, (d) an appraisal report, (e) flood certifications with respect to all applicable real properties, (f) evidence of flood insurance with respect to each “flood hazard” property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, (g) an ALTA (if available, and otherwise customary) mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent and (h) such other instruments, documents, certificates and opinions reasonably required by the Administrative Agent in connection therewith. Each of the items required pursuant to the foregoing clause (iii) shall be in form and substance reasonably satisfactory to Administrative Agent. Such title insurance policy shall be in such amounts, with extended coverage and shall contain such endorsements as reasonably requested by Administrative Agent and shall insure the validity of the applicable mortgage or deed of trust against loss resulting from defects of title and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby.

Section 4.4     Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the reasonable request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect the Liens on the Collateral contemplated hereby, in each case subject to the limitations set forth in Sections 4.2 and 4.3 hereof and in the Collateral Documents.

SECTION 5.     Definitions, Interpretations; Accounting Terms.

Section 5.1     Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person (other than a Person that is a Subsidiary, but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in such Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is an existing Subsidiary).

“Adjusted LIBOR Rate” is defined in Section 1.4(b) hereof.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 8.5(A)(a) or Section 8.5(A)(b), as applicable.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article XI.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise. For purposes of this Agreement, Jefferies LLC, and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Affiliated Lender” means an Affiliate of Holdings (other than Holdings and its Subsidiaries) that is a Lender or, as the context may require, who will become a Lender upon completion of a relevant assignment.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and each of their respective successors and assigns in such capacities.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” is defined in Section 1.4(a) hereof.

“Applicable Margin” means for any day, with respect to (i) (x) Term Loans made on the Closing Date that are Eurodollar Loans or Base Rate Loans, the rate per annum set forth below under the caption “Adjusted LIBOR Spread for Initial Term Loans” or “Base Rate Spread for Initial Term Loans”, as the case may be, in each case, based upon the Secured Leverage Ratio as of last day of the last Test Period for which financial statements have been delivered pursuant to Section 8.5(A)(a) or (b), as applicable, in each case as such Applicable Margins may be adjusted in accordance with Section 1.16 following the incurrence of New Term Loans, and (y) Revolving Loans made pursuant to the Revolving Credit Commitments in effect on the Closing Date that are Eurodollar Loans or Base Rate Loans, the rate per annum set forth below under the caption “Adjusted LIBOR Spread for Initial Revolving Loans” or “Base Rate Spread for Initial Revolving Loans”, as the case may be, in each case, based upon the Secured Leverage Ratio as of last day of the last Test Period for which financial statements have been delivered pursuant to Section 8.5(A)(a) or (b), as applicable; provided that, until the first Adjustment Date following the completion of the first full fiscal quarter ended after the Closing Date, the “Applicable Margin” for such Term Loans and such Revolving Loans shall be the applicable rate per annum set forth below in Category 1, (ii) New Term Loans or New Revolving Loans, the rates per annum with respect thereto set forth in the Commitment Amount Increase Notice with respect thereto contemplated by, and as otherwise permitted by, Section 1.16, (iii) Extended Term Loans incurred under Section 1.18 or Extended Revolving Loans incurred under Section 1.19, the rates per annum with respect thereto set forth in the Term Loan Extension Request or Revolving Credit Commitment Extensions Request, as the case may be, with respect thereto contemplated by, and as otherwise permitted by Section 1.18 and Section 1.19, respectively, (iv) Refinancing Term Loans incurred under Section 1.20(a), the rates per annum with respect thereto set forth in the Refinancing Term Loan Amendment with respect thereto contemplated by, and as otherwise permitted by, Section 1.20(a), and (v) Replacement Revolving Loans incurred under Section 1.20(b), the rates per annum with respect thereto set forth in the Replacement Revolving Credit Amendment with respect thereto contemplated by, and as otherwise permitted by, Section 1.20(b).

Secured Leverage Ratio	Adjusted LIBOR Spread for Initial Term Loans	Base Rate Spread for Initial Term Loans
Category 1
Greater than 2.75:1.00	3.50%	2.50%
Category 2
Less than or equal to 2.75:1.00	3.25%	2.25%

Secured Leverage Ratio	Adjusted LIBOR Spread for Initial Revolving Loans	Base Rate Spread for Initial Revolving Loans
Category 1
Greater than 2.75:1.00	3.50%	2.50%
Category 2
Less than or equal to 2.75:1.00 but greater than 2.25:1.00	3.25%	2.25%
Category 3
Less than or equal to 2.25:1.00	3.00%	2.00%

In the case of Term Loans made on the Closing Date and Revolving Loans made pursuant to the Revolving Credit Commitments in effect on the Closing Date, the Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Secured Leverage Ratio in accordance with the table above; provided that, if financial statements are not delivered when required pursuant to Section 8.5(A)(a) or (b), as applicable, the Applicable Margin shall be the rate per annum set forth above in Category 1 commencing on the date by which such financial statements were to be delivered under Section 8.5(A)(a) or (b), as applicable, until such financial statements are delivered in compliance with Section 8.5(A)(a) or (b), as applicable.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Jefferies Finance LLC and Goldman Sachs Bank USA in their capacity as joint bookrunners and joint lead arrangers with respect to the Credit Facilities.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Auction” is defined in Section 1.21(a) hereof.

“Auction Procedures” means the auction procedures in substantially the form set forth as Exhibit I attached hereto; provided, that the procedures and the terms in connection with any Auction may be amended or modified by the Administrative Agent with the applicable Buyback Party’s consent (including the economic terms of the Auction if no Lenders have validly tendered Term Loans requested in the offer, but excluding the economic terms of an Auction after any Lender has validly tendered Term Loans requested in the offer, other than to raise the high end of the discount range); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due.

“Authorized Representative” means any person whose specimen signature has been certified in accordance with Section 7.2(f) hereof, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bankruptcy Code” shall mean 11. U.S.C. §101 et seq.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Bona Fide Debt Fund” means with respect to any Company Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a person that is separately identified under clause (i) of the definition of “Disqualified Institution”) that is (a) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with such Company Competitor, but only to the extent that no personnel involved with the investment in such Company Competitor, (x) directly or indirectly makes, has the right to make or participates with others in making investment decisions with respect to or otherwise causes the direction of the investment policies of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Company or its subsidiaries and/or any entity that forms a part of any of its business (including any of its subsidiaries).

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total amount of Loans of a single type advanced, continued for an additional Interest Period, or converted from one type into another type by the Lenders under a Credit Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit Facility according to their Percentages of such Credit Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.15 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, any day on which banks are open for dealings in U.S. Dollar deposits in the London interbank eurodollar market.

“Buyback Party” is defined in Section 1.21 hereof.

“Canadian Dollars” and “C$” each means the lawful currency of Canada.

“Capital Lease” means, for any Person, any lease of Property by such Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person (excluding the footnotes thereto) in respect of a Capital Lease determined in accordance with GAAP.

“Card Programs” means (i) purchasing card programs established to enable the Borrower or any Subsidiary to purchase goods and supplies from vendors and (ii) any travel and entertainment card program established to enable the Borrower or any Subsidiary to make payments for expenses incurred related to travel and entertainment.

“Cash Equivalents” means investments of the type set forth in Sections 8.9(a), (b), (c), (d) and (e) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.

“Change of Control” means any of (a) after the consummation of a Qualified IPO the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Permitted Holders, at any time of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Equity Interests representing more than the greater of (x) 35% of the outstanding Voting Stock of Holdings on a fully diluted basis and (y) the percentage of the outstanding Voting Stock of Holdings on a fully-diluted basis, owned, directly or indirectly, beneficially by the Permitted Holders, (b) prior to the consummation of a Qualified IPO, the failure of the Permitted Holders to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly at any time at least a majority of the Voting Stock of Holdings or (c) failure of Holdings to own and control 100% of the outstanding capital stock and other Equity Interest of the Borrower.

“Class” means (a) as applied to Lenders, each of the following classes of Lenders: (i) Lenders with Revolving Credit Commitments or holding Revolving Loans and (ii) Lenders holding Term Loans; (b) as applied to Loans and Commitments, Term Loans existing on the Closing Date, New Term Loans, Extended Term Loans, Refinancing Term Loans, Revolving Credit Commitments as in effect on the Closing Date (and any Loans made thereunder), New Revolving Credit Commitments (and any Loans made thereunder), Extended Revolving Credit Commitments (and any Loans made thereunder) and Replacement Revolving Credit Commitments (and any Loans made thereunder) (each separate series of the foregoing permitted hereunder shall be a separate Class to the extent that such series of Loans or Commitments have different terms applicable thereto); and (c) as applied to Credit Facilities, any Term Credit Facilities and/or any Revolving Credit Facilities.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Collateral Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Agent” means Jefferies Finance LLC and includes each other person appointed as the successor administrative agent pursuant to Article XI.

“Collateral Documents” means the Mortgages, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations.

“Commitment Amount Increase” is defined in Section 1.16 hereof.

“Commitment Amount Increase Notice” is defined in Section 1.16 hereof.

“Commitment Fee Rate” means, for each calendar quarter or portion thereof, (i) 0.50% per annum, if the Secured Leverage Ratio is greater than 2.75:1.00 and (ii) 0.375% per annum, if the Secured Leverage Ratio is less than or equal to 2.75:1.00. The Commitment Fee Rate shall be adjusted quarterly on a prospective basis, as applicable, on each Adjustment Date based upon the Secured Leverage Ratio as of such date; provided that, if financial statements are not delivered when required pursuant to Section 8.5(A)(a) or (b), as applicable, the “Commitment Fee Rate” shall be the rate per annum set forth in foregoing clause (i) commencing on the date by which such financial statements were to be delivered under Section 8.5(A)(a) or (b), as applicable, until such financial statements are delivered in compliance with Section 8.5(A)(a) or (b), as applicable.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means competitors of the Borrower and its Subsidiaries.

“Consolidated Start-up Costs” means consolidated “start-up costs” (as such term is defined in Accounting Standards Codification No. 720 published by the Financial Accounting Standards Board) of the Borrower and its Subsidiaries related to the acquisition, opening and organizing of new Units or conversion of existing Units, including, without limitation, rental payments with respect to any location made prior to the opening of the Unit at such location, the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such start-up activities, in each case net of landlord reimbursements for such costs.

“Consolidated Total Assets” means, for any Person, as of the date of the most recent financial statements delivered pursuant to Section 8.5, the total assets of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of such Person as of such date.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code; provided, that Controlled Group shall not include the Sponsor or any of their portfolio companies.

“Credit Event” means the advancing of any Loan, or the issuance of, or increase in the amount of, any Letter of Credit.

“Credit Facility” means any of the Revolving Credit Facility, the Swing Line Facility and the Term Credit Facility.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    (i) the Cumulative Retained Excess Cash Flow Amount at such time plus (ii) Declined Proceeds that are not applied to a mandatory prepayment pursuant to Section 1.9(b), plus (iii) an amount not to exceed $25,000,000, plus

(b)     100% of the aggregate amount of proceeds received by the Borrower from sales or issuances of its Equity Interests and/or the aggregate amount of contributions to the capital of the Borrower received in cash or other property (the fair market value of which having been determined in good faith by the Borrower) after the Closing Date (other than any Cure Amount), plus

(c)     100% of the aggregate principal amount of any Indebtedness for Borrowed Money or Disqualified Stock, in each case, of the Borrower or any Subsidiary issued after the Closing Date (other than Indebtedness for Borrowed Money or such Disqualified Capital Stock issued to the Borrower or a Subsidiary), which has been converted into or exchanged for Equity Interests of the Borrower or any Subsidiary that does not constitute Disqualified Stock or any Equity Interests of Holdings or any direct or indirect parent company, together with the fair market value of any Cash Equivalents and the fair market value (as determined by the Borrower in good faith) of any property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, after the Closing Date; plus

(d)     100% of the aggregate amount of any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of any investment permitted by Section 8.9 hereof; plus

(e)     to the extent not otherwise included in the Net Income used in calculating the Cumulative Retained Excess Cash Flow Amount added pursuant to clause (a) above, an amount equal to the sum of (i) the aggregate amount received by the Borrower or any Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with any sale, transfer or other disposition permitted by Section 8.10 of its Equity Interests in any Unrestricted Subsidiary, (ii) the amount of any investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary and (iii) the fair market value (as determined by the Borrower in good faith) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including any date of determination, in each case to the extent that the investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Credit pursuant to Section 8.9(n); minus

(f)     any amounts thereof used to make investments pursuant to Section 8.9(n) hereof; minus

(g)     the cumulative amount of dividends paid and distributions made pursuant to Section 8.12(ix) hereof, minus

(h)     payments or distributions in respect of Subordinated Debt pursuant to Section 8.21(b)(vi) hereof.

“Cumulative Credit Payment” shall mean any distribution or payment which has the effect of reducing the Cumulative Credit pursuant to clauses (f), (g) and (h) of the definition thereof.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(i)     the sum of the Retained Percentage of Excess Cash Flow (but not less than zero) for each Excess Cash Flow Period ending after the Closing Date and prior to such date, plus

(j)     for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(k)     the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” is defined in Section 9.6(a) hereof.

“Cure Right” is defined in Section 9.6(a) hereof.

“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of its business and for which any equity fund or pension fund which has a direct or indirect equity investment in Holdings, the Borrower or its Subsidiaries does not make any investment decision.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” is defined in Section 1.9(e) hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” is defined in Section 1.10 hereof.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Revolving Credit Commitment, including the failure to make any payment to the L/C Issuer in respect of an L/C Obligation and/or to the Swing Line Lender in respect of a Swing Loan and/or failed to fund any portion of its Term Loan Commitment (collectively, the “Lender Funding Obligations”) within one (1) Business Day of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its Lender Funding Obligations or generally under agreements in which it commits to extend credit, (c) failed, within one (1) Business Day after receipt of a written request from the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its Lender Funding Obligations, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due or (e) become (or has a Parent Company that has become) other than via an Undisclosed Administration the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or any Lender (or a Parent Company thereof) is determined or adjudicated to be insolvent by a governmental authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company, or of the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or instrumentality thereof so long as such ownership interest or exercise of control does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that if the Borrower, the Administrative Agent and, in the case of a Revolving Lender, the Swing Line Lender and the L/C Issuer, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Revolving Lender, may include arrangements with respect to any cash collateralization of Letters of Credit and/or Swing Loans), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the relevant Loans (and, in the case of a Revolving Lender, the obligations of the Swing Line Lender and/or the L/C Issuer and the funded and unfunded Participating Interests in Letters of Credit and Swing Loans) to be held on a pro rata basis by the Lenders in accordance with their Revolver Percentages (without giving effect to Section 1.17) or Term Loan Commitments, as the case may be, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

“Defaulting Revolving Lender” means any Defaulting Lender that is a Revolving Lender.

“Disposition” means (including with correlative meanings “Dispose” and “Disposed”) the sale, lease, conveyance or other disposition of Property (including any sale of Equity Interests of any Subsidiary of the Borrower, but excluding any issuance by any such Person of its own Equity Interests), pursuant to clauses (i), (j) and (m) of Section 8.10.

“Disqualified Institution” means any Person that (i) was identified to the Arrangers by the Borrower or the Sponsor in writing on or prior to July 9, 2014, (ii) is a Company Competitor that has been specified to the Administrative Agent by the Borrower or the Sponsor in writing from time to time and (iii) is an Affiliate of the foregoing that is reasonably identifiable on the basis of such Affiliate’s name (other than any such Affiliate that is a Bona Fide Debt Fund not otherwise identified pursuant to clause (i)). The specifying of a Company Competitor pursuant to foregoing clause (ii) shall be effective two Business Days after the receipt thereof by the Administrative Agent; provided that, such supplement shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan in accordance with the provisions of Sections 13.11 and 13.12. The list of Disqualified Institutions shall be made available by the Administrative Agent to any Lender upon request.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) provides for scheduled mandatory payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness for Borrowed Money or any other Equity Interests that could constitute Disqualified Stock, in the case of each of clauses (i) through (iv) on or prior to the date that is one hundred eighty (180) days after the latest maturity date of any Loan as of the date of determination; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interest upon the occurrence of a change in control, initial public offering or an asset sale occurring prior to the date that is one hundred eighty (180) days after the latest maturity date of any Loan as of the date of determination shall not constitute Disqualified Stock if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the repayment in full of the Obligations; provided, further, that if such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such Persons such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any such parent) or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries.

“Disregarded Entity” means any Domestic Subsidiary that is treated as a disregarded entity.

“Domestic Subsidiary” means each Subsidiary which is not a Foreign Subsidiary.

“Domestic Wholly-owned Subsidiary” means each Wholly-owned Subsidiary which is not a Foreign Subsidiary.

“Earnout Payments” means payment obligations of the Borrower or any Subsidiary owed in connection with an Acquisition permitted hereunder which are required to be made over a period of time and that are contingent upon the Borrower or any Subsidiary meeting financial performance objectives or similar payments.

“EBITDA” means, with reference to any period, Net Income for such period plus to the extent reducing Net Income for such period (other than in the case of clauses (j) and (q)), the sum, without duplication, of (in each case for such period):

(a)     Interest Expense,

(b)     foreign, federal, state, and local income, profits or capital taxes,

(c)     depreciation of fixed assets and amortization of intangible assets,

(d)     non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income),

(e)     fees, costs and expenses to the extent that the same have been reimbursed in cash by a third-party during the same period or are reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or deduction incurred pursuant to this clause (e), the Borrower in good faith expects to receive reimbursement for such fees, cost, expense or deduction within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters),

(f)     fees, costs and expenses paid in cash in connection with equity issuances or offerings, issuances, offerings, incurrences, prepayments, repayments, refinancings, defeasances, extinguishments or exchanges of Indebtedness for Borrowed Money (including any amendments, waivers or other modifications thereto, the Refinancing and any amortization or write off of debt issuance or deferred financing costs, premiums and prepayment penalties), recapitalizations, mergers and consolidations, sales, leases, transfers and other dispositions permitted by Section 8.10 and investments (including Acquisitions permitted hereunder), in each case permitted by this Agreement and whether or not consummated,

(g)     the unamortized fees, costs and expenses relating to the repayment, prepayment, refinancing, defeasance, extinguishment or exchange of Indebtedness for Borrowed Money (including the Refinancing) permitted by this Agreement,

(h)     all non-cash (and, with respect to clause (ii), cash) costs, expenses, losses and charges (other than the write-down of current assets) for such period (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of (i) Accounting Standards Codification No. 360 (relating to write-down of long-lived assets), (ii) Accounting Standards Codification No. 805 (including with respect to “earnouts” incurred as deferred consideration in connection with Acquisitions permitted hereunder) and (iii) Accounting Standards Codification No. 350 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by the Financial Accounting Standards Board (pertaining to acquisition method accounting),

(i)    (x) reimbursable reasonable costs and expenses payable during such period and any board of director fees payable in such period, in each case permitted by Section 8.15 hereof and (y) Public Company Costs permitted by Section 8.12 hereof,

(j)     the amount of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives resulting from the Transactions, Permitted Acquisitions, permitted sales, transfers, leases or other dispositions of property, acquisitions, investments, operating improvements, restructurings, cost saving initiatives and other similar initiatives and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof (each, a “Specified Transaction”), without duplication, (A) consistent with Regulation S-X promulgated under the Securities Act, including, without limitation, cost savings resulting from head count reduction, closure of facilities and other similar restructuring charges; (B) projected by the Borrower in good faith to be realized during such period in connection with the applicable Specified Transaction; provided that the aggregate amount of additions made pursuant to this clause (j)(B) in any four quarter period, when combined with the aggregate amount of additions made pursuant to clause (j)(C) for such four quarter period, shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments); (C) agreed to by the Administrative Agent in its sole discretion (it being understood and agreed that the Administrative Agent may consult with the Required Lenders prior to making any such decision); provided that the aggregate amount of additions made pursuant to this clause (j)(C) in any four consecutive fiscal quarter period, when combined with the aggregate amount of additions made pursuant to clause (j)(B) for such four consecutive fiscal quarter period, shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments); or (D) recommended by any due diligence quality of earnings report conducted by financial advisors of recognized national standing selected by the Borrower (it being understood and agreed that each of FTI Consulting, Grant Thornton and RSM McGladrey, Inc. and any of the “big four” accounting firms are of recognized national standing); provided that the aggregate amount of additions made pursuant to this clause (j)(D) shall not exceed 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments); provided that in the case of each of clauses (j)(A), (j)(B), (j)(C) and (j)(D), (x) such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be given effect as if they had been realized on the first day of such calculation period, (y) no cost savings, operating expense reductions, operating improvements, synergies or other similar initiatives shall be added pursuant to this clause (j) to the extent duplicative of any other amounts otherwise added to or included in Net Income, whether through a pro forma adjustment or otherwise, for such period and (z) any such projected cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be calculated net of actual benefits realized during such period from such actions that are otherwise included in the calculation of EBITDA; provided further that in the case of each of clauses (j)(B) and (j)(D), a duly completed certificate signed by an Authorized Representative of the Borrower shall be delivered to the Administrative Agent certifying that such actions have been taken or will be taken within 18 months after the consummation of the applicable Specified Transaction, and that such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives are reasonably anticipated to be realized within 18 months after the consummation of the applicable Specified Transaction and are reasonably identifiable and factually supportable, in each case as determined in good faith by the Borrower,

(k)     fees, costs and expenses (including, without limitation, any taxes paid in connection therewith), without duplication, in connection with (A) the undertaking of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives, integration, transition, opening and pre-opening expenses, business optimization, software development and costs related to closure or consolidation of facilities, curtailments and costs related to entry into new markets, (B)(1) transaction related expenditures consisting of management bonuses or cash stay bonuses paid to employees of any Person, (2) expenses relating to the winding down of a public company acquired in an Acquisition permitted hereunder, and (3) non-recurring costs and expenses incurred in connection with transfer pricing studies and their implementation and the structuring and implementation of intercompany licensing agreements in connection with an Acquisition permitted hereunder, (C) expenditures and charges arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with an Acquisition permitted hereunder and (D) non-recurring charges and expenses relating to (i) the exercise of options, (ii) stock issued by the target of an Acquisition permitted hereunder and (iii) change of control and like bonuses incurred in connection with an Acquisition permitted hereunder; provided that the aggregate amount of additions made pursuant to clause (k)(B) shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for any four quarter period (inclusive of such adjustments),

(l)     any charges, expenses or losses for litigation, indemnity settlements or unusual or non-recurring charges, expenses or losses for such period (not to exceed $20,000,000 in any four consecutive fiscal quarter period),

(m)     the fees, costs and expenses incurred by the Borrower or any Subsidiaries in connection with the negotiation, execution and delivery of this Agreement, the other Loan Documents (including amendments, supplements, waivers and other modifications to the foregoing executed after the Closing Date) and the closing of the Transactions (including for the avoidance of doubt, upfront fees or original issue discount payable in connection therewith),

(n)     other non-cash charges reducing Net Income for such period (including any net change in deferred amusement revenue and ticket liability reserves); provided that if any such non-cash charges represent an accrual or reserve for potential cash charge in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period and (B) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to the extent of such add back,

(o)     the amount of any expense or deduction associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties,

(p)     the amount of any restructuring charge or reserve in connection with a single or one-time event, including in connection with (A) any Acquisition permitted hereunder consummated after the Closing Date and (B) the consolidation or closing of any location or office during such period,

(q)     cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (t) below for any previous period and not added back, and

(r)     Consolidated Start-up Costs for such period in an aggregate amount not to exceed the greater of (i) $10,000,000 in any period of four consecutive fiscal quarters and (ii) 7.5% of Consolidated EBITDA for such period (calculated after giving effect to amounts added back pursuant to this clause (r)), minus

(s)     interest income,

(t)     non-cash income or gains increasing Net Income for such period,

(u)     all cash and non-cash additions required by the application of ASC 805 to be expensed by the Borrower and its Subsidiaries for the four fiscal quarters then ended, and

(v)     any cash payments made during such period on account of non-cash charges increasing Net Income pursuant to clause (n)(B) above in a previous period.

Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Total Leverage Ratio and Secured Leverage Ratio for any period that includes the second, third or fourth fiscal quarter of Fiscal Year 2013 or the first fiscal quarter of Fiscal Year 2014, (i) EBITDA for the second fiscal quarter of Fiscal Year 2013 shall be deemed to be $31,906,000, (ii) EBITDA for the third fiscal quarter of Fiscal Year 2013 shall be deemed to be $19,774,000, (iii) EBITDA for the fourth fiscal quarter of Fiscal Year 2013 shall be deemed to be $40,177,000 and (iv) EBITDA for the first fiscal quarter of Fiscal Year 2014 shall be deemed to be $50,613,000 in each case, as adjusted on a Pro Forma Basis, as applicable.

“ECF Prepayment Percentage” means, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period) (i) 50% if the Secured Leverage Ratio as of the last day of the applicable Fiscal Year, as demonstrated by the financial statements of the Borrower submitted pursuant to Section 8.5(A)(b) hereof, is greater than 2.75:1.00, (ii) 25% if the Secured Leverage Ratio as of the last day of such Fiscal Year, as demonstrated by the financial statements of the Borrower submitted pursuant to Section 8.5(A)(b) hereof, is equal to or less than 2.75:1.00 but greater than 2.25:1.00 and (iii) 0% if the Secured Leverage Ratio as of the last day of such Fiscal Year, as demonstrated by the financial statements of the Borrower submitted pursuant to Section 8.5(A)(b) hereof, is equal to or less than 2.25:1.00.

“ECP” is defined in the definition of Excluded Swap Obligation.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), (e) a Debt Fund Affiliate; (f) an Affiliated Lender (other than a Debt Fund Affiliate), and (g) solely with respect to repurchases effected and cancelled in accordance with the requirements of Section 1.21 or as a result of a contribution by an Affiliated Lender to effect a cancellation, Holdings or any of its Subsidiaries; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Disqualified Institution.

“Eligible Foreign Currency” is defined in Section 1.3(b) hereof.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material or Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to natural resources, the environment or health and safety as it relates to Hazardous Material.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of the environment or health and safety as it relates to Hazardous Material, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) EBITDA during such period exceeds (b) the sum, without duplication in the case of clauses (i) through (viii), (ix), (x) and (xv) (in the case of each such clause, to the extent the same did not reduce Net Income and was not added back in calculating EBITDA for such period), of (i) Interest Expense paid or payable in cash during or with respect to such period, plus (ii) foreign, federal, state and local income, property, profits or capital taxes payable in cash during such period, plus (iii) the aggregate amount of regularly scheduled payments during such period in respect of all principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayments (including mandatory prepayments made under Section 1.9(b)(i) made with Declined Proceeds, but excluding any other mandatory payments made pursuant to Section 1.9) or redemptions, acceleration or otherwise, including voluntary prepayments of Indebtedness for Borrowed Money (but excluding voluntary prepayments made pursuant to Section 1.9(a) hereof and deducted pursuant to Section 1.9(b)(iii) hereof)), plus (iv) the aggregate amount of capital expenditures made (or, at the option of the Borrower, committed to be made) by the Borrower and the Subsidiaries during such period (or, at the option of the Borrower, made (or committed to be made) prior to the date such payment is due pursuant to Section 1.9(b)(iii)); provided, that such amount is not financed with proceeds of long-term Indebtedness for Borrowed Money (other than Revolving Loans or other revolving indebtedness), plus (v) the aggregate amount paid in cash by the Borrower and the Subsidiaries in connection with a Permitted Acquisition and, without duplication, the aggregate amount of cash paid in connection with the purchase of Intellectual Property, other intangibles during such period, other investments consisting of loans or advances to directors, officers, employees, members of management or consultants in the ordinary course of business for travel or entertainment advances and other similar cash advances made to such Persons and other investments permitted under Section 8.9 (other than investments under clauses (a), (b), (c), (d) or (e) or any investment in the Borrower or its Restricted Subsidiaries) and, in each case made (or, at the option of the Borrower, committed to be made) by the Borrower and the Subsidiaries during such period (or, at the option of the Borrower, made (or committed to be made) prior to the date such payment is due pursuant to Section 1.9(b)(iii)); provided, that such amount is not financed with proceeds of long-term Indebtedness for Borrowed Money (other than Revolving Loans or other revolving indebtedness), plus (vi) any amounts excluded in the calculation of Net Income and any additions to EBITDA, in each case, to the extent paid in cash during such period, plus (vii) Earnout Payments, plus (viii) the aggregate amount of cash paid for the settlement of working capital adjustments, purchase price adjustments and indemnity payments in connection with any Acquisition permitted hereunder, plus (ix) to the extent included in Net Income during any period but not deducted in determining EBITDA, the proceeds of events giving rise to mandatory prepayments hereunder, plus (x) all costs, losses and charges that have been capitalized during such period but have nonetheless been paid in cash during such period minus all cash received for such capitalized items during such period plus (xi) the aggregate amount of non-cash add-backs to EBITDA for periods prior to the beginning of the calculation period that represents accruals for amounts to be paid in cash in a subsequent period to the extent paid in cash by Holdings, the Borrower and/or the Subsidiaries during the calculation period, plus (xii) to the extent not expensed during such period or not deducted in calculating Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in cash by the Borrower and its Subsidiaries and not financed with proceeds of Indebtedness for Borrowed Money (other than Revolving Loans or other revolving indebtedness), including expenditures for payment of financing fees and any such amounts netted from the gross amounts that otherwise would have been received under any transaction related thereto, plus (xiii) any Restricted Payments made pursuant to Section 8.12(ii), (iii), (vii), (viii) and (ix) during such period (or, at the option of the Borrower, committed to be made during such period) (or, at the option of the Borrower, made (or, at the option of the Borrower, committed to be made), prior to the date such payment is due pursuant to Section 1.9(b)(iii)); provided, that such amount is not financed with long-term Indebtedness for Borrowed Money (other than Revolving Loans or other revolving indebtedness, plus (xiv) cash expenditures in respect of any Hedging Liability during such period, plus (xv) cash payments in respect of long-term liabilities; provided, that in the case of each of clauses (i), (iv), (v) and (xiii) above, such amounts shall in no event be deducted from more than one Excess Cash Flow calculation.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period subsequent to which a Cumulative Credit Payment was made with respect to the Retained Percentage of Excess Cash Flow for such period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of a Fiscal Year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first full Excess Cash Flow Period, any period (a) commencing on the later of (i) the Closing Date or (ii) if applicable, the end of any prior Excess Cash Flow Interim Period subsequent to which a Cumulative Credit Payment was made with respect to the Retained Percentage of Excess Cash Flow for such period and (b) ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each Fiscal Year of the Borrower commencing with Fiscal Year 2015.

“Excess Interest” is defined in Section 13.20 hereof.

“Exchange Act” is defined in the definition of Change of Control.

“Excluded Information” is defined in Section 1.21(d) hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer, or any assignee or participant of any of them, (a) income taxes, branch profits taxes, franchise taxes imposed in lieu of income taxes or other taxes imposed on (or measured by) its net income by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located, in which it is doing business, or in which it has a present or former connection (other than such a connection resulting solely from such person having executed or delivered, or performed its obligations, or received a payment under, or enforced, any Loan Document), or, in the case of any Lender or the L/C Issuer, in which its applicable lending office is located; (b) any withholding taxes imposed under FATCA; (c) any withholding tax that is imposed on amounts payable to such Person at the time it becomes a party to this Agreement (or acquires a participation in the Loans or Commitments made under this Agreement) or designates a new lending office, except to the extent that such Person was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.1(a) or is the assignee or Participant of a Person who was entitled to receive such amounts from the Borrower; (d) any taxes attributable to such person’s failure or inability (other than as a result of change in Legal Requirements) to comply with Section 13.1(b); and (e) any interest, additions to tax or penalties in respect of the foregoing.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2010, as amended by the First Amendment, dated as of May 13, 2011 and the Second Amendment, dated as of May 14, 2013 (as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among, inter alios, Holdings, the Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Credit Facilities” means the indebtedness and other obligations outstanding under the Existing Credit Agreement.

“Existing Letter of Credit” means each “Letter of Credit” (as defined in the Existing Credit Facilities) issued under the Existing Credit Agreement and outstanding on the Closing Date (each of which that is outstanding as of the Closing Date is set forth on Schedule 5.1(d)).

“Existing Revolving Credit Commitments” is defined in Section 1.19(a) hereof.

“Existing Revolving Loans” is defined in Section 1.19(a) hereof.

“Existing Senior Notes” means the 11% Senior Notes due 2018, issued by the Borrower, which have been registered under the Securities Act, in an original principal amount of $200,000,000, as reduced by any repayment, redemption or retirement thereof.

“Existing Term Loans” is defined in Section 1.18(a) hereof.

“Extended Revolving Credit Commitments” is defined in Section 1.19(a) hereof.

“Extended Revolving Loans” is defined in Section 1.19(a) hereof.

“Extended Term Loans” is defined in Section 1.18(a) hereof.

“Extending Revolving Lender” is defined in Section 1.19(b) hereof.

“Extending Term Loan Lender” is defined in Section 1.18(b) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fiscal Year” shall mean the 12-month financial accounting period ending on each Sunday described in Section 8.16.

“Foreign Subsidiary” means (a) any direct or indirect Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia (and including a Subsidiary of such a Subsidiary) and (b) any domestic partnership (or any entity treated as such for U.S. federal income tax purposes) all or substantially all the assets of which consist of Equity Interests of one or more Subsidiaries that are corporations organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia (and including any corporate Subsidiary of such a corporate Subsidiary).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer, Deposit Account Liability and Foreign LCs” means the liability of the Borrower or any Guarantor or any Foreign Subsidiary owing to any Person who, at the time such liability or the agreement in respect thereof arose or was entered into, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or Guarantor and/or Foreign Subsidiary now or hereafter maintained with any of the Administrative Agent, a Lender or any of their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor of any Foreign Subsidiary by any of the Administrative Agent, a Lender or any of their Affiliates, (d) any purchasing card or other type of credit card issued under a separate agreement by the Administrative Agent, a Lender or any of their Affiliates to Holdings, the Borrower or any of its Subsidiaries and (e) the drawing under any letter of credit issued by the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, for the account of a Foreign Subsidiary, and any fees and expenses incurred in connection therewith.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), subject however, to Section 5.3.

“Guarantee” and “Guarantees” each is defined in Section 4.1 hereof.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Guarantor, or any Foreign Subsidiary that is an ECP, or any Foreign Subsidiary that is not an ECP (solely with respect to spot foreign exchange transactions), to any Person who, at the time the agreement giving rise to such liability was entered into, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender, in respect of any interest rate and/or foreign currency swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate or currency hedging arrangement, as the Borrower or any Guarantor, as the case may be, may from time to time enter into with any such Person, other than (and excluding) all Excluded Swap Obligations.

“Holdings” is defined in the introductory paragraph of this Agreement.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Immaterial Subordinated Debt” means Subordinated Debt the principal amount of which does not exceed $10,000,000.

“Immaterial Subsidiary” means, as of any date of determination, any Domestic Wholly-owned Subsidiary of the Borrower; provided that (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP, shall not exceed 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries and (ii) the EBITDA of all Immaterial Subsidiaries, calculated on a Pro Forma Basis, shall not exceed 5.0% of the EBITDA of the Borrower and its Subsidiaries. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 5.1(a).

“Increased Amount Date” is defined in Section 1.16 hereof.

“Incremental Equivalent Debt” is defined in 8.7(o) hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing borrowed money (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued expenses arising in the ordinary course of business, (ii) amounts owing in respect of employee benefits, (iii) amounts owing in respect of deferred compensation, (iv) Earnout Payments, (v) amounts owing in respect of working capital adjustments or purchase price adjustments in connection with any Acquisitions and (vi) royalty payments made in the ordinary course of business), (c) all indebtedness (excluding prepaid interest thereon) secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to purchase, redeem, retire or otherwise make a payment with respect to any Disqualified Stock and (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money; provided that, for the avoidance of doubt, it is understood and agreed that Indebtedness for Borrowed Money shall not include the Existing Senior Notes to the extent redeemed, defeased or satisfied and discharged in accordance with the terms thereof. The amount of Indebtedness for Borrowed Money of any Person at any date shall be without duplication (i) in the case of Indebtedness for Borrowed Money in which the holder of such Indebtedness for Borrowed Money has contractually agreed to limit its repayment to a particular asset or assets, the lesser of the fair market value of such assets or assets as of such date and the aggregate principal amount of such Indebtedness for Borrowed Money and (ii) in the case of Indebtedness for Borrowed Money of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of fair market value at such date of any asset subject to a Lien securing the Indebtedness for Borrowed Money of others and the amount of the Indebtedness for Borrowed Money secured.

“Indemnified Person” is defined in Section 13.15 hereof.

“Indemnified Taxes” means taxes (including interest and penalties thereon) other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and taxes (including interest and penalties thereon) covered by Section 13.4 hereof.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Intellectual Property” means patents, trademarks, service marks, trade names, trade styles, trade dress, logos, slogans, copyrights, domain names (and all applications for registration and registrations of all of the foregoing), software, source and object code, trade secrets, know how, and confidential commercial and proprietary information, and all other intellectual property and similar proprietary rights anywhere in the world.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.7 hereof.

“Investment Affiliate” means, (i) as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies and (ii) as to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, current or former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), estate, heirs, permitted assigns and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“L/C Issuer” means, as the context may require, (a) each of Jefferies Finance LLC (directly or through its affiliates, indirectly through Natixis, New York Branch, or its affiliates or through any other financial institution acceptable to Jefferies Finance LLC) and any Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an L/C Issuer pursuant to Section 1.3(h) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such L/C Issuer (and such Affiliate shall be deemed to be an “L/C Issuer” for all purposes of the Loan Documents). In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Jefferies Finance LLC and the other financial institutions party hereto as lenders as of the Closing Date or otherwise from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof, and unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” means any (i) Existing Letter of Credit and (ii) letter of credit issued hereunder.

“LIBOR Rate” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property in the nature of security, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan or Term Loan whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guarantees and each other instrument or document required to be executed and delivered by the Borrower or any Guarantor in favor of the Administrative Agent or the Lenders hereunder or thereunder.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies (taken as a whole) of the Administrative Agent under any Loan Document or (c) a material and adverse effect on the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under any Loan Document.

“Maximum Rate” is defined in Section 13.20 of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means, as of the Closing Date, the owned real properties of the Loan Parties specified on Schedule 5.1(b), and shall include each other parcel of real property thereto with respect to which a Mortgage is granted thereafter pursuant to Section 4.3.

“Mortgages” means, collectively, any mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.3 hereof.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and Cash Equivalent proceeds received by or for such Person’s account, net of (i) direct costs to a third party relating to such Disposition (including, without limitation, any underwriting, brokerage or other customary commissions and legal, advisory and other fees and expenses associated therewith), (ii) any taxes paid or payable by such Person as a direct result of such Disposition, (iii) until released to Holdings, the Borrower or any Subsidiary, all amounts that are set aside as a reserve (1) for adjustments in respect of the sale price of such assets, (2) in accordance with GAAP against any liabilities associated with such sale or casualty, (3) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (4) for the principal amount of any Indebtedness for Borrowed Money that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction or which would otherwise be in default (including as a result of any change of control), (b) with respect to any Event of Loss of a Person, cash and Cash Equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) direct costs to a third party incurred in connection with the collection of such proceeds, awards or other payments (including, without limitation, legal, advisory and other fees and expenses associated therewith), (ii) any taxes paid or payable by such Person as a direct result of the collection of such proceeds or awards and (iii) until released to Holdings, the Borrower or any Subsidiary, all amounts that are set aside as a reserve for the principal amount of any Indebtedness for Borrowed Money that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction or which would otherwise be in default (including as a result of any change of control), and (c) with respect to the incurrence or issuance of any Indebtedness for Borrowed Money, cash and Cash Equivalent proceeds received by or for such Person’s account, net of legal expenses, underwriting commissions and discounts, and other fees and expenses to a third party not an Affiliate of such Person incurred as a direct result thereof.

“Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided however that the following shall be excluded from Net Income: (a) the income (or loss) of any Person (other than a Subsidiary) (x) in which any other Person (other than the Borrower or any Subsidiary) has an Equity Interest or (y) that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Subsidiaries by such Person during such period, (b) subject to Section 5.2, the income (or loss) of any Person accrued but not received in cash by the Borrower or any of its Subsidiaries prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiaries or that Person’s assets are acquired by the Borrower or any Subsidiaries, (c) any after tax gains or losses attributable to sales, leases or sub-leases, exclusive licenses (as licensor or sublicensor), conveyances, transfers or other dispositions of assets or properties or returned or surplus assets of any employee benefit plan, in each case other than in the ordinary course of business, (d) any after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness and the termination of any Hedging Liabilities, (e)(x) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (y) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and its Subsidiaries, in each case of clauses (x) and (y) of this clause (e), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Borrower, (f) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses, (g) any net realized or unrealized gains and losses resulting from obligations under hedging agreements or derivative instruments entered into for the purpose of hedging interest rate risk and the application of GAAP, (h) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness, and (i) (to the extent not included in clauses (a) through (h) above) any net extraordinary, non-recurring or unusual gains or net extraordinary, non-recurring or unusual losses (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders).

In addition, to the extent not already included in or reducing the Net Income of the Borrower and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication) Net Income shall include (x) the amount of business interruption insurance, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such event (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365-day period) and (y) expenses, charges or losses to the extent covered by indemnification or reimbursement provisions.

“New Revolving Credit Commitments” is defined in Section 1.16 hereof.

“New Revolving Lender” is defined in Section 1.16 hereof.

“New Revolving Loans” is defined in Section 1.16 hereof.

“New Term Lender” is defined in Section 1.16 hereof.

“New Term Loan Commitments” is defined in Section 1.16 hereof.

“New Term Loan Facility” shall mean a facility providing for the borrowing of New Term Loans.

“New Term Loans” is defined in Section 1.16 hereof.

“Note” and “Notes” is defined in Section 1.11(d) hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Holdings, the Borrower or any Subsidiary arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Parent Company” means, with respect to a lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Parent” means Dave & Buster’s Entertainment, Inc., a Delaware corporation.

“Parent PIK Notes” means the 12.25% Senior Discount Notes due 2016, issued by the Parent, in an original principal amount of $180,790,000, as reduced by any repayment, redemption or retirement thereof.

“Participating Interest” is defined in Section 1.3(d) hereof.

“Participating Lender” is defined in Section 1.3(d) hereof.

“PATRIOT Act” is defined in Section 13.24 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for any Lender, its Revolver Percentage or Term Loan Percentage, as applicable and, where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.9 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition (i) that has been approved by the Required Lenders in their sole discretion or (ii) with respect to which all of the following conditions shall have been satisfied:

(a)     after giving effect to such Acquisition, the Borrower will be in compliance with Section 8.18;

(b)     the Acquisition shall not be a Hostile Acquisition;

(c)     to the extent total revenue of the Acquired Business exceeds $30,000,000 for the most recently ended consecutive four fiscal quarter period for which financial statements are available at the time of such Acquisition, the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm (which shall include BDO USA, LLP, Grant Thornton LLP and McGladrey LLP), or if such financial statements have not been audited by such an accounting firm, such financial statements shall have undergone a review by an accounting firm reasonably acceptable to the Administrative Agent;

(d)     if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 and Section 8.17 hereof in connection therewith;

(e)     as of the date of the definitive documentation for such Acquisition, the Borrower would be in compliance with the then-applicable financial covenant set forth in Section 8.22 hereof, in each case calculated on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which financial statements are available prior to the date of such definitive documentation;

(f)     as of the date of the definitive documentation for such Acquisition, no Default or Event of Default; and

(g)     the Person so acquired (or the Person owning the assets so acquired) shall become (or be) a Guarantor; provided, that this clause (g) shall not restrict Acquisitions of such Person to the extent that such Person becomes a Guarantor, even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors.

“Permitted Holders” means the Sponsor and any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) containing one or more of the foregoing.

“Permitted Liens” means Liens permitted under Section 8.8 hereof.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 8.7, (b) other than with respect to indebtedness permitted pursuant to Sections 8.7(h) and (l), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the indebtedness being modified, refinanced, refunded, renewed, exchanged or extended, (c) if the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations and/or is secured by a Lien that is junior to the Lien securing the Obligations, such modification, refinancing, refunding, renewal, exchange or extension is contractually subordinated in right of payment to the Obligations and/or is secured by a Lien that is junior to the Lien securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred solely by the Person or Persons who are the obligors on the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such indebtedness (including any guarantors thereof to the extent of any guarantees thereof permitted pursuant to Section 8.7 and Section 8.9), (e) such indebtedness shall be unsecured if the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured (other than Permitted Liens), (f) such indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the Lien securing such indebtedness, (iii) Permitted Liens, (iv) accessions, proceeds and products thereof and (v) to the extent securing assets financed by the same counterparty or its affiliate, (g) if any Liens securing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Creditors as those contained in the documentation governing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole and (h) at the time of such modification, refinancing, refunding, renewal, replacement, exchange or extension of such indebtedness (other than in respect of Capital Lease Obligations, purchase money indebtedness or other indebtedness of the type permitted to be incurred pursuant to Section 8.7(b)), no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Surviving Debt” means such indebtedness listed on Schedule 8.7.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Premises” means the real property owned or leased by the Borrower or any Subsidiaries, including without limitation the real property and improvements thereon owned by the Borrower or any Subsidiaries subject to the Lien of the Mortgages or any other Collateral Documents.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Secured Leverage Ratio, the Total Leverage Ratio, Consolidated Total Assets or the calculation of any other financial ratio or test hereunder (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (or, in the case of Consolidated Total Assets, as of the last day of such period) with respect to any ratio or test for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a disposition of a Subsidiary or all or substantially all of the assets of a Subsidiary (or any business or division of the Borrower or any Subsidiary) or any designation of a subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, investment or Subsidiary Redesignation described in the definition of the term “Subject Transaction”, shall be included, (b) any incurrence, retirement or repayment by the Borrower or any of its Subsidiaries of indebtedness; provided that in the case of this clause (b), (x) if such indebtedness has a floating or formula rate, such indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Borrower or Subsidiary may designate and (c) the acquisition of any Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries; provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such ratio or test solely to the extent that such adjustments are consistent with the definition of “EBITDA.”

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

“Public Company Costs” means (a) costs, expenses and disbursements associated with, related to or incurred in anticipation of, or preparation for compliance with (x) the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (y) the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and (z) the rules of national securities exchange companies with listed equity or debt securities, (b) costs and expenses associated with investor relations, shareholder meetings and reports to shareholders or debtholders and listing fees, and (c) directors’ and officers’ compensation, fees, indemnification, expense reimbursement (including legal and other professional fees, expenses and disbursements), and insurance.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant.”

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.

“Reference Period” means any period of four consecutive fiscal quarters.

“Refinancing” is defined in the definition of the term “Transactions” hereof.

“Refinance” is defined in Section 1.20(a) hereof.

“Refinancing Effective Date” is defined in Section 1.20(a) hereof.

“Refinancing Term Lender” is defined in Section 1.20(a) hereof.

“Refinancing Term Loan Amendment” is defined in Section 1.20(a) hereof.

“Refinancing Term Loan Series” is defined in Section 1.20(a) hereof.

“Refinancing Term Loans” is defined in Section 1.20(a) hereof.

“Register” is defined in Section 13.12(b) hereof.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 11.5 or any comparable provision of any Loan Document.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Replacement L/C Issuer” means with respect to any Replacement Revolving Facility, one or more Replacement Revolving Lenders thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” means at any time with respect to any Replacement Revolving Facility, an amount equal to the U.S. Dollar Equivalent of sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit” means any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Commitment Series” is defined in Section 1.20(b) hereof.

“Replacement Revolving Credit Amendment” is defined in Section 1.20(b) hereof.

“Replacement Revolving Credit Commitments” is defined in Section 1.20(b) hereof.

“Replacement Revolving Credit Effective Date” is defined in Section 1.20(b) hereof.

“Replacement Revolving Credit Percentage” means as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Credit Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Credit Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit” means as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swing Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility” means each Replacement Revolving Commitment Series of Replacement Revolving Credit Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Lender” is defined Section 1.20(b) hereof.

“Replacement Revolving Loans” is defined in Section 1.20(b) hereof.

“Replacement Swing Line Lender” means with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement Swing Line Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement Swing Loans” means any swing loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Repricing Event” means the refinancing or repricing by Borrower of all or any portion of the Term Loans the primary purpose of which is to reduce the all-in-yield applicable to the Term Loans (a) with the proceeds of any secured term loans or (b) in connection with any amendment to the Loan Documents, in either case, that reduces the “effective” interest rate applicable to the existing Term Loans, it being agreed that in determining the “effective” interest rate of such secured term loans and the existing Term Loans: (A) margins as well as all upfront and similar fees and original issue discount paid in the primary syndication of such secured term loans or the existing Term Loans (based on (x) an assumed four year average life to maturity or (y) if the stated maturity is less than four years, the actual life to maturity), and any amendments to the Applicable Margin applicable to the existing Term Loans that became effective subsequent to the Closing Date but prior to the time of such incurrence of secured term loans shall be included in such calculation, (B) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in its capacity as such in connection with any of the existing Term Loans or to one or more arrangers (or their affiliates) in their capacities as applicable to any such secured term loans shall be excluded from such calculation and (C) if such secured term loans include an interest rate floor that is then applicable and the interest rate floor with respect to the existing Term Loans is then applicable, then the difference between such applicable interest rate floors shall be equated to interest margin and included in the calculation of the “effective” interest rates.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments and unused Term Loan Commitments, if any, constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments and unused Term Loan Commitments, if any, of the Lenders; provided, however, that the calculation of “Required Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower).

“Required Prepayment Date” is defined in Section 1.9(e) hereof.

“Required Revolving Lenders” means, as of the date of determination thereof, Revolving Lenders whose outstanding Revolving Loans and interests in Letters of Credit and Unused Revolving Credit Commitments, if any, constitute more than 50% of the sum of the total outstanding Revolving Loans, interests in Letters of Credit and Unused Revolving Credit Commitments, if any, of the Revolving Lenders; provided, however, that the calculation of “Required Revolving Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower).

“Reserve Regulations” is defined in the definition of the term “Statutory Reserves” hereof.

“Restricted Amount” is defined in Section 1.9(d) hereof.

“Restricted Payments” is defined in Section 8.12 hereof.

“Restricted Subsidiary” means any existing and future direct and indirect Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Interim Period as to which the corresponding Excess Cash Flow Period has ended at or prior to such time, the portion of the cumulative Excess Cash Flow for such Excess Cash Flow Interim Period subsequent to which a Cumulative Credit Payment was made with respect to the Retained Percentage of Excess Cash Flow for such period equal to the amount, if any, by which the aggregate amount of Cumulative Credit Payments in respect of all such Excess Cash Flow Interim Periods exceeds the Retained Percentage of Excess Cash Flow for such corresponding Excess Cash Flow Period.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the ECF Prepayment Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Reuters Screen LIBOR01 Page” is defined in Section 1.4(b) hereof.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Eligible Foreign Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last Business Day of each calendar month, and (d) each additional date as the Administrative Agent shall specify.

“Revolver Percentage” means, for each Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through Participating Interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and the U.S. Dollar Equivalent of all L/C Obligations then outstanding.

“Revolving Credit Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans, and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof, and shall include New Revolving Credit Commitments, if any, of such Revolving Lender, and Extended Revolving Credit Commitments, if any, of such Revolving Lender and Replacement Revolving Credit Commitments, if any, of such Revolving Lender and “Revolving Credit Commitments” means such commitments of all Revolving Lenders in the aggregate. The Borrower and the Revolving Lenders acknowledge and agree that the Revolving Credit Commitments of the Revolving Lenders aggregate $50,000,000 on the Closing Date.

“Revolving Credit Commitment Extension Amendment” is defined in Section 1.19(c) hereof.

“Revolving Credit Commitment Extension Election” is defined in Section 1.19(b) hereof.

“Revolving Credit Commitment Extension Request” is defined in Section 1.19(a) hereof.

“Revolving Credit Facility” means the credit facility for making Revolving Loans, Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.15 hereof and each separate Class of Revolving Credit Commitments established in connection with the making or increase, as applicable, of New Revolving Credit Commitments pursuant to Section 1.16, Extended Revolving Credit Commitments pursuant to a Revolving Credit Extension Amendment as contemplated by Section 1.19 and Replacement Revolving Credit Commitments pursuant a Replacement Revolving Credit Amendment as contemplated by Section 1.20.

“Revolving Credit Termination Date” means July 25, 2019, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof; provided, that any reference to Revolving Credit Termination Date with respect to (x) any New Revolving Credit Commitments shall be the final maturity date as specified in the applicable Commitment Amount Increase Notice, (y) Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Revolving Credit Commitment Extension Request and (z) any Replacement Revolving Credit Commitments shall be the final maturity date as specified in the Replacement Revolving Credit Amendment.

“Revolving Facility Test Condition” means as of any date of determination, without duplication, that the aggregate outstanding amount of (a) all Revolving Loans and Swing Loans and (b) all L/C Obligations (excluding the Letters of Credit underlying which have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the L/C Issuer), exceeds an amount equal to 30% of the total Revolving Credit Commitment on such date.

“Revolving Lender” means any Lender with a Revolving Credit Commitment or holding Revolving Loans or participating in L/C Obligations or Swing Loans.

“Revolving Loan” is defined in Section 1.2 hereof and includes any Revolving Loans advanced pursuant to the Revolving Credit Commitments in effect on the Closing Date, any New Revolving Loans advanced pursuant to Section 1.16 hereof, any Extended Revolving Loans established pursuant to Section 1.19 hereof and any Replacement Revolving Loans advanced pursuant to Section 1.20 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions;

“Secured Creditor” shall have the meaning assigned to such term in the Security Agreement.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (i)(x) Total Funded Debt of the Borrower and its Subsidiaries as of such date, in each case, that is secured on a pari passu basis with the Credit Facilities, minus (y) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (or cash and Cash Equivalents restricted in favor of any Lender or any Agent for the benefit of the Lenders), determined in accordance with GAAP, at such date to (ii) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Secured Obligation” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date among the Borrower, the Guarantors and the Collateral Agent.

“Seller Debt” means indebtedness of the Borrower payable to the sellers of any company acquired in any Acquisition permitted hereunder; provided, however, that such debt shall be unsecured.

“Solvent” means, with respect to Holdings, the Borrower and its subsidiaries, taken as a whole, that as of the date of determination, (a) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and its subsidiaries, taken as a whole, does not exceed the present fair value of the assets of Holdings, the Borrower and its subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Holdings, the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings, the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of Holdings, the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings, the Borrower and its subsidiaries, taken as a whole, as contemplated as of such date of determination; and (iv) Holdings, the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Distribution” is defined in the recitals to this Agreement.

“Sponsor” means Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P., Oak Hill Capital Management, LLC and OHCP GenPar III, L.P. or any of them, and its Affiliates (other than Affiliates (including Holdings and its Subsidiaries) that are portfolio companies of the Sponsor).

“Statutory Reserves” is defined in Section 1.4(b) hereof.

“Statutory Subsidiary” means any Subsidiary of the type described in clauses (iii) and (iv) of the proviso in Section 4.1.

“Subject Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or other acquisition of all or substantially all of the assets of, or of any business or division of a Person, (c) the acquisition of in excess of 50% of the Equity Interests of a Person (including, at the Borrower’s option, acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in such Subsidiary) or otherwise causing any Person to become a Subsidiary, (d) the merger, consolidation or other combination with any Person (other than a Subsidiary), (e) any disposition of a Subsidiary or all or substantially all of the assets of a Subsidiary (or any business or division of the Borrower or any Subsidiary) not prohibited by this Agreement, (f) the designation of a Subsidiary as an Unrestricted Subsidiary or any Subsidiary Redesignation or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing (which approval shall not be unreasonably delayed or withheld) by the Administrative Agent and is otherwise pursuant to documentation which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are customary for similar subordinated debt of similarly situated companies.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries; provided that except for purposes of the definition of Unrestricted Subsidiary contained herein, no Unrestricted Subsidiary shall be a Subsidiary for any purpose of this Agreement.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Subsidiary Redesignation” is defined in the definition of the term “Unrestricted Subsidiary” hereof.

“Successor Holdings” is defined in Section 8.23 hereof.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Facility” means the credit facility for making one or more Swing Loans described in Section 1.15 hereof.

“Swing Line Lender” means Jefferies Finance LLC, in its capacity as provider of Swing Loans, or any successor swing line lender hereunder.

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.15 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Term Credit Facility” means the credit facility for the Term Loans described in Section 1.1 hereof and each separate Class of Term Loans established in connection with the making or increase, as applicable, of New Term Loans pursuant to Section 1.16, Extended Term Loans pursuant to a Term Loan Extension Amendment as contemplated by Section 1.18 hereof and Refinancing Term Loans pursuant to a Refinancing Term Loan Amendment as contemplated by Section 1.20 hereof (other than any such New Term Loans which, in accordance with Section 1.16, are added to an existing Term Credit Facility).

“Term Loan” is defined in Section 1.1 hereof and includes the Term Loans advanced on the Closing Date, any New Term Loans advanced pursuant to Section 1.16 hereof, any Extended Term Loans established pursuant to Section 1.18 hereof and any Refinancing Term Loans advanced pursuant to Section 1.20 hereof, and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Term Loan Lender, the obligation of such Term Loan Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1 attached hereto and made a part hereof, New Term Loans, if any, pursuant to Section 1.16 hereof, Extended Term Loans, if any, pursuant to Section 1.18 and Refinancing Term Loans, if any, pursuant to Section 1.20 hereof and “Term Loan Commitments” means such commitments of all Term Loan Lenders in the aggregate. The Borrower and the Term Loan Lenders acknowledge and agree that the Term Loan Commitments of the Term Loan Lenders aggregate $530,000,000 on the Closing Date.

“Term Loan Extension Amendment” is defined in Section 1.18(c) hereof.

“Term Loan Extension Election” is defined in Section 1.18(b) hereof.

“Term Loan Extension Request” is defined in Section 1.18(a) hereof.

“Term Loan Lender” means any Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments of any Class represented by such Lender’s Term Loan Commitment of such Class or, if such Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans of such Class then outstanding.

“Term Note” is defined in Section 1.11 hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (without duplication) of (a) cash paid as consideration by the Borrower and its Subsidiaries to the seller in connection with such Acquisition, (b) indebtedness payable by the Borrower and its Subsidiaries to the seller in connection with such Acquisition not constituting Earnout Payments, (c) the present value of future payments which are required to be made by the Borrower and its Subsidiaries over a period of time and are not contingent upon the Borrower or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Alternate Base Rate), but only to the extent not included in clause (a) or (b) above, (d) the amount of indebtedness assumed by the Borrower and its Subsidiaries in connection with such Acquisition minus (e) the aggregate proceeds of sales or issuances of Equity Interests and/or the amount of equity contributions made to the Borrower the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Acquisition minus (f) any cash and Cash Equivalents on the balance sheet immediately prior to closing of the Acquired Business acquired as part of the applicable Acquisition (except to the extent that such cash and Cash Equivalents were directly or indirectly funded or financed by the Borrower, any Guarantor, any Subsidiary); provided that Total Consideration shall not include any consideration or payment paid by the Borrower or its Subsidiaries directly in the form of Equity Interests of the Borrower or any direct or indirect parent company.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness for Borrowed Money of the Borrower and the Subsidiaries at such time pursuant to clauses (a), (b) and (d) of the definition thereof.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i)(x) Total Funded Debt of the Borrower and its Subsidiaries as of such date, minus (y) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (or cash and Cash Equivalents restricted in favor of any Lender or any Agent for the benefit of the Lenders), determined in accordance with GAAP, at such date to (ii) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Transaction Costs” is defined in the definition of the term “Transactions” hereof.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the payment of (x) all amounts due or outstanding under or in respect of, and the termination of the Existing Credit Facilities and (y) all amounts necessary to satisfy and discharge the Existing Senior Notes in accordance with the terms thereof (the “Refinancing”) (d) the payment of the Special Distribution and/or all amounts due or outstanding under or in respect of the Parent PIK Notes and (e) the payment of all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing transactions (including to fund any upfront fees or original issue discount or premiums) (the “Transaction Costs”).

“Transformative Acquisition” means an Acquisition by the Borrower or any of its Subsidiaries not permitted under this Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unit” means a particular restaurant and/or entertainment center at a particular location that is owned or operated by the Borrower or one of its Subsidiaries or that is operated by a franchisee of the Borrower or one of its Subsidiaries.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower identified on Schedule 5.1(c), (ii) any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary by written notice to the Administrative Agent and (iii) any Subsidiary of any Person described in clauses (i) and (ii); provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofor consummated after the first day of such Reference Period ended on or before the date of such designation), the Borrower shall be in compliance with the then-applicable financial covenant set forth in Section 8.22 hereof, calculated on a Pro Forma Basis, giving effect to such designation, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Subsidiary) solely through investments permitted by, and in compliance with, Section 8.9 and (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as investments pursuant to Section 8.9. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofor consummated after the first day of such Reference Period), the Borrower shall be in compliance with the then-applicable financial covenant set forth in Section 8.22 hereof, calculated on a Pro Forma Basis, giving effect to such Subsidiary Redesignation, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Representative of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii).

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and U.S. Dollar Equivalent of all L/C Obligations.

“U.S. Dollar Equivalent” means (a) the amount of any Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Letter of Credit denominated in Canadian Dollars, the amount of U.S. Dollars which would be realized by converting Canadian Dollars into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior (i) to the date on which a computation thereof is required to be made and (ii) to any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for Canadian Dollars and (c) in relation to any Letter of Credit denominated in any currency other than U.S. Dollars or Canadian Dollars, the amount of U.S. Dollars that would be realized by converting such other currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (local time) three Business Days prior (i) to the date on which a computation thereof is required to be made and (ii) to any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such other currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person.

“Waivable Mandatory Prepayment” is defined in Section 1.9(e) hereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness for Borrowed Money at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness for Borrowed Money.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other Equity Interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2     Interpretation. (a) The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended or renewed (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein, if any), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, subsections, paragraphs, clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections, subsections, paragraphs and clauses of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” All references to time of day herein are references to New York, New York time unless otherwise specifically provided.

(b)     Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

(c)     Notwithstanding anything to the contrary herein, financial ratios and tests (including the Secured Leverage Ratio, the Total Leverage Ratio and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Reference Period during which any Subject Transaction occurs shall be calculated with respect to such Reference Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Reference Period and on or prior to the date of any required calculation of a financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio and the amount of Consolidated Total Assets) (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Reference Period shall have made any Subject Transaction, then, in each case, any applicable financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio and the amount of Consolidated Total Assets) shall be calculated on a Pro Forma Basis for such Reference Period as if such Subject Transaction occurred at the beginning of the applicable Reference Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with the then-applicable financial covenant set forth in Section 8.22, the date of the required calculation shall be the last day of the Reference Period and Subject Transactions occurring thereafter shall not be taken into account).

(d)     For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio, the amount of EBITDA or the amount of Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred as a result of such action, change, transaction or event solely as a result of a change in the component elements used in calculating such financial ratio or test that occurs after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e)     Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 8.22, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 8.22, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the substantially concurrent calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 5.3     Accounting Principles. Unless otherwise specified herein and except with respect to the financial statements required to be delivered pursuant to Section 8.5, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including financial ratios and other financial calculations, including the amount and utilization of any “basket” and whether any lease should be treated as a Capital Lease and the amount of any Capitalized Lease Obligations for purposes of this Agreement) shall be made, in accordance with GAAP and the application thereof as in effect on the Closing Date (including disregarding any cumulative effect of any change in accounting principles); provided that, if at any time any change in GAAP or the application thereof would affect the operation thereof on any provision of any Loan Document and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders, not to be unreasonably withheld or delayed); and provided, further that, (i) until so amended, such provision shall continue to be interpreted in accordance with GAAP and the application thereof prior to such change therein regardless of whether any such request is given before or after such change in GAAP or in the application thereof and (ii) it is agreed that such amendment to effectuate such changes shall not require the payment of any amendment or similar fees to the Administrative Agent or the Lenders. For purposes of this Agreement, computations and determinations in respect of Indebtedness for Borrowed Money and Interest Expense shall disregard the effect of Accounting Standards Codification No. 480 as it relates to qualified capital stock other than Disqualified Stock.

Section 5.4     Determination of Compliance with Certain Covenants; Amounts.

(a)     For purposes of determining compliance with any negative covenant set forth in Section 8:

(i)     in the event that the incurrence of, or making of, any indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt (or payment in respect thereof), investment or sale, lease, transfer or other disposition of assets (or any portion thereof) meets the criteria of more than one of the categories of permitted indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets described in Section 8 the Borrower, in its sole discretion, may classify or reclassify such indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets (or any portion thereof), and will only be required to include the amount and type of such indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets, as the case may be, in one permitted category of indebtedness, Lien, Restricted Payment or Subordinated Debt, investment or sale, lease, transfer or other disposition of assets, as the case may be; and

(ii)     at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets, as the case may be, among one or more of the relevant categories of permitted indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets, as the case may be.

(b)     For purposes of determining compliance with any dollar-denominated restrictions (including indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets), the dollar-equivalent amount of such transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such transaction was entered into (or, in the case of term debt, incurred; or in the case of revolving credit debt, first committed); provided that if such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness (or revolving commitments) does not exceed the amount necessary to refinance the principal amount of such indebtedness (or revolving commitments) being refinanced on the date thereof, plus unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses reasonably incurred.

SECTION 6.     Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders (in the case of Holdings, solely to the extent set forth in Sections 6.2, 6.3, 6.11, 6.12, 6.19 and 6.21) at the time of each Credit Event, as follows:

Section 6.1     Organization and Qualification. The Borrower is (a)(i) duly organized, validly existing and (ii) in good standing under the laws of the State of its formation or organization, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except in the case of clauses (a)(ii), (b) and (c) where the failure to do so would not have a Material Adverse Effect.

Section 6.2     Subsidiaries. Holdings and each Subsidiary is (a)(i) duly organized and validly existing, and (ii) in good standing under the laws of the jurisdiction in which it is formed or organized, (b) has full and adequate corporate, limited liability company or other organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except in the case of clauses (a)(ii), (b) and (c) where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto (updated from time to time pursuant to Section 8.17 hereof) identifies as of the Closing Date and after the date of the most recent update of Schedule 6.2, as of the date of such update, each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its Equity Interests owned by Holdings, the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Equity Interests and the number of shares of each class issued and outstanding. All of the outstanding shares of Equity Interests of the Borrower and each Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 6.2 as of the Closing Date and after the Closing Date, as of the date of the most recent financial statements delivered by the Borrower pursuant to Section 8.5(A)(a) or Section 8.5(A)(b) as owned by Holdings, the Borrower or any Subsidiary are owned, beneficially and of record, by Holdings, the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents, non-consensual Permitted Liens, and in the case of Equity Interests of a Subsidiary that is not a Loan Party, all Permitted Liens. As of the Closing Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Subsidiary.

Section 6.3     Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the Borrowings herein provided for, to issue its Notes as evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). This Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters contemplated hereby or thereby, (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect or (ii) any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent or the Collateral Agent pursuant to the Collateral Documents and Permitted Liens.

Section 6.4     Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.5     Financial Reports. From and after the date the Borrower first delivers its consolidated audited financial statements pursuant to Section 8.5, such financial statements furnished to the Administrative Agent and the Lenders fairly present in all material respects the consolidated financial condition of the Borrower and the Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP (except for the absence of footnotes and year-end adjustments in the case of unaudited financial statements) applied on a consistent basis throughout the period covered thereby.

Section 6.6     No Material Adverse Effect. Since December 31, 2013 there has been no Material Adverse Effect.

Section 6.7     Full Disclosure. To the knowledge of the Borrower, as of the Closing Date only, the written information (other than any projections, other forward looking statements and information of a general economic or industry specific nature) furnished prior to the Closing Date prepared by or on behalf of Holdings, the Borrower and the Subsidiaries furnished to the Administrative Agent and the Lenders for use in connection with the negotiations of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and as to any projections concerning the Borrower furnished to the Administrative Agent and the Lenders by the Borrower or its respective representatives, the Borrower represents that the same were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time made. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by the Administrative Agent and each Lender, that (a) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of the Subsidiaries or their respective representatives should not be viewed as facts and are subject to significant uncertainties and contingencies, which may be beyond the Borrower or any Subsidiary’s control, (b) no assurance is given by any of the Borrower or any Subsidiary that the results forecast in any such projections will be realized and (c) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

Section 6.8     Intellectual Property. Except to the extent the same would not reasonably be expected to have a Material Adverse Effect or except as set forth in Schedule 6.8, (a) subject to the following clauses (b), (c) and (d) covering infringement or other violation of third party rights, which are the only representations and warranties in this Section 6.8 with respect to infringement or other violation of third party Intellectual Property rights, the Borrower and the Subsidiaries own, possess, or have the right to use all Intellectual Property necessary to conduct their businesses as now conducted, (b) the operation of the respective businesses of the Borrower and the Subsidiaries as currently conducted does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any other Person, (c) as of the Closing Date no claim against the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing asserting any infringement, misappropriation, dilution, or other violation of the Intellectual Property of any other Person and (d) to the knowledge of the Borrower, no other Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of the Borrower or any Subsidiary.

Section 6.9     Governmental Authority and Licensing. The Borrower and the Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which would reasonably be expected to result in a Material Adverse Effect is pending or, to the knowledge of the Borrower, threatened in writing.

Section 6.10     Good Title. The Borrower and the Subsidiaries have good and legal title to (or valid leasehold interests in or other rights to use) their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales, transfer, leases or other dispositions of assets permitted by Section 8.10 hereof or made in the ordinary course of business), subject to no Liens other than Permitted Liens.

Section 6.11     Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Holdings or the Borrower threatened in writing, against Holdings, the Borrower or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.

Section 6.12     Taxes. All tax returns required to be filed by Holdings, the Borrower or its Subsidiaries in any jurisdiction have been timely filed (or requests for extensions have been timely filed), and all taxes, assessments, fees, and other governmental charges upon Holdings, the Borrower or the Subsidiaries or upon any of its Property, income or franchises have been timely paid, except such taxes, assessments, fees and governmental charges, if any, as (i) are being contested in good faith and by appropriate proceedings as to which adequate reserves established in accordance with GAAP have been provided or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.13     Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary for the valid execution, delivery or performance by Holdings, the Borrower or any Subsidiary of any Loan Document, except for such (a) approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings necessary to perfect Liens created pursuant to the Loan Documents and (c) those consents, approvals, registrations, filings or actions the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.14     Collateral Documents. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), subject as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights or remedies of creditors, and when (i) the Collateral (as defined in the Security Agreement) is delivered to the Collateral Agent (to the extent required by the Security Agreement) and (ii) UCC financing statements in appropriate form are filed in the offices specified on Schedule 6.14(a) (updated from time to time pursuant to Section 8.17), the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, in each case to the extent a security interest in such Collateral can be perfected through the filing of UCC financing statements, other than with respect to Permitted Liens and subject to Section 2(e) of the Security Agreement.

(b)     Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 6.14(a) (updated from time to time pursuant to Section 8.17), the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Active Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date), in each case subject to Permitted Liens.

(c)     The Mortgages, if any, are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights or remedies of creditors, and when the Mortgages are filed in the offices specified on Schedule 6.14(c) (updated from time to time pursuant to Section 4.3), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

Section 6.15     Investment Company. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.16     ERISA. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each Plan, the Borrower and each other member of its Controlled Group (a) has fulfilled in all respects its obligations under the minimum funding standards of and is in compliance with ERISA and the Code to the extent applicable to it and (b) has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17     Compliance with Laws. (a) The Borrower and each Subsidiary is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), in each case, except where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)     Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and the Subsidiaries, and each of the Premises, comply in all respects with all applicable Environmental Laws; (ii) the Borrower and the Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and the Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, or threatened Release of any Hazardous Material at, on, about, or off any of the Premises in any quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, or threatened Release of a Hazardous Material originating or emanating from any other property; (iv) the Borrower and the Subsidiaries have not used material quantities of any Hazardous Material and have conducted no Hazardous Material Activity at any location, including the Premises; (v) the Borrower and the Subsidiaries have no material liability for response or corrective action, natural resource damages or other harm pursuant to CERCLA, RCRA or any comparable state law; (vi) the Borrower and the Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiaries or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be expected to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; and (vii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material.

Section 6.18     Other Agreements. None of the Borrower or any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured, would reasonably be expected to have a Material Adverse Effect.

Section 6.19     Solvency. On and as of the Closing Date, Holdings, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

Section 6.20     No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21     PATRIOT Act. To the extent applicable, Holdings, the Borrower and each of the Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 7.     Conditions Precedent.

Section 7.1     All Credit Events. At the time of each Credit Event hereunder:

(a)     except in connection with an Acquisition and the advancing of Loans under Section 1.16, each of the representations and warranties set forth (w) in the case of the Closing Date, herein and in the other Loan Documents or (x) in the case of New Term Loans or New Revolving Credit Commitments, in the applicable amendment evidencing such new Term Loans or New Revolving Credit Commitments, as the case may be, or (y) in the case of Extended Term Loans or Extended Revolving Credit Commitments, in the applicable Term Loan Extension Amendment or Revolving Credit Commitment Extension Amendment, as the case may be, or (z) in the case of Refinancing Term Loans or Replacement Revolving Credit Commitments, in the applicable Refinancing Term Loan Amendment or Replacement Revolving Credit Amendment, as the case may be, shall be true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date);

(b)     except in connection with an Acquisition and the advancing of Loans under Section 1.16, no Default or Event of Default shall have occurred and be continuing or would occur immediately thereafter as a result of such Credit Event; and

(c)     (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.6 hereof, (ii) in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and (iii) in the case of an increase in the face amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof.

Each request for a Borrowing hereunder and each request for the issuance of or increase in the face amount of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) and (b) of this Section 7.1; provided, however, that the Lenders may continue to make advances under any relevant Credit Facility, in the sole discretion of the relevant Lenders, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2     Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)    the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Guarantors;

(b)     the Administrative Agent shall have received for each Lender requesting a Note such Lender’s duly executed Notes of the Borrower dated the Closing Date and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)     the Administrative Agent shall have received the Security Agreement and any other Loan Documents deliverable on the Closing Date, in each case duly executed by the Borrower and the Guarantors, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding Equity Interests in the Borrower and each Subsidiary (65% of such Voting Stock (and 100% of non-Voting Stock) in the case of any Foreign Subsidiary as provided in Section 4.2 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the Equity Interests in the Borrower and each such Subsidiary executed in blank and undated, (iii) authorization to file UCC financing statements to be filed against the Borrower, and each Guarantor, as debtor, in favor of the Collateral Agent, as secured party, and (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent;

(d)     the Administrative Agent shall have received insurance certificates in respect of the insurance required to be maintained under the Loan Documents, together with endorsements naming the Collateral Agent as additional insured and lender’s loss payee;

(e)     the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified, in the case of (x) articles of incorporation or comparable organizational documents, by the secretary of state of the state incorporation or formation and (y) in the case of bylaws, by its Secretary or Assistant Secretary or other appropriate officer;

(f)     the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the Authorized Representatives of the Borrower and each Guarantor, all certified in each instance by its Secretary or Assistant Secretary or other appropriate officer;

(g)     the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of the state of its incorporation or organization;

(h)     the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof then due and payable and all other fees (which amounts may be offset against the proceeds of the Loans) required to be paid on the Closing Date and all expenses (to the extent invoiced at least three (3) Business Days prior to the Closing Date) required to be paid on the Closing Date;

(i)     Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except Permitted Liens;

(j)     with respect to the Existing Credit Facilities, the Administrative Agent shall have received pay off and lien release letters from the applicable creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for their account) and containing an undertaking to cause to be delivered to the Administrative Agent (or authorizing the Administrative Agent to file) UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Guarantor and, after giving effect to the Refinancing, none of Holdings, the Borrower nor any of Subsidiaries shall have any third party Indebtedness for Borrowed Money other than (i) the Obligations and Commitments hereunder and (ii) Permitted Surviving Debt and indebtedness permitted under Section 8.7 (other than Section 8.7(b), (h), (k), (n) and (o));

(k)     the Administrative Agent shall have received a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower, certifying that Holdings, the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent;

(l)     the Administrative Agent shall have received for each Lender and the L/C Issuer a customary written opinion of counsel to the Borrower and each Guarantor specified on Schedule 7.2(l);

(m)     the Administrative Agent and the Lenders shall have received all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; that has been reasonably requested by the Lenders not less than ten (10) days prior to the Closing Date;

(n)     the Borrower and Guarantor shall have provided to the Administrative Agent such information required to prepare and file such UCC financing statements required in order to perfect the Liens granted by the Borrower and the Guarantors pursuant to the Collateral Documents as of the Closing Date; and

(o)     the Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of Parent and its Subsidiaries for Fiscal Years 2012 and 2013 (it being acknowledged by the Administrative Agent that such financial statements at and for Fiscal Years 2012 and 2013 have been received), (b) unaudited consolidated balance sheets and related statements of income and cash flows of Parent and its Subsidiaries for the first fiscal quarter of Fiscal Year 2014 (it being acknowledged by the Administrative Agent that such financial statements at and for the first fiscal quarter of Fiscal Year 2014 have been received) and (c) if requested by the Administrative Agent, a pro forma consolidated balance sheet and related pro forma income statement of Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 120 days prior to the Closing Date (if such period is a Fiscal Year of Parent and its Subsidiaries) or ended at least forty-five (45) days prior to the Closing Date (if such period is a fiscal quarter of Parent and its Subsidiaries), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided that (i) each such pro forma financial statement shall be prepared in good faith by the Borrower and (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R));

in each case, unless otherwise expressly provided for in Section 8.25.

SECTION 8.     Covenants.

Each of Holdings (solely to the extent set forth in Sections 8.1, 8.3 and 8.23) and the Borrower agrees that, so long as any of the Commitments hereunder shall remain in effect and until the payment in full of all the Loans and other Obligations and the cancellation or expiration of all Letters of Credit (other than any Letter of Credit which has been cash collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made), except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1     Maintenance of Business. Holdings and the Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except (i) as otherwise provided in Section 8.10(c) or Section 8.23 hereof, (ii) any liquidation or dissolution of a Subsidiary that, in the reasonable business judgment of the Borrower, is in its interest and (iii) any Subsidiary of which the failure to preserve or maintain its existence, would not reasonably be expected to have a Material Adverse Effect. Holdings and the Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals and Intellectual Property registrations necessary for the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 8.2     Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted), and shall from time to time make all necessary and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.3     Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, assessments, fees and governmental charges upon or against it or its Property within 30 days after the date when due, unless and to the extent that the same (i) are being contested in good faith and by appropriate proceedings as to which adequate reserves are provided therefor in accordance with GAAP or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4     Insurance. (a) The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with financially sound and reputable insurance companies, all reasonably insurable Property owned by it which is of a character usually insured by Persons similarly situated against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with financially sound and reputable insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent (but in any event, so long as no Event of Default has occurred and is continuing, no more than once during the term of such insurance) furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

(b)     The Borrower shall, and shall cause each Subsidiary to, insure its Collateral consisting of tangible personal property against such risks and hazards as other companies similarly situated insure against, under policies containing loss payable clauses to the Administrative Agent as its interest may appear (and, if the Administrative Agent requests, naming the Administrative Agent as additional insured therein) with financially sound and reputable insurers. All premiums on such insurance shall be paid by the Borrower and the policies of such insurance (or certificates therefor) delivered to the Administrative Agent. All insurance required hereby shall (i) provide that any loss shall be payable notwithstanding any act or negligence of Holdings or any of its Subsidiaries, (ii) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Borrower and the Administrative Agent of written notice thereof and (iii) be customary for companies in the same or similar business as the Borrower and operating in the same or similar locations as the Borrower. Any adjustment, compromise, and/or settlement of any losses under any insurance shall be made by the Borrower in its reasonable business judgment and, after the occurrence and during the continuance of any Event of Default, subject to final approval of the Administrative Agent in the case of losses exceeding $1,000,000 in the aggregate per Fiscal Year of the Borrower. In the event the Borrower fails to purchase any insurance required by the terms of this Agreement and the Administrative Agent purchases insurance that is required by the terms of this Agreement at the Borrower’s or any of its Subsidiaries’ reasonable expense, the Administrative Agent will give written notice of such purchase to the Borrower.

Section 8.5     Financial Reports. (A) The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting to permit the preparation of the quarterly and annual financial statements in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each of its Subsidiaries as the Administrative Agent or such Lender may reasonably request and, without any request, shall furnish to the Administrative Agent (for further distribution to the Lenders):

(a)     within forty-five (45) days after the last day of each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the third fiscal quarter of Fiscal Year 2014), a copy of the unaudited consolidated balance sheet of the Borrower as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of the Borrower for the fiscal quarter and for the Fiscal Year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year (commencing with the first fiscal quarter of Fiscal Year 2015) and showing in comparative form year to date against budget (commencing with the first such financial statements delivered after delivery of the budget for Fiscal Year 2015), prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to on behalf of the Borrower by its chief financial officer (or an officer with reasonably comparable duties) or another officer of the Borrower acceptable to the Administrative Agent that such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Borrower in all material respects, together with a management discussion and analysis; provided, however, that the requirement to provide comparisons to the previous Fiscal Year and to budget shall not apply to the statements of cash flows;

(b)     within one hundred twenty (120) days after the last day of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower as of the last day of the Fiscal Year then ended and the audited consolidated statements of income, retained earnings, and cash flows of the Borrower for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year (except with respect to the statements of cash flows) commencing with Fiscal Year 2014, together with a management discussion and analysis accompanied in the case of the consolidated financial statements by an opinion of KPMG LLP or another firm of independent public accountants of recognized national standing selected by the Borrower, without going concern or qualification arising out of the scope of the audit and to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower as of the close of such Fiscal Year and the results of its operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided that it shall not be a violation of this clause (b) if the audit and opinion accompanying the financial statements for any Fiscal Year is subject to a “going concern” or like qualification solely as a result of the Revolving Credit Termination Date or final maturity date of any Term Loan being scheduled to occur within twelve months from the date of such audit and opinion or breach or anticipated breach of the financial covenant set forth in Section 8.22;

(c)     promptly after receipt thereof, the final management letters delivered to the Borrower by its independent public accountants;

(d)     within seventy-five (75) days following the end of each Fiscal Year of Borrower, a copy of the Borrower’s consolidated business plan for the following Fiscal Year, such business plan to show Borrower’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by Borrower and in a reasonable and customary form (which shall include a summary of all assumptions made in preparing such business plan); provided that the foregoing may be prepared with respect to Parent on a consolidated basis if, during the entire period of such following Fiscal Year, Parent shall not conduct or engage in any operations or business or incur any indebtedness other than (i) those incidental to its ownership of the Equity Interests of Holdings, (ii) the maintenance of its legal existence and good standing and complying with requirements of law, (iii) any public offering or other issuance of its Equity Interests to the extent not triggering a Change of Control, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Parent, Holdings and the Borrower, (v) holding any cash or property received in connection with Restricted Payments made by Holdings or contributions to its capital or in exchange for the sale or issuance of Equity Interests, (vi) providing indemnification to directors, officers, employees, members of management and consultants, (vii) preparing reports to Governmental Authorities and to its shareholders; (viii) engaging in activities typical for a holding company subject to Section 13 or 15(d) of the Exchange Act and (ix) any activities incidental to any of the foregoing;

(e)     promptly after knowledge thereof shall have come to the attention of any Authorized Representative of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding against the Borrower or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, (iii) the occurrence of any event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or (iv) the occurrence of any event for which notice would be required under Section 8.13 or Section 8.14(c);

(f)     with each of the financial statements furnished to the Lenders pursuant to paragraphs (a) and (b) above, a written certificate in substantially the form attached hereto as Exhibit E signed on behalf of the Borrower by the chief financial officer (or an officer with reasonably comparable duties) of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent (in each case, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity) to the effect that to such officer’s knowledge, as at the date of such certificate, no Default or Event of Default exists or, if any such Default or Event of Default exists, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by, the Borrower or any Subsidiary to remedy the same and to the extent any Unrestricted Subsidiary then exists, setting forth the names of all such Unrestricted Subsidiaries. To the extent applicable, such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof; and

(g)     promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(B)     Notwithstanding the foregoing, the obligations in Sections 8.5(A)(a) and (b) above may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to paragraph (b), to the extent such financial statements relate to Holdings (or a parent thereof), such financial statements shall be accompanied by (i) information that summarizes in detail reasonably satisfactory to the Administrative Agent the differences between the information relating to Holdings (or such parent thereof), on the one hand, and the information relating to Borrower and its Subsidiaries, on the other hand and (ii) if reasonably requested by the Administrative Agent, unaudited consolidated financial statements of Borrower and its Subsidiaries. Documents required to be delivered pursuant to this Section 8.5 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and with respect to material non-public information, solely to the extent any Lender chooses to access the same or (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that (a) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (b) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(C)     Upon the request of the Administrative Agent, within thirty (30) days following the date on which financial statements with respect to each fiscal quarter and each Fiscal Year are required to be delivered pursuant to Section 8.5(A)(a) or (b) (or such longer period as shall be agreed by the Administrative Agent), the Borrower shall hold a meeting (which may be by teleconference) with the Lenders to discuss the Borrower’s financial results and other relevant matters relating to the operation of the Borrower and its Subsidiaries.

Section 8.6     Inspection. The Borrower shall, and shall cause each Subsidiary to (i) keep proper books of record and accounts in which full, true and correct entries are made to permit financial statements to be prepared in conformity with GAAP and (ii) permit the Administrative Agent and/or the Collateral Agent and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants so long as the Borrower is notified of and permitted to be present at any such discussions (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and/or the Collateral Agent the finances and affairs of the Borrower and the Subsidiaries) upon reasonable prior notice at such reasonable times during normal business hours and intervals as the Administrative Agent and/or the Collateral Agent may designate. Absent the occurrence and continuance of an Event of Default, such visits and inspections shall be at the expense of the Administrative Agent and/or the Collateral Agent; provided, however, that at any time that an Event of Default has occurred and is continuing, any and all such visits and inspections shall be at the Borrower’s expense, with respect to reasonable out of pocket expenses of the Administrative Agent and/or the Collateral Agent. Absent the occurrence and continuance of an Event of Default, there shall be no more than one visit and inspection per location pursuant to this Section 8.6 in any Fiscal Year.

Section 8.7     Borrowings and Guarantees. The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or guarantee any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)     the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs of the Borrower and the Subsidiaries;

(b)     purchase money indebtedness and Capitalized Lease Obligations or other Indebtedness for Borrowed Money financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets of the Borrower and the Subsidiaries in an amount not to exceed the greater of (i) $15,000,000 and (ii) 10.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, in the aggregate at any one time outstanding;

(c)     obligations of the Borrower or any Subsidiary Guarantor arising out of interest rate and/or foreign currency swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate or currency hedging agreements entered into in the ordinary course of business for the purposes of hedging risk associated with the business of the Borrower and the Subsidiaries and not for speculative purposes;

(d)    (i) endorsement of items for deposit or collection of commercial paper in the ordinary course of business, (ii) indebtedness in respect of netting services, overdraft protections, pooled deposit or sweep accounts and similar arrangements in the ordinary course of business, (iii) repurchase agreements permitted by Section 8.9(d) and (iv) indebtedness in respect of any bankers acceptance, letters of credit, bank guarantees, warehouse receipt or similar facilities entered into in the ordinary course of business;

(e)     intercompany advances and indebtedness among Holdings, the Borrower and its Subsidiaries permitted by Section 8.9(f), (g), (k), (m), (n), (o), (p), (s), (aa) and (bb);

(f)     guarantees of, and other contingent obligations with respect to, indebtedness, obligations, indemnifications, undertakings and products of the Borrower and its Subsidiaries otherwise permitted hereunder; provided that any such guarantee of Indebtedness for Borrowed Money that is subordinated to the Obligations shall also be subordinated to the Guarantee of such Subsidiary Guarantor in the same manner as such Indebtedness for Borrowed Money is so subordinated to the Obligations;

(g)     indebtedness representing any taxes, assessments, fees or governmental charges to the extent (i) such taxes are being contested in good faith and adequate reserves have been provided therefor or (ii) the payment thereof shall not at any time be required to be made in accordance with Section 8.3;

(h)    (i) indebtedness of the Borrower and/or any of its Subsidiaries (including any Person that becomes a Subsidiary) acquired pursuant to an Acquisition permitted hereunder or indebtedness assumed at the time of an Acquisition permitted hereunder; provided that (A) such indebtedness was not incurred in anticipation or contemplation of such Acquisition, (B) such indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person or Persons that so becomes a Subsidiary or Subsidiaries) except as otherwise permitted hereunder and (C) after giving effect to such indebtedness, the Borrower shall be in compliance with a Total Leverage Ratio of 3.60:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available prior to the date of the definitive documentation of such Acquisition;

(ii)     senior indebtedness, senior subordinated indebtedness and Subordinated Debt (including Seller Debt) of the Borrower and/or any of its Domestic Subsidiaries (including any Person that becomes a Subsidiary, but excluding any Disregarded Domestic Person) incurred to finance an Acquisition permitted hereunder; provided that after giving effect to such indebtedness, the Borrower shall be in compliance with a Total Leverage Ratio of 3.60:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available prior to the date of the definitive documentation of such Acquisition;

(iii)     any Permitted Refinancing of indebtedness set forth in clauses (i) and (ii) above;

(i)    (i) indebtedness of the Borrower and any of its Subsidiaries with respect to the performance of bids, tenders, trade contracts, governmental contracts and leases (other than, in each case, indebtedness representing borrowed money), performance bonds, completion guarantees, statutory obligations, stay or surety bonds, appeal bonds or customs bonds and obligations of like nature (including those to secure health, safety and environmental obligations), (ii) obligations in respect of letters of credit, bank guarantees or similar instruments in support of the items set forth in clause (i), in each case in the ordinary course of business and (iii) indebtedness of the Borrower and any of its Subsidiaries in connection with the enforcement of rights or claims of the Borrower or any Subsidiary in connection with judgments that do not result in an Event of Default;

(j)     indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in accordance with GAAP in connection with agreements providing for indemnification, Earnout Payments, incentive, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or sale, transfer, lease or other disposition of assets in accordance with the requirements of this Agreement, including Acquisitions permitted hereunder, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as otherwise permitted hereunder;

(k)     indebtedness of the Borrower and its Subsidiaries not exceeding the greater of (i) $20,000,000 and (ii) 15.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, in aggregate principal amount at any one time outstanding, which indebtedness may be secured to the extent permitted under Section 8.8;

(l)     the principal amount of indebtedness not to exceed the amounts set forth on Schedule 8.7 and any Permitted Refinancing thereof and renewals and extensions thereof;

(m)     indebtedness incurred in the ordinary course of business in connection with (i) the financing of insurance premiums or (ii) take-or-pay obligations in supply or trade arrangements;

(n)    (i) subject to satisfaction of the Incurrence Test described below or such indebtedness not exceeding an aggregate principal amount of $30,000,000 at any time outstanding, unsecured senior indebtedness, unsecured senior subordinated indebtedness and unsecured Subordinated Debt (including Seller Debt) (including, without limitation, guarantees thereof meeting the requirements set forth in the proviso to Section 8.7(f)) and (ii) any Permitted Refinancing thereof. As used in this Section 8.7(n), “Incurrence Test” means all of the following conditions shall have been satisfied after giving effect to the incurrence of any such indebtedness: (i) no Default or Event of Default shall exist as of the date of the incurrence of such indebtedness, including with respect to the then-applicable financial covenant contained in Section 8.22 hereof on a Pro Forma Basis and (ii) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower would have a Total Leverage Ratio on a Pro Forma Basis of not greater than the lesser of (A) 3.60:1.00 and (B) to the extent then-applicable, the then maximum Total Leverage Ratio permitted by Section 8.22;

(o)    secured or unsecured notes or junior secured or unsecured loans issued by the Borrower (or a corporate co-issuer in addition thereto) in lieu of New Term Loans (such notes, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all New Term Loans, New Revolving Loans, New Term Loan Commitments and New Revolving Credit Commitments provided pursuant to Section 1.16 (other than those provided solely in reliance on clause (i)(B) to the proviso to Section 1.16(a)), shall not exceed the sum of (x) the amount described in clause (i)(A) of the proviso to Section 1.16(a) plus (y) the amount described in clause (i)(C) of the proviso to Section 1.16(a), (ii) the incurrence of such indebtedness shall be subject to clauses (iv)(A), (iv)(B) and (iv)(D) of the proviso to Section 1.16(a), (iii) any such notes or loans that are secured shall be secured only by the Collateral, any such notes may be secured on a pari passu or junior basis with the Secured Obligations and any such loans may be secured on a junior basis with the Secured Obligations, (iv) any such indebtedness that ranks pari passu in right of security or is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (v) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Loan Party;

(p)     indebtedness owed to current or former directors, officers, employees, members of management, consultants or any of their respective Investment Affiliates to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent thereof to the extent and in the amounts permitted by Section 8.12;

(q)     letters of credit, bank guarantees or similar items issued (i) in connection with (A) workers’ compensation, health, disability or unemployment insurance, (B) old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges or (C) self-insurance and indemnity obligations or (ii) to secure liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower or any of its Subsidiaries;

(r)     unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(s)     senior indebtedness, senior subordinated indebtedness or Subordinated Debt (including, in each case, one or more series of notes) incurred to consummate a Permitted Refinancing of the Obligations (or any obligations created under this Section 8.7(s)); provided that (i) such indebtedness shall rank pari passu or junior in right of payment and of security with the Loans and Commitments hereunder or shall be unsecured, (ii) other than interest rates, fees, discounts, premiums, optional prepayments and redemptions, such indebtedness shall have terms and conditions agreed to by the Borrower and the lenders providing such indebtedness, but shall be substantially the same (or, taken as a whole, no more favorable to, the lenders providing such indebtedness) as those applicable to the Loans and Commitments hereunder, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Loans and Commitments hereunder or such terms shall be on current market terms for such type of indebtedness on the date of incurrence and (iii) the holders thereof, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of an intercreditor or subordination agreement, as applicable, with customary market terms or otherwise reasonably acceptable to the Administrative Agent;

(t)    (i) indebtedness in respect of any letter of credit issued in favor of any L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Loans, respectively, as contemplated by Section 1.17 and (ii) indebtedness in respect of any Existing Letter of Credit;

(u)     [Reserved];

(v)     indebtedness under Card Programs not exceeding an aggregate principal amount of the greater of $5,000,000 and 3.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, at any time outstanding;

(w)     indebtedness of any Foreign Subsidiary or any Disregarded Domestic Person (including any Person that becomes a Foreign Subsidiary or a Disregarded Domestic Person), including under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 35.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available; provided that any indebtedness incurred pursuant to this clause (w) shall not be (1) guaranteed in any respect by the Borrower or any of its Domestic Subsidiaries (other than any Disregarded Domestic Person) or (2) secured by any of the Collateral; and

(x)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the foregoing.

Section 8.8     Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)     Liens (i) arising in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, (ii) on deposits in connection with bids, tenders, trade contracts, governmental contracts, leases (other than, in each case, indebtedness representing borrowed money), statutory obligations, self-insurance or reinsurance obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations in the ordinary course of business, provided in each case that the obligation is not for borrowed money and (iii) in connection with any letters of credit, bank guarantee or similar instrument posted to support the foregoing;

(b)     statutory or common law Liens of mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (i) with respect to obligations which are not yet overdue by more than 30 days or (ii) if more than 30 days overdue, (x) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (y) would not reasonably be expected to cause a Material Adverse Effect;

(c)     judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d)     Liens on Property of the Borrower or any Subsidiary securing (i) indebtedness permitted by Section 8.7(b) hereof; provided that (x) no such Lien shall extend to or cover other Property of the Borrower or any Subsidiary other than the respective Property so acquired, constructed, repaired, replaced or improved, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof, (y) the principal amount of indebtedness secured by any such Lien shall at no time exceed the amount paid with respect to the foregoing (other than pursuant to, and as permitted by the definition of, Permitted Refinancing), and (z) with respect to Capital Leases, such Liens do not at any time extend to or cover any Property of the Borrower or any Subsidiary (except for additions and accessions to such assets, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof) other than the respective Property subject to such Capital Leases; provided that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender or its affiliates and (ii) Permitted Refinancings thereof;

(e)     to the extent constituting a Lien, the rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision to terminate any such lease, sublease, license, sublicense, franchise, grant or permit or to permit or to require periodic payments as a condition to the continuance thereof;

(f)     any interest or title of a lessor or sublessor under any operating lease;

(g)     easements, rights of way, zoning or similar restrictions, building codes, reservations, covenants, encroachments, restrictions, and other similar encumbrances or minor defects or other irregularities in title, against real property incurred in the ordinary course of business which do not and would not reasonably be anticipated to materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)     Liens securing indebtedness and other obligations incurred pursuant to, and subject to the restrictions under Section 8.7(a), 8.7(o), 8.7(v) and 8.7(w);

(i)     non-exclusive licenses of Intellectual Property, licenses (other than of Intellectual Property), sublicenses, leases, or subleases granted to third parties in the ordinary course of business;

(j)    (i) rights of setoff or bankers’ Liens upon deposits of cash (including those relating to netting services, overdraft protection, pooled deposit or sweep accounts and similar arrangements), (ii) broker’s Liens upon securities accounts in favor of financial institutions, banks, or other depository institutions, (iii) repurchase agreements permitted by Section 8.9(d); and (iv) contractual rights of set off and rights of set off arising by operation of law relating to purchase orders or other agreements entered into with customers in the ordinary course of business;

(k)     Liens (i) on insurance policies and the proceeds thereof securing the financing of the premiums or reimbursement obligations with respect thereto and Liens arising out of deposits of cash and Cash Equivalents at any time securing deductibles, self-insurance, co-payment, co insurance, indemnification obligations, reimbursement, retentions and similar obligations to providers of insurance in the ordinary cause of business and (ii) in connection with letters of credits, bank guarantees and similar instruments in support of the foregoing;

(l)     the filing of precautionary financing statements in connection with operating leases, consignment arrangements or bailee arrangements entered into in the ordinary course of business;

(m)     Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of property;

(n)     Liens which arise under Article 4 of the UCC and similar foreign laws on items in collection and documents and proceeds related thereto;

(o)     other Liens securing indebtedness and other liabilities in an aggregate amount not to exceed the greater of (i) $20,000,000 and (ii) 15.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, at any time outstanding;

(p)     Liens (i) assumed in connection with an Acquisition permitted hereunder in existence at the time of such Acquisition, not created in contemplation of such event and securing indebtedness of the type described in Section 8.7(h)(i) hereof, (ii) securing indebtedness of the type described under Section 8.7(h)(ii) so long as, in the case of this clause (ii), after giving effect to such indebtedness the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower would have a Total Leverage Ratio on a Pro Forma Basis of not greater 3.60:1.00 and (iii) securing any Permitted Refinancing of the indebtedness permitted by the foregoing clauses (i) and (ii); provided that in the case of clause (i) no such Lien shall extend to or cover other Property not covered by the Lien on the date of acquisition and replacements thereof and additions thereto and the proceeds and products thereof and accessions thereto and assets financed by the same counterparty or its affiliate; provided, further, that, in each case of clauses (i), (ii) and (iii) the individual financings of property provided by one lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(q)     Liens for taxes, assessments, fees or governmental charges or levies (i) not yet due, (ii) being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iii) as to which the payment thereof shall not at any time be required pursuant to Section 8.3;

(r)     Liens in existence on the Closing Date which are listed in Schedule 8.8, but only to the respective date, if any, set forth in such Schedule 8.8 for the removal, replacement and termination of any such Liens, plus modifications, renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such modification, renewal, replacement or extension (other than as permitted by Section 8.7 or in connection with any Permitted Refinancing of such indebtedness) and (ii) any such modification, renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any Subsidiary (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds and products thereof and accessions thereto and assets financed by the same counterparty or its affiliate);

(s)     Liens (i) consisting of an agreement to dispose of any Property in a transaction permitted under Section 8.10, (ii) attaching to earnest money deposits of cash or Cash Equivalents made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or investment permitted under Section 8.9 and (iii) on cash or Cash Equivalents securing indebtedness in respect of any Existing Letter of Credit;

(t)    (i) Liens in favor of the Borrower or any Subsidiary that is a Guarantor securing indebtedness permitted under Section 8.7(e) and (ii) Liens in favor of a Subsidiary that is not a Subsidiary Guarantor granted by another Subsidiary that is not a Subsidiary Guarantor;

(u)    (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business and not prohibited by this Agreement and (ii) Liens arising by operation of law under Article 2 of the UCC or similar foreign laws in favor of a seller or buyer of goods;

(v)     to the extent constituting Liens, (i) sales, leases, transfers or other dispositions expressly permitted under Section 8.10 and (ii) customary transfer restrictions, purchase options, calls, puts, rights of first offer or refusal and tag, drag and similar rights in joint venture agreements;

(w)    Liens on cash or Cash Equivalents used to defease or to satisfy or discharge indebtedness and any interest, penalties or fees relating to such indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(x)    Liens on Property (i) of (and Equity Interests in) any Foreign Subsidiary or any Disregarded Domestic Person (including any Person that becomes a Foreign Subsidiary or a Disregarded Domestic Person) or any of their respective Subsidiaries securing indebtedness and other obligations pursuant to Section 8.7(h)(iii), (ii) of any Subsidiary that is not a Guarantor securing indebtedness of the Borrower or any of its Subsidiaries permitted under Section 8.7 and (iii) securing Permitted Refinancings in respect of the foregoing clauses (i) and (ii); and

(y)    Liens on the Collateral securing indebtedness and other obligations pursuant to Section 8.7(s).

Section 8.9    Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel or entertainment advances and other similar cash advances made to directors, officers, employees, members of management or consultants in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, or, for any Foreign Subsidiary, investments in direct obligations of the national government of the countries where such Foreign Subsidiary is located or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of such government; provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)    investments in commercial paper rated at least P 1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof and/or in cash;

(c)    investments in demand deposit accounts, checking accounts and certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $500,000,000 or, for any Foreign Subsidiary, issued by any bank located in the countries where such Foreign Subsidiary is located and which has capital and surplus of not less than $500,000,000 (or its equivalent), in each case which have a maturity of one year or less;

(d)    investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System (or equivalent systems for any jurisdiction of any Foreign Subsidiary);

(e)    investments in any money market fund that invests substantially all of its assets in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)    the Borrower and the Subsidiary Guarantors’ direct or indirect investments (whether in cash or assets) existing on the Closing Date in such amounts or with respect to such assets as set forth on Schedule 8.9 and, to the extent any such investments is a loan or advance, any modifications, replacements, renewals and extensions of such investment;

(g)    investments made from time to time by (i) the Borrower or a Subsidiary Guarantor in the Borrower or a Subsidiary Guarantor, (ii) a Subsidiary that is not a Subsidiary Guarantor in the Borrower or any Subsidiary of the Borrower and (iii) the Borrower or any Subsidiary in Holdings, to the extent permitted by Section 8.12;

(h)    Permitted Acquisitions;

(i)    guarantees and deposits permitted under Section 8.7;

(j)    investments (including indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(k)    transfers of assets among the Borrower and its Subsidiaries, in accordance with Section 8.10; provided that such transfer of assets among the Borrower and Subsidiary Guarantors shall be made expressly subject to the security interest granted to the Administrative Agent pursuant to the Security Agreement;

(l)    securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim, so long as the same are pledged to the Collateral Agent to secure the Obligations if required pursuant to the Collateral Documents;

(m)    in addition to investments permitted under clause (g) above, (i) investments made from time to time by the Borrower or any Subsidiary Guarantor in (x) Subsidiaries that are not Guarantors, (y) Unrestricted Subsidiaries and (z) joint ventures in an aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) 35.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, at any one time outstanding, (ii) investments made from time to time by the Borrower or any Subsidiary in any Foreign Subsidiary or any Statutory Subsidiary, to the extent consisting of contributions or other sales, transfers or other dispositions of Equity Interests in Foreign Subsidiaries or Statutory Subsidiaries and (iii) consisting of any amount required to permit any such Subsidiary to consummate a Permitted Acquisition;

(n)    other investments, loans, and advances in addition to those otherwise permitted by this Section 8.9 in an amount not to exceed in the aggregate at any one time outstanding (i) the greater of (x) $20,000,000 and (y) 15.0% of EBITDA of the Borrower and its Subsidiaries determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available plus (ii) the portion, if any of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 8.9(n) plus (iii) the portion, if any, of the amounts available to make Restricted Payments pursuant to Section 8.12(xii) on the date of such election that the Borrower elects to apply to this Section 8.9(n) plus (iv) the portion, if any, of the amounts available to make prepayments or redemptions pursuant to Section 8.21(b)(vi) on the date of such election that the Borrower elects to apply to this Section 8.9(n);

(o)    investments to the extent reflecting an increase in the value of investments otherwise permitted by this Section 8.9;

(p)    loans, notes or investments (i) that could otherwise be made as a distribution permitted under Section 8.12 or (ii) received as non-cash consideration in connection with a sale, transfer, lease or other disposition permitted by Section 8.10;

(q)    purchases of inventory in the ordinary course of business and investments necessary to comply with Sections 8.1 and 8.2 or which result from the reinvestment of proceeds of a sale, transfer, lease of other disposition or Event of Loss as permitted under this Agreement;

(r)    prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(s)    the Borrower and the Subsidiaries may hold accounts receivable or notes owing to any of them in the ordinary course of business or acquired in connection with any Acquisition permitted hereunder;

(t)    [Reserved];

(u)    investments constituting obligations of one or more directors, officers, employees, members of management or consultants of Holdings and its Subsidiaries in connection with such directors’, officers’ or employees’ acquisition of Equity Interests of Holdings or any Subsidiary (or any direct or indirect parent company), so long as no cash is actually advanced by Holdings, the Borrower or any Subsidiary to such directors, officers employees, members of management or consultants in connection with the acquisition of any such obligations;

(v)    (a) investments resulting from pledges and deposits made in connection with any applicable Permitted Lien and (b) to the extent constituting an investment, (i) the creation of Permitted Liens, (ii) Indebtedness for Borrowed Money permitted under Section 8.7 (other than Section 8.7(e)); (iii) the consummation of sales, transfers, leases or other dispositions permitted under Section 8.10 (other than Section 8.10(n)), (iv) the making of Restricted Payments permitted under Section 8.12 and (v) the making of payments permitted by Section 8.21;

(w)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in cash to Holdings (or such parent) in accordance with Section 8.12;

(x)    investments made in connection with the Transactions;

(y)    advances of payroll to directors, officers, employees, members of management or consultants in the ordinary course of business;

(z)    (i) investments in the ordinary course of business consisting of endorsements for collection or deposit; and (ii) extension of trade credit in the ordinary course of business or consistent with past practices;

(aa)    investments held (or committed to be made) by a Person that becomes a Subsidiary (or is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary) in connection with a Permitted Acquisition or investment otherwise permitted under this Section 8.9 to the extent such investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; and

(bb)    investments to the extent the consideration paid therefor consists solely of Equity Interests of the applicable Person (other than Disqualified Stock) or any direct or indirect parent thereof or contributions to such Person.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section 8.9, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid, less any distribution in the nature of a return on or return of investment, including the principal amount of any loan or advance or any similar payment, in respect of any such investment.

Section 8.10    Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to, consummate any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 8.10 shall not apply to nor operate to prevent:

(a)    the sale or lease or licensing of inventory and the sale or other disposition of cash or Cash Equivalents, in each case in the ordinary course of business;

(b)    the sale, transfer, lease or other disposition of Property of the Borrower and the Guarantors to one another in the ordinary course of its business or to a Subsidiary that is not a Guarantor (x) if permitted by Section 8.9 (other than Section 8.9(p)) or (y) for fair market value (as determined in good faith by such Person) and at least 75% of the consideration for such sale, transfer, lease or other disposition consists of cash or Cash Equivalents;

(c)    the merger or consolidation of any Subsidiary with and into the Borrower or any other Subsidiary or the liquidation or dissolution of any Subsidiary (so long as, in the case of any such dissolution or liquidation, the assets of such Subsidiary shall be distributed to its equityholders on a ratable basis), provided that, in the case of any merger or consolidation (i) involving the Borrower and a Subsidiary, the Borrower is the entity surviving the merger or the survivor expressly assumes the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent or (ii) of any Subsidiary which is not a Subsidiary Guarantor with a Subsidiary which is a Subsidiary Guarantor, (x) the Subsidiary Guarantor is the surviving entity, (y) the survivor expressly assumes the obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (z) the merger or consolidation is effected in order to consummate an investment permitted by Section 8.9 or a sale, transfer, lease or other disposition otherwise permitted under this Section 8.10;

(d)    the sale, forgiveness or discount or other transfer of notes or accounts receivable in the ordinary course of business for purposes of collection or compromise only (and not for the purpose of any bulk sale or securitization transaction);

(e)    the sale, transfer, lease or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower, any Guarantor or any Subsidiary, has become obsolete, worn out, surplus, uneconomical or no longer used or useful and which is sold, transferred, leased or otherwise disposed of in the ordinary course of business;

(f)    the Borrower and any of its Subsidiaries may grant non-exclusive licenses or sublicenses of Intellectual Property or leases or subleases to other Persons in the ordinary course of business or in connection with Acquisitions permitted hereunder;

(g)    leases or licenses, subleases or sublicenses (or the termination thereof) entered into in the ordinary course of business to the extent that they do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(h)    (A) the Borrower and its Subsidiaries may sell, transfer or dispose of Equity Interests to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests and (B) the Borrower may sell, transfer or dispose of Equity Interests to Holdings (including the sale or issuance of Equity Interests);

(i)    the Borrower and the Subsidiaries may sell, transfer, lease or dispose of non-core assets acquired in connection with Acquisitions otherwise permitted hereunder; provided that (i) no Event of Default then exists or would result therefrom and (ii) each such sale, transfer, lease or other disposition is in an arm’s-length transaction and the Borrower or such Subsidiary receives at least fair market value for such non-core assets;

(j)    the sale, transfer, lease or other disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties;

(k)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(l)    sales, transfers, leases or other dispositions of Property to the extent that (a) such Property is exchanged for credit against the purchase price of similar replacement Property or (b) the proceeds of such sale, transfer, lease or other disposition are reasonably promptly applied to the purchase price of such replacement Property;

(m)    (i) sales, transfers, leases or other dispositions so long as (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (B) not less than 75% of the consideration received shall be cash, (C) no Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto, and (D) the Net Cash Proceeds thereof shall be applied as required by Section 1.9(b)(i) and (ii) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any sale, transfer, lease or other disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries of not more than $15,000,000 during any Fiscal Year of the Borrower; and

(n)    transactions permitted by Section 8.9 (other than Section 8.9(p)), Section 8.12 (other than Section 8.12(x)) and any Permitted Lien.

Section 8.11    Reserved.

Section 8.12    Dividends and Certain Other Restricted Payments. The Borrower shall not (a) declare or pay any cash dividends on or make any other distributions in respect of any of its Equity Interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire for cash any of its Equity Interests (each, a “Restricted Payment”); provided, however, that the foregoing shall not operate to prevent:

(i)    Reserved;

(ii)    the making of dividends or distributions by the Borrower:

(A)    to Holdings in an amount necessary to discharge the tax liabilities attributable to the assets, income or activities of the Borrower and its Subsidiaries so long as (x) the Borrower is either no longer taxed as a corporation or is no longer the parent entity of a consolidated (or similar) group, in either case such that the Borrower does not have primary responsibility for reporting and paying such tax liabilities and (y) the ultimate recipient(s) applies the amount of any such dividend or distribution for such purpose;

(B)    to Holdings the proceeds of which shall be used by Holdings to pay (and to make a payment to any direct or indirect parent of Holdings to enable it to pay) (x) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus (y) any reasonable and customary compensation, expense reimbursements and indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries;

(C)    to Holdings the proceeds of which shall be used by Holdings to pay (and to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and any direct or indirect parent thereof;

(D)    to Holdings the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay fees and expenses related to any unsuccessful equity or debt offering not prohibited by this Agreement and Public Company Costs; and

(E)    to Holdings the proceeds of which shall be used by Holdings to finance (or to make a distribution to any direct or indirect parent thereof to finance) any investment permitted to be made by the Borrower and its Subsidiaries pursuant to Section 8.9; provided that (A) any such distribution to the direct or indirect parent of Holdings shall be made substantially concurrently with the closing or consummation of such investment and (B) Holdings or the applicable direct or indirect parent thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary upon receipt thereof or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 8.10) of the Person formed or acquired into the Borrower or a Subsidiary in order to consummate such investment otherwise permitted by Section 8.9, in each case, in accordance with the requirements of Section 4;

(iii)    (A) the Borrower from making cash distributions to Holdings (and/or by Holdings to any direct or indirect parent of Holdings) which are immediately used by Holdings (or such parent of Holdings) to redeem or otherwise acquire Equity Interests of Holdings (or such parent’s Equity Interests) or (B) the issuance by Borrower or any Subsidiary of an unsecured note in payment of the redemption or acquisition price of such Equity Interests, in each case held by any future, present or former director, officer, employee, member of management or consultant of Holdings (or any direct or indirect parent thereof), or any of its Subsidiaries (or any of their respective Investment Affiliates) in each case if and so long as (x) no Default or Event of Default has occurred and is continuing or would immediately arise as a result thereof and (y) the aggregate amount of such distributions (whether made in cash or by the issuance of a note) made in any Fiscal Year shall not exceed $4,000,000 (such amount, the “Permitted Distribution Amount”), with the unused amounts in any Fiscal Year being permitted to be carried over for use in succeeding Fiscal Years, plus the aggregate proceeds of sales or issuances of Equity Interests of Holdings (or any direct or indirect parent thereof) and/or the aggregate principal amount of equity contributions made to Holdings (or any direct or indirect parent thereof), in each case the proceeds of which are used substantially contemporaneously with such contribution to redeem such Equity Interests plus the amount of any key-man life insurance policies;

(iv)    the payment of distributions by the Borrower to Holdings, which are used by Holdings (or to make distributions to any direct or indirect parent thereof to enable it) to pay to its equityholders in the form of dividends on, and/or redemptions of, existing Equity Interests using the proceeds of any sale or issuance of Equity Interests of the Borrower (other than Disqualified Stock) or of capital contributions made to the Borrower, in each case so long as no Default or Event of Default has occurred and is continuing or would immediately arise as a result thereof, as of the date of the declaration of such payment or redemption; provided that the proceeds of the Cure Right shall not be used to make payments otherwise permitted pursuant to this clause (iv);

(v)    after a Qualified IPO, the payment by Borrower to Holdings (or any direct or indirect parent thereof) to make payments to its equityholders in the form of dividends on Equity Interests of Holdings (or such parent) in an amount up to 6.0% per annum of the net proceeds received in such Qualified IPO so long as no Default or Event of Default has occurred or would result therefrom as of the date of declaration of such dividend;

(vi)    repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

(vii)    payments made or expected to be made by the Borrower or any of its Subsidiaries (or to Holdings or its direct or indirect parent to enable it to make payments) in respect of withholding or similar taxes payable by any future, present or former directors, officers, employees, members of management and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (or any of their respective Investment Affiliates) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options, warrants or similar rights;

(viii)    cash payments made by the Borrower to Holdings (and/or by Holdings to any direct or indirect parent thereof to enable it to make payments) in lieu of fractional Equity Interests in connection with the exercise of warrants, options or similar rights or other securities, convertible or exchangeable for Equity Interests of the Borrower (and/or any direct or indirect parent thereof);

(ix)    other Restricted Payments made by Holdings, the Borrower or its Subsidiaries in addition to those otherwise permitted by this Section 8.12 in an amount not to exceed the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 8.12(ix); provided, that (i) after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing or result therefrom and (ii) on the date of declaration of such Restricted Payment and after giving effect to such Restricted Payment, the Total Leverage Ratio does not exceed 3.00:1.00, calculated on a Pro Forma Basis;

(x)    to the extent constituting Restricted Payments, transactions expressly permitted by Section 8.9 (other than Section 8.9(v)), Section 8.10 (other than Section 8.10(n)) and Section 8.15 (other than Section 8.15(n));

(xi)     the Borrower and its Subsidiaries may make Restricted Payments necessary to consummate the Transactions (including the Special Distribution); and

(xii)     so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom (in each case, determined as of the date of declaration of such Restricted Payment) or (B) no Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing or would result therefrom at the time of making such Restricted Payment, Restricted Payments by Holdings, the Borrower or its Subsidiaries in addition to those otherwise permitted by this Section 8.12 in an amount not to exceed $20,000,000 minus any amounts allocated to make investments pursuant to Section 8.9(n)(iii).

Section 8.13     ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any material event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty.

Section 8.14     Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except for any such non-compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.

(b)     Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply with, and maintain each of the Premises in compliance with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to ensure that each tenant and subtenant, if any, of any of the Premises or any part thereof comply with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in compliance with Environmental Law and in such quantities and in a manner reasonably required for the ordinary course of its business; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release, or threatened Release of a Hazardous Material as required of it by any applicable Environmental Law; (viii) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any of its Subsidiaries’ interest therein; (ix) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning a material environmental matter at the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

(c)     The Borrower shall notify the Administrative Agent in writing of and provide any reasonably requested documents promptly upon any Authorized Representative learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises if such matter would reasonably be expected to have a Material Adverse Effect: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material unpermitted Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability of the Premises arising pursuant to any Release, threatened Release or disposal of a Hazardous Material; or (5) any environmental, natural resource, health or safety condition.

Section 8.15     Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement involving payments in excess of $1,500,000 in any such transaction (or series of related transactions) with any of its Affiliates (other than with Wholly owned Subsidiaries that are Guarantors) on terms and conditions which are less favorable to the Borrower or such Subsidiary than those that might be obtained on an arm’s-length basis at the time from Persons who are not such an Affiliate, provided, however, that the foregoing restriction shall not apply to:

(a)     any transactions between the Borrower and any Subsidiary Guarantor or between any Subsidiary Guarantors, or any transaction between any Subsidiary which is not a Subsidiary Guarantor and any other Subsidiary which is not a Subsidiary Guarantor;

(b)     the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions;

(c)     transactions (including indebtedness, investments, sales, transfers, leases or other dispositions and Restricted Payments) among the Borrower and/or one or more of its Subsidiaries to the extent permitted by this Section 8;

(d)     employment, severance and other compensatory arrangements among Holdings (or any direct or indirect parent thereof), the Borrower and its Subsidiaries and their respective current or former officers, directors, members of management, consultants and employees in the ordinary course of business and transactions pursuant to stock option or similar plans and employee benefit plans and arrangements;

(e)     the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, members of management, consultants and employees of Holdings (or any direct or indirect parent thereof), the Borrower and its Subsidiaries, to the extent attributable to the existence of Holdings (or any direct or indirect parent thereof) the ownership or operations of the Borrower and its Subsidiaries and as determined in good faith by the board of directors or senior management of the relevant Person;

(f)     the payment of fees, expenses, indemnities or other payments and transactions, in each case pursuant to agreements in existence on the Closing Date and set forth on Schedule 8.15 or any amendment thereto to the extent such amendment is not materially disadvantageous to the Lenders;

(g)     the payment of (A) all indemnities and expenses owed to the Permitted Holders and each of their respective directors, officers, members of management, managers, employees and consultants, not to exceed $1,500,000 in the aggregate in any Fiscal Year, and (B) customary compensation made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, in each case to the extent the same have been approved by a majority of the disinterested members of the board of directors of the Borrower, in good faith, in each case, whether currently due or paid in respect of accruals from prior periods; provided, that no such fees pursuant to clause (A) above or compensation pursuant to clause (B) above may be paid at any time an Event of Default under Section 9.1(a), (j) or (k) shall have occurred and is continuing or would immediately thereafter result from the making of such payment, provided, however, that any such fees or compensation that are not paid when due as a result of this Section 8.15(g) may accrue and are otherwise permitted to be paid in full upon the cure or waiver of such Event of Default or at such time and to the extent as an Event of Default would not immediately thereafter result;

(h)     payments by Holdings (and any direct or indirect parent thereof), the Borrower and/or its Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and its Subsidiaries, in the ordinary course of business;

(i)     transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the senior management of the Borrower;

(j)    (i) transactions between the Borrower and any of its Subsidiaries which are in the ordinary course of business and (ii) transactions between Holdings and its shareholders in the ordinary course of business with respect to the Equity Interests in Holdings, including shareholder agreements, registration agreements and providing reimbursement and indemnities in respect thereof;

(k)     any contribution by Holdings to the capital of the Borrower;

(l)     the issuance of Equity Interests to any officer, director, employee, member of management or consultant or any of their respective Investment Affiliates of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions;

(m)     the issuance or transfer of Equity Interests (other than any Disqualified Stock) to any Permitted Holder or to any current, former or future director, officer, manager, employee or consultant (or any Affiliate of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(n)     Restricted Payments permitted by Section 8.12; and

(o)     issuances by the Borrower and its Subsidiaries of Equity Interests not prohibited hereunder.

Section 8.16     No Changes in Fiscal Year. The Borrower shall not permit its Fiscal Year to end on a day other than the Sunday after the Saturday closest to January 31 of each calendar year or change its method of determining fiscal quarters from the method used by it on the Closing Date. The term “Fiscal Year XXXX”, where “XXXX” is a calendar year, shall refer to the Fiscal Year of the Borrower beginning during such calendar year.

Section 8.17     Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), and in any event no later than at the time the Borrower delivers its written certificate pursuant to Section 8.5(A)(f) in connection with financial statements delivered pursuant to Section 8.5(A)(a) or (b) (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary and, if such Subsidiary shall be required to provide a Guarantee pursuant to Section 4.1, Schedule 6.14(a) shall be deemed amended to include reference to such Subsidiary), the Borrower shall (i) provide the Administrative Agent notice thereof and (ii) subject to Section 4.1, cause such newly formed or acquired Subsidiary to execute a Guarantee and such Collateral Documents as the Administrative Agent may then reasonably require (which shall be substantially consistent with the Collateral Documents then existing and shall be subject to the limitations set forth in Section 4.2 and Section 4.3 hereof), including, at the Borrower’s reasonable cost and reasonable expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith (subject to the limitations set forth in Sections 4.2 and 4.3 hereof and in the Collateral Documents).

Section 8.18     Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity (other than related, ancillary or complimentary businesses and activities and any businesses and activities reasonably related thereto) if, as a result, the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19     Use of Proceeds. The Borrower shall use the credit extended on the Closing Date under this Agreement solely, in respect of the Term Loans, to finance a portion of the Transactions (including the Refinancing and the Special Distribution), to pay the Transaction Costs and for working capital and general corporate purposes and, with respect of the Revolving Credit Facility, for the purposes set forth in, or otherwise permitted by, Section 1.2.

Section 8.20     No Restrictions. Except as provided under the Loan Documents (including the documents governing any New Term Loans, New Revolving Credit Commitments, Extended Term Loans, Extended Revolving Credit Commitments, Refinancing Term Loans and the Replacement Revolving Credit Commitments or any documents delivered in connection with any of the foregoing or customary terms in any documentation providing for any Permitted Refinancing thereof), the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, except for restrictions on the transfer of specific Property contained in agreements relating to such Property, such as Capital Leases, purchase money contracts, Intellectual Property licenses and the like, or (e) guarantee the Obligations and/or grant Liens on its assets to the Collateral Agent as required by the Loan Documents; provided, however, that the foregoing shall not apply to:

(a)     restrictions and encumbrances existing on the Closing Date;

(b)     restrictions or encumbrances on a Subsidiary at the time such Subsidiary first becomes a Subsidiary so long as such restriction or encumbrance was not entered into in contemplation of such Person becoming a Subsidiary and such restrictions are limited to such Subsidiary and its Subsidiaries;

(c)     restrictions or encumbrances that are contained in any agreement evidencing indebtedness of (and guarantees or pledges in respect of indebtedness of) a Subsidiary that is not a Subsidiary Guarantor, so long as such documentation only imposes restrictions on such Subsidiary (or guarantor or pledger) that is not a Subsidiary Guarantor and any of its Subsidiaries that are not Subsidiary Guarantors and the Equity Interests in such Persons;

(d)     restrictions or encumbrances that arise in connection with any sale, transfer, lease or other disposition permitted by Section 8.10, as to the assets being sold, transferred or disposed of;

(e)     restrictions or encumbrances that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement so long as such restrictions or encumbrances are applicable solely to such joint venture or the Equity Interests of such joint venture;

(f)     negative pledges and restrictions on Liens in favor of any holder of indebtedness permitted under Section 8.7 but solely to the extent any negative pledge relates to the property financed by or secured by such indebtedness (and, for the avoidance of doubt, excluding in any event any indebtedness secured by a Lien junior in priority to the Liens securing the Secured Obligations) or that expressly permits Liens for the benefit of the Agents and the Lenders on a senior basis without the requirement that such holders of such indebtedness be secured by such Liens on an equal and ratable (other than in the case of pari passu indebtedness), or junior, basis;

(g)     restrictions imposed by any agreement relating to secured indebtedness permitted pursuant to Sections 8.7 and 8.8 to the extent that such restrictions apply only to the property or assets securing such indebtedness or to the Subsidiaries incurring or guaranteeing such indebtedness and the Equity Interests in such Persons;

(h)     customary restrictions on leases, subleases, licenses or sublicenses otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto;

(i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j)     customary provisions restricting the assignment or transfer of any agreement entered into in the ordinary course of business;

(k)     customary restrictions or encumbrances that arise in connection with cash or other deposits permitted under Section 8.8 or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(l)     one or more agreements governing indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (A) no more restrictive in any material respect with respect to the Borrower or its Subsidiaries, taken as a whole, than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Subsidiary became a Subsidiary pursuant to agreements and instruments in effect on such date or (B) no more restrictive than the Loan Documents.

Section 8.21     Payments of Other Indebtedness; Modifications of Organizational Documents and Other Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to:

(a)     amend, supplement or otherwise modify, or permit the amendment, supplement or modification of, any of the terms or provisions contained in, or applicable to any documents evidencing Subordinated Debt (other than Immaterial Subordinated Debt and other than any such amendment, supplement or modification not materially adverse to the Lenders); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing of any Subordinated Debt or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement, or funding, in each case permitted under Section 8.7 in respect thereof;

(b)     make any voluntary prepayment on any Subordinated Debt or effect any voluntary redemption thereof or make any distribution, whether in cash, property, securities or a combination thereof, on such Subordinated Debt, other than (i) regularly scheduled payments of interest as and when due (to the extent not prohibited by applicable subordination provisions), (ii) payment of fees, expenses and indemnification obligations in respect thereof, (iii) payments, prepayments, redemptions or distributions with the proceeds of, or conversions to, securities (including Equity Interests of Holdings or any direct or indirect parent thereof), (iv) payments required under Section 163(i) of the Code in order to avoid any such obligations to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code (or any successor provision of similar import), (v) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments, prepayments, redemptions or distributions in respect of any Immaterial Subordinated Debt, (vi) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other payments, prepayments, redemptions or distributions in an amount not to exceed $5,000,000 minus any amounts allocated to make investments pursuant to Section 8.9(n)(iv) and (vii) so long as no Event of Default has occurred and is continuing or would result therefrom, payments, prepayments, redemptions or distributions in an amount not to exceed the Cumulative Credit as of such date.

(c)     agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its organization documents in a manner that is materially adverse to the interests of the Lenders after the Closing Date without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 8.22     Financial Covenant. As of the last day of each fiscal quarter of the Borrower specified below (commencing with the fourth fiscal quarter of Fiscal Year 2014) on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the Total Leverage Ratio to be greater than the ratio set forth opposite such date:

fiscal quarter Ended	Total Leverage Ratio
Fourth fiscal quarter of Fiscal Year 2014	4.50:1.00
First fiscal quarter of Fiscal Year 2015	4.50:1.00
Second fiscal quarter of Fiscal Year 2015	4.50:1.00
Third fiscal quarter of Fiscal Year 2015	4.50:1.00
Fourth fiscal quarter of Fiscal Year 2015	4.25:1.00
First fiscal quarter of Fiscal Year 2016	4.25:1.00
Second fiscal quarter of Fiscal Year 2016	4.25:1.00
Third fiscal quarter of Fiscal Year 2016	4.25:1.00
Fourth fiscal quarter of Fiscal Year 2016	4.00:1.00
First fiscal quarter of Fiscal Year 2017	4.00:1.00
Second fiscal quarter of Fiscal Year 2017	4.00:1.00
Third fiscal quarter of Fiscal Year 2017	4.00:1.00
Fourth fiscal quarter of Fiscal Year 2017	3.75:1.00
First fiscal quarter of Fiscal Year 2018	3.75:1.00
Second fiscal quarter of Fiscal Year 2018	3.75:1.00
Third fiscal quarter of Fiscal Year 2018	3.75:1.00
Fourth fiscal quarter of Fiscal Year 2018 and thereafter	3.50:1.00

Section 8.23     Holdings. Holdings shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Borrower (other than Liens of the type permitted by Section 8.8(h) and Section 8.8(y) and nonconsensual Liens of the type otherwise permitted under Section 8.8), or (b) conduct or engage in any operations or business or incur any indebtedness other than (i) those incidental to its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence and good standing, (iii) entering into and performing its obligations under the Loan Documents and any Permitted Refinancing thereof, (iv) any public offering or other issuance of its Equity Interests to the extent not triggering a Change of Control, (v) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Section 8, (vi) guaranteeing the obligations of its Subsidiaries permitted hereunder, including under the Loan Documents or any Permitted Refinancing thereof, (vii) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the Borrower, (viii) holding any cash or property received in connection with Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Section 8.12 or contributions to its capital or in exchange for the sale or issuance of Equity Interests, (ix) providing indemnification to directors, officers, employees, members of management and consultants and (x) any activities incidental to any of the foregoing. So long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided, that (x) Holdings shall be the continuing or surviving corporation or (y) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which it is a party.

Section 8.24     Maintenance of Rating. The Borrower will use commercially reasonable efforts to cause the Borrower’s corporate credit/family ratings to continue to be rated by S&P and Moody’s (but not to maintain a specific rating).

Section 8.25     Post-Closing Obligations. Borrower shall satisfy, and shall cause the other Loan Parties to satisfy, each item set forth on Schedule 8.25 within the time period specified thereon for such item (or such longer period as the Administrative Agent may agree in its sole discretion).

SECTION 9.     Events of Default and Remedies.

Section 9.1     Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)     default by any Loan Party in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) Business Days in the payment when due of interest, any fee or other amount payable hereunder or under any other Loan Document;

(b)     default by any Loan Party in the observance or performance of any covenant set forth in Sections 8.1 (with respect to the first sentence only), 8.7 through (and including) 8.10, 8.12, 8.15, 8.16, 8.18, 8.20 through (and including) 8.22 and 8.23 hereof; provided that, notwithstanding this clause (b), a breach or default by any Loan Party under Section 8.22 will not constitute an Event of Default with respect to the Term Loans unless the Required Revolving Lenders have accelerated the Revolving Loans and terminated the commitments thereunder and demanded repayment of, or otherwise accelerated the other Obligations thereunder;

(c)     default by any Loan Party in the observance or performance of any covenant (other than the covenants set forth in clause (b) above) or other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof is given to the Borrower by the Administrative Agent;

(d)     any representation or warranty of any Loan Party made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect as of the date of the making or deemed making thereof;

(e)    (i) any Loan Document shall for any reason not be or shall cease to be in full force and effect against any Loan Party or is declared to be null and void as to any Loan Party, or the Borrower or any Guarantor shall so assert in writing; (ii) the Collateral Documents shall for any reason fail to create a valid and perfected Lien, subject to Permitted Liens, in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof, or the Borrower or any Guarantor shall so assert in writing, and except as is solely due to the failure of the Administrative Agent or any Lender to take any action within its sole control; (iii) Holdings or any of its Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder except as otherwise permitted by the Loan Documents; or (iv) any Subordinated Debt individually or in an aggregate principal amount in excess of $10,000,000 and permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Borrower and the Guarantors hereunder, as provided in the indenture governing such Subordinated Debt, or the Borrower or any Guarantor shall so assert in writing;

(f)     default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued (other than, with respect to indebtedness consisting of Hedging Liabilities, any termination event or equivalent event pursuant to the terms of such Hedge Liabilities which (i) is not as a result of any default thereunder by any Loan Party or any Subsidiary and (ii) does not give the counterparty thereto the right to cause payment thereunder of an amount in excess of $10,000,000, unless such amount is timely paid when due), and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), provided that it shall not be an Event of Default under this Agreement if the default under such Indebtedness for Borrowed Money is remedied or waived by the holders of such Indebtedness for Borrowed Money;

(g)     any final judgment or judgments, final writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent (i) fully covered (other than deductibles) by insurance pursuant to which the insurer has not denied liability therefor in writing or (ii) fully covered (other than deductibles) by an enforceable indemnity providing for prompt payment from a financially sound, reputable and credit-worthy Person), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) consecutive days;

(h)     to the extent resulting in a Material Adverse Effect, Holdings, the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due any amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Vested Liabilities, to the extent such termination would result in a Material Adverse Effect (collectively, a “Material Plan”), shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; to the extent resulting in a Material Adverse Effect, the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or to the extent resulting in a Material Adverse Effect, a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or to the extent such termination would result in a Material Adverse Effect, a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)     any Change of Control shall occur;

(j)     Holdings, the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k)     a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Holdings, the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(i) shall be instituted against Holdings, the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

Section 9.2     Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent 103% of the full amount then available for drawing under each or any Letter of Credit to be held as collateral pursuant to Section 9.4 hereof, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3     Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate without presentment, demand, protest or notice of any kind, and the Borrower shall immediately pay to the Administrative Agent 103% of the full amount then available for drawing under all outstanding Letters of Credit to be held as collateral pursuant to Section 9.4 hereof, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4     Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay in cash the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)     All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and, thereafter, to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer, Deposit Account Liability and Foreign LCs). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations (other than contingent indemnification obligations), remain outstanding, at the request of the Borrower, the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5     Notice of Default. The Administrative Agent shall give notice to the Borrower to the extent required under Section 9.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 9.6     Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Borrower fails to comply with the then-applicable covenant set forth in Section 8.22, until the expiration of the tenth Business Day after the date on which financial statements with respect to the four fiscal quarter period in which such covenant is being measured are required to be delivered pursuant to Section 8.5, the Borrower or Holdings shall have the right to issue Equity Interests (including preferred equity or other Equity Interests on terms and conditions reasonably acceptable to the Administrative Agent) for cash or otherwise receive cash contributions on account of its existing Equity Interests (the “Cure Right”) (and the proceeds (the “Cure Amount”) of such issuance or contribution, if issued by Holdings, shall then be contributed to the Borrower), and upon the receipt by the Borrower of the Cure Amount the covenant set forth in such Section 8.22 shall be recalculated, giving effect to a pro forma increase to EBITDA for such four fiscal quarter period in an amount equal to the Cure Amount but without giving effect to any prepayment of Loans using the Cure Amount during the period in which the Cure Amount is included in EBITDA; provided that such pro forma adjustment to EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the financial covenant set forth in Section 8.22 with respect to any four fiscal quarter period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document during such period.

(b)     If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 8.22 during such four fiscal quarter period, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 9.1 that had occurred shall be deemed cured; provided that, during the term of this Agreement (i) the Cure Right shall be exercised no more than five (5) times, (ii) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 8.22, (iv) other than for purposes of Section 7.1, no Event of Default under Section 8.22 shall be deemed to have occurred until after the aforementioned tenth Business Day occurs without exercise of the Cure Right and (v) the increase to EBITDA represented by the exercise of the Cure Right shall be solely for the purpose of curing the failure to comply with the financial covenant set forth in Section 8.22 and not for any other purpose, including the calculation of any basket amount or exception otherwise set forth in this Agreement during the period in which the Cure Amount is included in EBITDA.

SECTION 10.     Change in Circumstances.

Section 10.1     Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. If required by the applicable change, the Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2     Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR Rate. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)     the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, or

(b)     the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lenders by means of Base Rate Loans from such Lenders, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lenders.

Section 10.3     Increased Cost and Reduced Return. (a) If, on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)     shall subject any Lender (or its Lending Office) or the L/C Issuer to any additional or increased tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its Participating Interest in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or Participating Interests therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any Participating Interest therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire Participating Interests therein (provided that this clause (i) shall not apply to (a) Indemnified Taxes and (b) the imposition of, or changes in the rate of, any Excluded Taxes payable by any Lender or the L/C Issuer); or

(ii)     shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its Participating Interest in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or the L/C Issuer to be material, then, within thirty (30) days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 10.3(a) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. Upon the receipt by the Borrower of such demand, the Borrower shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case, subject to Section 1.12 hereof), or cause the beneficiary of any such Letter of Credit to terminate such Letter of Credit, in each case in order to minimize or eliminate such increased cost or reduction.

(b)     If, after the Closing Date, any Lender, the L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any Person controlling such Lender or the L/C Issuer with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or the L/C Issuer or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the L/C Issuer’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or the L/C Issuer to be material, then from time to time, within thirty (30) days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such reduction; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 10.3(b) for any reduced return incurred more than 180 days prior to the date that such Lender or the L/C Issuer notifies the Borrower of the change in law giving rise to such reduced return and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such reduced return is retroactive then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)     A certificate of a Lender or the L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it in accordance with this Section 10.3 (and certifying that such Lender or L/C Issuer is generally charging such amounts to similarly situated borrowers) shall be conclusive if reasonably determined. In determining such amount, such Lender or the L/C Issuer may use any reasonable averaging and attribution methods.

(d)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith shall be deemed to have been adopted and gone into effect after the Closing Date regardless of when adopted, enacted or issued, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the Closing Date regardless of when adopted, enacted or issued and (iii) in the case of any request for compensation under this Section 10.3 resulting from a market disruption, (A) such circumstances must generally affect the banking market and (B) such request must have been made by, or at the direction of, Lenders constituting Required Lenders.

Section 10.4    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

Section 10.5    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 10.6    Mitigation. Any of the Administrative Agent, any Lender or the L/C Issuer claiming any additional amounts payable pursuant to Section 10.1, Section 10.3, Section 13.1 or Section 13.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower or to change the jurisdiction of its applicable lending office or take other appropriate action if the making of such filing or change or the taking of such action would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses not otherwise compensated or be otherwise disadvantageous to it. Each of the Administrative Agent, each Lender and the L/C Issuer agrees to use reasonable efforts to notify the Borrower as promptly as practicable upon its becoming aware that circumstances exist that would cause the Borrower to become obligated to pay additional amounts to the Administrative Agent, such Lender or the L/C Issuer pursuant to Section 10.1, Section 10.3, Section 13.1 or Section 13.15.

SECTION 11.    The Administrative Agent and the Collateral Agent.

Section 11.1    Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)    Each Lender and each L/C Issuer (and each other Secured Creditor that is not a party hereto, by its acceptance of the benefits hereof and of the other Loan Documents) hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of, as applicable, such Lender or L/C Issuer (or such other Secured Creditor) under this Agreement and the other Loan Documents. Each Lender and each L/C Issuer (and each other Secured Creditor that is not a party hereto, by its acceptance of the benefits hereof and of the other Loan Documents) irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Creditors with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders (and the other Secured Creditors) and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby (and each other Secured Creditor, by its acceptance of the benefits hereof and of the other Loan Documents) acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of customary intercreditor agreements or intercreditor agreements reasonably satisfactory to the Administrative Agent, if reasonably necessary in the determination of the Administrative Agent, as the collateral agent for the Lenders.

(c)    For the avoidance of doubt, each Loan Party, and each of the Secured Creditors by its acceptance of the benefits hereof and of the other Loan Documents, agrees, to the fullest extent permitted by applicable law, that the Collateral Agent and/or the Administrative Agent shall have the right to “credit bid” any or all of the Secured Obligations in connection with any sale or foreclosure proceeding in respect of the Collateral, including without limitation, sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code.

(d)    By its acceptance of the benefits hereof and of the other Loan Documents, each Secured Creditor that is not a party hereto hereby (i) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to become a Secured Creditor and acknowledges that it is aware of the contents of, and consents to the terms of, the Loan Documents, (ii) agrees that it will be bound by the provisions of the Collateral Documents, the Guarantees and Section 11 (other than Section 11.6) and Section 13 of this Agreement (with respect to each such Section, as if such Secured Creditor were a Lender party to this Agreement) and will perform in accordance with its terms all such obligations which by the terms of such documents are required to be performed by it as a Secured Creditor (or in the case of Section 11 (other than Section 11.6) and Section 13 of this Agreement, as a Lender) and will take no actions contrary to such obligations; and (iii) authorizes and instructs the Collateral Agent to enter into the Collateral Documents and the Guarantees as Collateral Agent and on behalf of such Secured Creditor.

Section 11.2    Administrative Agent in its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, any of its Subsidiaries or any Affiliate of any of the foregoing as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the L/C Issuer.

Section 11.3    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.13); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Holdings, any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable to any other Secured Creditor for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.13) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower, a Lender, or the L/C Issuer, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

Section 11.4    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless each Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 11.5    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 11.6    Successor Agent.

(a)    Each Agent may resign as such at any time upon at least 30 days’ prior written notice to the Lenders, the L/C Issuer and Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing), to appoint a successor Agent (which shall not be a Disqualified Institution). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing), which may not be a Disqualified Institution and which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Creditors for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and the Required Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

(b)    Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX and Section 13.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.7    Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 11.8    Name Agents. The parties hereto acknowledge that the Arrangers hold such title in name only, and that such title confers no additional rights or obligations relative to those conferred on any Lender or the L/C Issuer hereunder.

Section 11.9    Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 11.9 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all losses, claims, damages, liabilities and expenses of any kind that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such losses, claims, damages, liabilities or expenses that arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Agent or Related Person (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or any dispute solely among indemnified persons (other than any claims against an Indemnified Person in its capacity as Administrative Agent, Collateral Agent or Arranger). The agreements in this Section 11.9 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.10    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or L/C Issuer an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other governmental authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or L/C Issuer because the appropriate form was not delivered or was not properly executed or because such Lender or L/C Issuer failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender or L/C Issuer pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender or L/C Issuer shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 11.11    Lender’s Representations, Warranties and Acknowledgements.

(a)    Each Lender has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Events hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and L/C Issuer acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuer, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or L/C Issuer with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 11.12    Collateral Documents and Guaranty.

(a)    Agents under Collateral Documents and Guaranty. Each Secured Creditor hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Creditors, to be the agent for and representative of the Secured Creditors with respect to the Security Agreement, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any agreement governing any Hedging Liability. Subject to Section 13.13, without further written consent or authorization from any Secured Creditor, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary or otherwise advisable or customary to (i) in connection with a sale or disposition of assets permitted by this Agreement, evidence the release any Lien encumbering any item of Collateral that is the subject of such sale, transfer, lease or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have otherwise consented in accordance with Section 13.13 or (ii) evidence the release any Guarantor from the Security Agreement pursuant to Section 11.12 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have otherwise consented in accordance with Section 13.13.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Creditor hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)    Release of Collateral and Guarantees, Termination of Loan Documents; Subordination.

(i)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) the Collateral Agent’s security interest in any Collateral shall be automatically released upon, and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release of its security interest in any Collateral subject to, any sale, transfer, lease or other disposition of such Collateral (or owned by a Guarantor that is subject to any such sale, transfer, lease or other disposition) permitted by the Loan Documents or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have consented in accordance with Section 13.13, (b) any guarantee obligations under any Loan Document shall be automatically released upon, and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release of any guarantee obligations under any Loan Document of any person subject to, any such sale, transfer, lease or other disposition.

(ii)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any agreement governing any Hedging Liability) have been paid in full and all Commitments have terminated or expired, the Collateral Agent’s security interest in any Collateral and all guarantee obligations provided for in any Loan Document shall be automatically released and, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of any agreement governing any Hedging Liability. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(iii)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby authorized to, and shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) (a) subordinate any Lien granted to the Collateral Agent for the benefit of the Lenders to any Liens permitted by Sections 8.8(a), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p), (r), (s)(ii), (u)(i), (w) and (x) and (b) enter into customary subordination, collateral trust, intercreditor and/or similar agreements reasonably satisfactory to the Administrative Agent with respect to indebtedness that is required or permitted to be pari passu or subordinated pursuant to Section 1.16, 1.20, 8.7 or 8.8.

(d)    The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Section 13.15) allowed in such judicial proceeding; and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12.    The Guarantees.

Section 12.1    The Guarantees. To induce the Lenders to provide the credit facilities described herein and in consideration of benefits expected to accrue to the Guarantors by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantors (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form reasonably acceptable to the Administrative Agent and the Borrower after the Closing Date), hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders and any Person that enters into any agreement with the Borrower or any Guarantor establishing a Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer, Deposit Account Liability and Foreign LCs, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer, Deposit Account Liability and Foreign LCs guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor; provided, that it is understood and agreed that each Qualified ECP Guarantor guarantees the obligations of each other Guarantor under this Section 12.1 (including all Hedging Liabilities that would otherwise be deemed to be Excluded Swap Obligations) and that each such guarantee is intended as a “guarantee” as described under Section 1a(18) of the Commodity Exchange Act.

Section 12.2    Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)     any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs;

(c)     any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any Guarantor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Loan Document;

(d)     the existence of any claim, set off, or other rights which the Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)     any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor, or any other Person or Property;

(f)     any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)     any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs; or

(h)     any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12 other than payment in full of the Obligations.

Section 12.3     Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired (or been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), all Hedging Liabilities and Funds Transfer and Deposit Account Liabilities have been paid in full (or been cash collateralized in a manner reasonably acceptable to the applicable counterparty) and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and all other Obligations have been paid in full, unless such Guarantor is otherwise released from its obligations under this Section 12 pursuant to Section 11.12. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents in respect of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time, unless such Guarantor is otherwise released from its obligations under this Section 12 pursuant to Section 11.12.

Section 12.4     Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall have been paid in full (other than contingent obligations not yet accrued and payable) and subsequent to the termination of all the Commitments and expiration of all Letters of Credit (or such Letters of Credit have been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), subject to Section 12.6. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit (or such Letters of Credit have been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5     Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, any Guarantor, or any other Person.

Section 12.6     Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law. To effectuate the foregoing intention, the Administrative Agent, the Lenders, the L/C Issuers and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor (other than Holdings) under the guarantee set forth in this Section 12 at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the Guarantee set forth in this Section 12 not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the Guarantee set forth in this Section 12 and its related contribution rights set forth in the following sentence but before taking into account any liabilities under any other guarantee by such Guarantors. To the extent that any Guarantor shall be required hereunder to pay any portion of any guaranteed obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries (other than the Borrower) from the Loans and such other obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the guaranteed obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than the Guarantee under this Section 12 will be deemed to be enforceable and payable after the Guarantee under this Section 12.

Section 12.7     Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8     Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9     Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.     Miscellaneous.

Section 13.1     Taxes.

(a)     Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by applicable Legal Requirements to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 13.1(a)) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions, reductions or withholdings, and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable Legal Requirements; provided, that if the Borrower reasonably believes that such taxes were not correctly or legally asserted, the Administrative Agent, such Lender or the L/C Issuer, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. If the Administrative Agent, any Lender or the L/C Issuer pays any amount in respect of any such Indemnified Taxes, the Borrower or such Guarantor shall reimburse the Administrative Agent, such Lender or the L/C Issuer for that payment (plus any reasonable expenses) within 30 days of written demand in the currency in which such payment was made, so long as such demand has been made within 120 days after the Administrative Agent, the applicable Lender or the L/C Issuer has made such payment. If the Borrower or such Guarantor pays any such Indemnified Taxes, it shall deliver official tax receipts or other official documentation evidencing that payment or copies thereof to the Lender, the L/C Issuer or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)     Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such Person becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) Forms W-8BEN or W-8BEN-E, as applicable (relating to such Lender or L/C Issuer and entitling it to a complete exemption from or reduction of withholding under an applicable tax treaty on amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations), Form W-8ECI (relating to amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations), Form W-8EXP or Form W-8IMY (together with the required attachments) of the United States Internal Revenue Service or any subsequent versions thereof or successors thereto, and (ii) solely if such Lender or L/C Issuer is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, Forms W-8BEN or W-8BEN-E, as applicable, and a certificate of such Lender or L/C Issuer representing to the Administrative Agent and the Borrower that such Lender or L/C Issuer is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code), and such Lender or L/C Issuer agrees that it shall promptly notify the Administrative Agent in the event any such representation is no longer accurate. Each Lender or L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such Person becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of Form W-9 of the United States Internal Revenue Service or any subsequent versions thereof or successors thereto. Thereafter and from time to time each Lender or L/C Issuer shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such documents, information and forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) (A) upon the expiration of any previously delivered forms, documents or information and (B) as may be (i) requested by the Borrower or the Administrative Agent in a notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Notwithstanding any other provision in Section 13.1, a Lender or L/C Issuer shall not be required to deliver any form pursuant to this Section 13.1(b) to the extent such Lender is not legally able to deliver it; provided, however, for the avoidance of doubt, the inability to legally deliver such forms shall not limit the applicability of clause (d) of the definition of Excluded Taxes.

(c)     Any Lender, L/C Issuer or Administrative Agent claiming any indemnity payment or additional payment amounts payable pursuant to this Section 13.1 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender, L/C Issuer or Administrative Agent to disclose any information such Lender, L/C Issuer or Administrative Agent deems confidential and would not, in the sole determination of such Lender, L/C Issuer or Administrative Agent be otherwise disadvantageous to such Lender, L/C Issuer or Administrative Agent.

(d)     Inability of Lender or L/C Issuer to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) or (g) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and the Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(e)     Reimbursement. If any Lender, L/C Issuer or the Administrative Agent determines, in good faith, that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 13.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 13.1 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender, L/C Issuer or Administrative Agent, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of such Lender, L/C Issuer or Administrative Agent, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender, L/C Issuer or Administrative Agent in the event such Lender, L/C Issuer or Administrative Agent is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any Lender, L/C Issuer or Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f)     Lender or L/C Issuer Entitled to Redemption. If any of the forms or other documentation required under subsection (b) above or subsection (g) below are not delivered to the Administrative Agent and Borrower (or, in the case of an assignee of a Lender or L/C Issuer which (x) is an Affiliate of such Lender, L/C Issuer or a Related Fund of such Lender and (y) does not deliver an Assignment and Assumption to the Administrative Agent for recordation pursuant to the last sentence of Section 13.12(a), to the assigning Lender or L/C Issuer only) as therein required (as modified by subsection (c)), then the Borrower and the Administrative Agent may withhold any interest payment to such Lender or L/C Issuer not providing such forms or other documentation in an amount equivalent to the applicable withholding tax.

(g)     FATCA. If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 13.2     No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3     Non-Business Days. If any payment or the performance of any obligation hereunder or any other Loan Document becomes due and payable or performable as the case may be on a day which is not a Business Day, the due date of such payment or the date of such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such performance required. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4     Documentary Taxes. The Borrower agrees to pay on demand, indemnify and hold harmless the Administrative Agent, any Lender, the L/C Issuer and any of their Affiliates with respect to any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder, except any such taxes imposed with respect to an assignment. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent promptly after any such payment.

Section 13.5     Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6     Survival of Indemnities. All indemnities and other provisions relating to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations or the time periods specified in this Agreement.

Section 13.7     Sharing of Set-Off. Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment (whether by set off or application of deposit balances or otherwise, but excluding (x) any payment obtained as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, (including any Affiliated Lender, Holdings or any of its Subsidiaries) or (y) any payment as otherwise expressly provided herein, including in Sections 1.16, 1.18, 1.19, 1.20, 13.10, 13.11 and 13.12) on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 13.7, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their Participating Interests shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8     Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy or other electronic transmission) and shall be given to the relevant party at its address, telecopier number or e-mail address set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses, telecopier numbers or e-mail addresses set forth in its Administrative Questionnaire, and to the Borrower or Guarantor to:

Dave & Buster’s, Inc.

2481 Manana Drive

Dallas, Texas 75220

Attention: Chief Financial Officer

Telephone: 214-357-9588

Telecopy: 214-357-1536

Email: Brian_Jenkins@daveandbusters.com

With a copy of notices to each of:

Oak Hill Capital Partners III, L.P.

201 Main Street

Fort Worth, TX 76102

Facsimile: 817-339-7350

Attention: Corporate Counsel

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Andrew Colao, Esq.

Telephone: (212) 310 8830

Telecopy: (212) 310 8007

Email: Andrew.colao@weil.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13.8 or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by e-mail, when delivered or (iv) if given by any other means, when delivered at the addresses specified in this Section 13.8 or on the applicable Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 13.10    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their respective successors and permitted assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders, the L/C Issuer and their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. Neither the Borrower nor any Guarantor may assign any of their respective rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or Application therefor, the L/C Issuer (and any such assignment without such consent shall be null and void).

Section 13.11     Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and participations in L/C Obligations and Swing Loans and/or Commitments held by such Lender at any time and from time to time to one or more other Persons (other than Disqualified Institutions);

provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further, that no such participant shall have any rights under this Agreement except as provided in this Section 13.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to exercise rights under this Agreement and the other Loan Documents and to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest which requires the consent of each affected Lender pursuant to clause (i) or (ii) of the first proviso of Section 13.13(a) (subject to the other provisions of Section 13.13 including clause (b) thereof). Subject to Section 13.25 hereof, the Borrower authorizes each Lender to disclose to any participant or prospective participant (which, for the avoidance of doubt, shall exclude any Disqualified Institution) under this Section 13.11 any financial or other information pertaining to Holdings, any of its Subsidiaries or Unrestricted Subsidiaries. Any party which has been granted a participation shall be entitled to the benefits of Section 1.12, Section 10.3 and Section 13.4 hereof only to the extent of the benefits accruing to the Lender granting the Participation if such participant is not an Affiliate or Related Fund of a Lender. Each Participant shall be entitled to the benefits of Section 13.1 hereof as if it were a Lender; provided, however, for the avoidance of doubt, the Borrower shall not, at any time, be obligated to pay additional amounts pursuant to Section 13.1(a) with respect to any withholding tax that is imposed on amounts payable to such Participant at the time it acquires a participation in the Loans or Commitments made under this Agreement, except to the extent that such Participant is the Participant of a Lender who was entitled to receive such additional amounts from the Borrower. Each Lender that sells a participation shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participating interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Lender shall grant participations in the Loans or Commitments to the Sponsor or any of its Affiliates that is not a Debt Fund Affiliate. Any participation made to any Person in violation of this Section 13.11 shall be void ab initio. In the event a participation is granted to a Person who does not satisfy the eligibility requirements of this Section 13.11, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such participation) against the Lender selling the participation and such participant.

Section 13.12     Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Participating Interest in L/C Obligations and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in subsection (a)(i)(A) of this Section 13.12, the aggregate amount of the Commitment (which for this purpose includes Loans and Participating Interest in L/C Obligations and Swing Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the relevant Loans and Participating Interest in L/C Obligations and Swing Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if an “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Class of Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Class of Term Loan, unless each of the Administrative Agent and, so long as no Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit Facilities on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (but limited, if in respect of any Class of Revolving Credit Facility, to another Revolving Lender in respect of such Class) or (z) such assignment is to Affiliated Lenders; provided that (i) the Borrower shall be deemed to have so consented if it shall not have responded (whether affirmatively, negatively or to respond that the relevant officers of the Borrower are not then available to make a determination) to a request for such consent within ten (10) Business Days after such request is made; provided that notwithstanding this clause (i), no consent shall be deemed given with respect to any assignment to a Disqualified Institution and (ii) notwithstanding the preceding clause (i), the Borrower’s rejection of any assignment to an Disqualified Institution shall be deemed to be reasonable and the Borrower’s consent shall be required at all times for an assignment to a Disqualified Institution;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Class of the Revolving Credit Facility if such assignment is to a Person that is not a Revolving Lender with a Revolving Credit Commitment in respect of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender, an Approved Fund, an Affiliated Lender or Holdings and its Subsidiaries to the extent permitted hereunder (it being understood and agreed that, notwithstanding the foregoing, prompt notification to the Administrative Agent shall be required in the case of any such assignment and the acceptance and recording by the Administrative Agent for any assignment shall be required for the effectiveness of such assignment);

(C)     the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required in respect of any Class of Revolving Credit Facility for which such L/C Issuer has outstanding any Reimbursement Obligations; and

(D)     the consent of the relevant Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans in respect of any Class of Revolving Credit Facility for which such Swing Line Lender has outstanding any Swing Loans.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived or reduced by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     Affiliated Lenders. (A) Revolving Credit Commitments and Revolving Loans may not be assigned to any Buyback Party (in each case, other than Debt Fund Affiliates), and no Buyback Party (other than Debt Fund Affiliates) shall be permitted to purchase any Revolving Credit Commitments or Revolving Loans.

(B)     No proceeds of Revolving Credit Commitments or Revolving Loans may be used to effect any permitted assignments or purchase any Term Loans.

(C)     Buyback Parties may (but are not required to) acquire Term Loans through Auctions or open-market purchases, in either case conducted pursuant to Section 1.21 as if it were a Buyback Party thereunder, subject, in each case, to the following limitations:

(D)    (i) (A) Loans owned or held by any Affiliated Lenders (other than Debt Fund Affiliates) shall be disregarded in the determination of any Required Lender vote (whether or not Holdings or any of its Subsidiaries is subject to any proceedings described in clause (j) or (k) of Section 9.1 hereof) and for such votes shall be deemed to be voted pro rata with the Loans and Commitments voted by non-Affiliated Lenders and Debt Fund Affiliates and (B) Loans and Commitments owned or held by Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (i) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document;

(vi)     the aggregate principal amount of outstanding Loans owned or held at any one time by Affiliated Lenders (other than Debt Fund Affiliates) shall not exceed 25% of the aggregate amount of Loans (including loans funded pursuant to any New Term Loan Facilities) outstanding at such time, after giving effect to any contemporaneous cancellations thereof; and

(vii)     no Affiliated Lender in its capacity as a Lender (other than Debt Fund Affiliates) shall be entitled to receive information provided solely to Lenders by the Administrative Agent (except to the extent such information or materials have been made available to any Loan Party or its representatives or advisors) and no Affiliated Lender in its capacity as a Lender (other than Debt Fund Affiliates) shall be permitted to attend or participate in meetings or conference calls attended solely by Lenders and the Administrative Agent.

(viii)     Holdings and its Subsidiaries shall, substantially contemporaneously with any purchase of Term Loans, (and any Affiliated Lender may, but shall not be required to) contribute such Term Loans to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and may in return receive Equity Interests of the Borrower, Holdings or any of its direct or indirect parent entities (to the extent not constituting a Change of Control). Any Term Loans so contributed pursuant to this subsection (D) shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, in each case in its capacity as a Lender. In connection with any Term Loans so cancelled pursuant to this clause (D), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any non-cash gains from the cancellation of such Term Loans shall not increase EBITDA or Excess Cash Flow for any purpose hereunder. The cancellations contemplated by this clause (D) shall not be deemed to be voluntary prepayments by the Borrower pursuant to Section 1.9(a), except that the principal amount of any Term Loans so cancelled shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans.

(A)     Notwithstanding anything to the contrary herein, each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders, the vote of all affected Lenders or the vote of all Lenders directly and adversely affected thereby and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same Class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

(ix)     No Assignment to Natural Persons. No such assignment of Commitments or Loans shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(a)(iv) hereof, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Each assignee shall be entitled to the benefits of Section 13.1 hereof, but, with respect to Section 13.1(a), only to the extent such assignee delivers the tax forms as is required pursuant to Section 13.1(b) and (f) (as the case may be); provided, however, for the avoidance of doubt, the Borrower shall not, at any time, be obligated to pay additional amounts pursuant to Section 13.1(a) with respect to any withholding tax that is imposed on amounts payable to such assignee at the time it becomes a party to this Agreement or designates a new lending office, except to the extent that such assignee was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.1(a) or is the assignee of a Person who was entitled to receive such additional amounts from the Borrower.

(b)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to such Lender’s Loans only), at any reasonable time and from time to time upon reasonable prior notice. No assignment pursuant to this Section 13.12 shall be effective unless and until recorded in the Register by the Administrative Agent.

(c)     Pledge or Grant of Security Interests. Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank (or any central bank having jurisdiction over such Lender), but excluding any such pledge or grant to any Disqualified Institution, and this Section 13.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided, further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank (or any central bank having jurisdiction over such Lender)) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)     Swing Line Lender. Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above and resigns as Administrative Agent pursuant to Section 11.6, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender or the Administrative Agent to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.15 hereof.

(e)     Assignments Made in Violation. Any assignment made to any Person in violation of this Section 13.12 shall be void ab initio. In the event of such an assignment in violation of this Section 13.12, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such assignment) against the assigning Lender and such assignee.

Section 13.13     Amendments. (a) Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (1) the Borrower, (2) the Required Lenders, and (3) if the rights or duties of the Administrative Agent, any L/C Issuer or any Swing Line Lender are affected thereby, the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable; provided that:

(i)     any amendment or waiver to any provision of this Agreement and the other Loan Documents which (A) increases the amount of any Commitment of any Lender or extends the termination date of any Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, representations and warranties, covenants, Defaults, Events of Default or mandatory prepayments shall not constitute an increase of the Commitment of a Lender), (B) postpones or extends the final maturity of any Loan or of any Reimbursement Obligation or postpones or extends the due date of any interest or of any fee payable hereunder or (C) reduces the amount of or postpones the date of any scheduled payment of any principal (pursuant to Section 1.8 hereof) of or reduces the rate of interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder (it being understood that any amendment or modification to the financial covenant and financial definitions or waiver of any Default or Event of Default in or under this Agreement shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (i) and that the waiver of interest at the Default Rate pursuant to Section 1.10 shall only require the consent of the Required Lenders), shall require the consent of each Lender directly and adversely affected thereby (but not the Required Lenders);

(ii)     any amendment or waiver to any provision of this Agreement or the other Loan Documents which (A) reduces any voting percentage set forth in the definition of Required Lenders or Required Revolving Lenders or changes the provisions of this Section 13.13 or (B) releases all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), shall require the consent of each Lender (or, in the case of the definition of Required Revolving Lenders, each Revolver Lender);

(iii)     solely with the consent of the Required Revolving Lenders (but without the necessity of obtaining the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify (1) Section 8.22 (or the definition of “Total Leverage Ratio” or any component definition thereof solely as it relates to Section 8.22) and (2) any condition precedent to a Credit Event under the Revolving Credit Facility; and

(iv)     no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

(b)     Notwithstanding anything in Section 13.13(a) to the contrary,

(1)     this Agreement and the other Loan Documents may be amended (or amended and restated) with the consent of (i) the Borrower, the Administrative Agent and the New Term Lenders and/or New Revolving Lenders (and no other Lenders) to implement the New Term Loans and/or New Revolving Credit Commitments in accordance with Section 1.16, (ii) the Borrower and each Extending Term Loan Lender (and no other Lenders) in connection with any extension permitted pursuant to Section 1.18, (iii) the Borrower and each Extending Revolving Lender (and no other Lenders) and, if required under Section 1.19, the L/C Issuers, in connection with any extension permitted pursuant to Section 1.19, (iv) the Borrower and the Refinancing Term Lenders (and no other Lenders) of the applicable Refinancing Term Loan Series providing such Refinancing Term Loans in connection with any refinancing facilities permitted pursuant to Section 1.20(a) and (v) the Borrower and Replacement Revolving Lenders (and no other Lenders) providing the applicable Replacement Revolving Commitment Series in connection with any refinancing facilities permitted pursuant to Section 1.20(b),

(2)    (i) any provision of this Agreement, the other Loan Documents may be amended or waived pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent without the consent of any other Lender to cure or correct any ambiguity, error, omission, defect or inconsistency or to effect administrative changes so long as such amendment or waiver does not adversely affect the rights of any Lender or Secured Creditor in any respect and (ii) guarantees, collateral documents, security documents and related documents executed in connection with this Agreement may be in a customary form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended or waived without the consent of any Lender if such amendment or waiver is made in order to (x) comply with local law or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents (including to give effect to Sections 1.16, 1.18, 1.19 and 1.20),

(3)     (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement (and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) the Administrative Agent and the Borrower may enter into amendments (or amendments and restatements) of any intercreditor, collateral trust, subordination or other similar agreement without the consent of any Lender to effectuate the foregoing provision of this clause (3)(i) or Section 8.7(o) or Section 8.7(s).

Section 13.14     Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15     Costs and Expenses; Indemnification. The Borrower agrees to pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arrangers incurred on or after the Closing Date within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents and any amendment, waiver or consent with respect thereto (but limited, in the case of legal fees and expenses, to the actual reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers, taken as a whole, and, (x) if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (y) if reasonably determined by any of the Administrative Agent’s or the Arrangers’ counsel that representation of all such Persons would create a conflict of interest, of one additional counsel to all affected Persons taken as a whole), together with any fees and charges suffered or incurred by the Administrative Agent and the Arrangers in connection with title insurance policies, if any, collateral filing fees and lien searches and, after the occurrence of an Event of Default, audits of the Collateral performed by the Administrative Agent or its agents or representatives; and (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the actual reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, (x) if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (y) if reasonably determined by any of the Administrative Agent’s or Arrangers’ counsel that representation of all such Persons would create a conflict of interest, of one additional counsel to all affected Persons taken as a whole) in connection with the enforcement of the Loan Documents. In addition to the reimbursement provisions set forth above, the Borrower further agrees to indemnify the Arrangers, the Administrative Agent, the L/C Issuer, each Lender, and their affiliates and respective directors, officers, employees, agents, advisors, and other representatives (each, an “Indemnified Person”) against all losses, claims, damages, liabilities and expenses (limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such Indemnified Persons, taken as a whole) incurred in respect of the Credit Facilities or the use or proposed use of the proceeds of any Loan or Letter of Credit, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnified Person (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or any dispute solely among Indemnified Persons (other than any claims against an Indemnified Person in its capacity as Administrative Agent or Arrangers) and not arising out of any act or omission of the Sponsor or Holdings or any of its Subsidiaries (including the Borrower). Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified Person for fees, expenses or damages to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof. The obligations of the Borrower under this Section 13.15 shall survive the payment and satisfaction of the Obligations and the termination of this Agreement.

Section 13.16     Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default after obtaining the prior written consent of the Administrative Agent, each Lender, the L/C Issuer and each subsequent holder of any Obligation is hereby authorized by the Borrower and such Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, tax accounts and payroll accounts or any other account containing solely tax or trust funds, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender, the L/C Issuer or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, the L/C Issuer or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, the L/C Issuer or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17     Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18     Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF AND THEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.19     Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20     Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 13.20 shall govern and control, (b) no Borrower, Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21     Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22     Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23     Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the County of New York, and of any appellate court of any thereof for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that, to the extent permitted by law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction. Each party hereto, including the Borrower, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders, hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 13.24     USA PATRIOT Act. Each Lender and the L/C Issuer that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.

Section 13.25     Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (other than to any Disqualified Institution) (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that (i) the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential and, to the extent customary for a Person in such position to do so, such Person shall have agreed to keep such Information confidential and (ii) the Person making disclosure pursuant to this clause (a) shall be responsible for the compliance by such Person having received such disclosure with the requirements of this Section 13.25), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that so long as it is not prohibited, the disclosing party shall provide prompt written notice of such to the Borrower, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that so long as it is not prohibited, the disclosing party shall provide prompt written notice of such to the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, in the case of each of clause (A) and (B), to the extent such Person is an Eligible Assignee; provided, that disclosure of any such Information pursuant to this clause (f) shall be made subject to the acknowledgment and acceptance by such assignee or prospective assignee or participant or prospective participant or actual or prospective counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard practices of the Administrative Agent or market standards for dissemination of such type of Information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof, (g) with the prior written consent of the Borrower, (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 13.25, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder or the Borrower or Holdings or any Guarantor, or (j) to entities which compile and publish information about the syndicated loan market; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section 13.25, “Information” means all information received from Holdings, any of its Subsidiaries (including its Unrestricted Subsidiaries) or from any other Person on behalf of Holdings or any of its Subsidiaries (including its Unrestricted Subsidiaries) relating to Holdings or any of its Subsidiaries (including its Unrestricted Subsidiaries) or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer publicly prior to disclosure by Holdings or any of its Subsidiaries or from any other Person on behalf of Holdings or any of the Subsidiaries.

[SIGNATURE PAGES FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

DAVE & BUSTER’S, INC., as Borrower

By:	/s/ Brian A. Jenkins
Name: Brian A. Jenkins
Title: Senior Vice President and Chief Financial Officer

Guarantors:

DAVE & BUSTER’S HOLDINGS, INC., as Holdings

By:	/s/ Brian A. Jenkins
Name: Brian A. Jenkins
Title: Senior Vice President and Chief Financial Officer

DAVE & BUSTER’S I, L.P.

By:	DAVE & BUSTER’S, INC., as its general partner

By:	/s/ Brian A. Jenkins
Name: Brian A. Jenkins
Title: Senior Vice President and Chief Financial Officer

Guarantors:

D&B LEASING, INC.

D&B MARKETING COMPANY LLC

DANB TEXAS, INC.

DAVE & BUSTER’S MANAGEMENT CORPORATION, INC.

DAVE & BUSTER’S OF CALIFORNIA, INC.

DAVE & BUSTER’S OF COLORADO, INC.

DAVE & BUSTER’S OF CONNECTICUT, INC.

DAVE & BUSTER’S OF FLORIDA, INC.

DAVE & BUSTER’S OF GEORGIA, INC.

DAVE & BUSTER’S OF HAWAII, INC.

DAVE & BUSTER’S OF IDAHO, INC.

DAVE & BUSTER’S OF ILLINOIS, INC.

DAVE & BUSTER’S OF INDIANA, INC.

DAVE & BUSTER’S OF KANSAS, INC.

DAVE & BUSTER’S OF LOUISIANA, INC.

DAVE & BUSTER’S OF MARYLAND, INC.

DAVE & BUSTER’S OF MASSACHUSETTS, INC.

DAVE & BUSTER’S OF NEBRASKA, INC.

DAVE & BUSTER’S OF NEW MEXICO, INC.

DAVE & BUSTER’S OF NEW YORK, INC.

DAVE & BUSTER’S OF OKLAHOMA, INC.

DAVE & BUSTER’S OF OREGON, INC.

DAVE & BUSTER’S OF PENNSYLVANIA, INC.

DAVE & BUSTER’S OF PITTSBURGH, INC.

DAVE & BUSTER’S OF SOUTH CAROLINA, INC.

DAVE & BUSTER’S OF VIRGINIA, INC.

DAVE & BUSTER’S OF WASHINGTON, INC.

DAVE & BUSTER’S OF WISCONSIN, INC.

TANGO ACQUISITION, INC.

TANGO LICENSE CORPORATION

TANGO OF ARIZONA, INC.

TANGO OF ARUNDEL, INC.

TANGO OF FARMINGDALE, INC.

TANGO OF FRANKLIN, INC.

TANGO OF HOUSTON, INC.

TANGO OF NORTH CAROLINA, INC.

TANGO OF TENNESSEE, INC.

TANGO OF WESTBURY, INC.

By:	/s/ Jay L. Tobin
Name: Jay L. Tobin
Title: Vice President

JEFFERIES FINANCE LLC, as Swing Line Lender, L/C Issuer, Administrative Agent and Collateral Agent

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ Brian Buoye
Name: Brian Buoye Title: Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston Title: Authorized Signatory

EXHIBIT A

NOTICE OF PAYMENT REQUEST

Date: [                     ,                    ]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of July 25, 2014, among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [Pursuant to Section 1.3(d) of the Credit Agreement, the Participating Lenders are required to purchase Participating Interests in unpaid Reimbursement Obligations in the aggregate amount of $        , which relate to a drawing under [describe Letter of Credit] on [                    ], 20[        ]. Your Revolver Percentage of the unpaid Reimbursement Obligation together with the accrued and unpaid interest, if any, is $        .] or [                     has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $        . Your Revolver Percentage of the returned Reimbursement Obligation together with the accrued and unpaid interest, if any, is $        .]

Very truly yours, JEFFERIES FINANCE LLC, as L/C Issuer

By:
Name: Title:

EXHIBIT B

NOTICE OF BORROWING

Date: [                     ,                    ]

To:	Jefferies Finance LLC, as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 25, 2014 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent.

Ladies and Gentlemen:

The Borrower refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is , .[1]

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The Borrowing is being advanced under the [Revolving] [Term] Credit Facility.

4.	The Borrowing is to be comprised of [Base Rate] [Eurodollar] Loans.

[5.	The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be months.]

[The undersigned, in such capacity as an officer of the Borrower and not in his or her individual capacity, hereby certifies that, on the date of the proposed Borrowing:

(a)    each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents is true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date);

(b)    no Default or Event of Default has occurred and is continuing or would occur immediately after such proposed Borrowing as a result of such Borrowing.]2

[1]

Notice to be given no later than 1:00 p.m. (New York time): (a) in the case of a Eurodollar Loan, three (3) Business Days and (b) in the case of a Base Rate Loan, one (1) Business Day, prior to such Borrowing.

[2]	Not applicable to any Notice of Borrowing in connection with an Acquisition and the advancing of Loans under Section 1.16 of the Credit Agreement.

DAVE & BUSTER’S, INC.

By:
Name: Title:

B-2

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: [                    ,                    ]

To:	Jefferies Finance LLC, as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 25, 2014 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent.

Ladies and Gentlemen:

The Borrower refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation date is             ,             .3

2. The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $            .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [The duration of the Interest Period for the Eurodollar [Revolving] [Term] Loans included in the [conversion] [continuation] shall be             months.]

[3]

Such date (a) in the case of any Eurodollar Loan, to be the last day of the Interest Period applicable thereto and (b) in the case of any Base Rate Loan, any Business Day. Any notice with respect to any continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans to be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation.

DAVE & BUSTER’S, INC.

By:
Name:
Title:

EXHIBIT D-1

TERM NOTE

[                     ,                     ]

FOR VALUE RECEIVED, the undersigned, DAVE & BUSTER’S, INC., A MISSOURI CORPORATION (the “Borrower”), hereby promises to pay to                     (the “Lender”) at the principal office of Jefferies Finance LLC, as Administrative Agent, in New York, New York, in immediately available funds, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), in installments in the amounts and on the dates called for by Section 1.8 of the Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of July 25, 2014, among Dave & Buster’s Holdings, Inc., the Borrower, the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note and the rights and obligations of the Borrower and payee hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

DAVE & BUSTER’S, INC.

By:
Name:
Title:

EXHIBIT D-2

REVOLVING NOTE

[                     ,                     ]

FOR VALUE RECEIVED, the undersigned, DAVE & BUSTER’S, INC., A MISSOURI CORPORATION (the “Borrower”), hereby promises to pay to                     (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Jefferies Finance LLC, as Administrative Agent, in New York, New York, in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of July 25, 2014, among Dave & Buster’s Holdings, Inc., the Borrower, the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note and the rights and obligations of the Borrower and payee hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

DAVE & BUSTER’S, INC.

By:
Name:
Title:

EXHIBIT D-3

SWING NOTE

U.S. $5,000,000	[ , ]

FOR VALUE RECEIVED, the undersigned, DAVE & BUSTER’S, INC., A MISSOURI CORPORATION (the “Borrower”), hereby promises to pay to [                    ] (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Jefferies Finance LLC, as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of five million dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of July 25, 2014, among Dave & Buster’s Holdings, Inc., the Borrower, the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note and the rights and obligations of the Borrower and payee hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

DAVE & BUSTER’S, INC.

By:
Name:
Title:

EXHIBIT E

DAVE & BUSTER’S, INC.

COMPLIANCE CERTIFICATE

To:	Jefferies Finance LLC, as Administrative

Agent under, and the Lenders party to, the

Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of July 25, 2014 by and among Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”), Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED, IN SUCH CAPACITY AS AN OFFICER OF THE BORROWER AND NOT IN HIS OR HER INDIVIDUAL CAPACITY, HEREBY CERTIFIES THAT:

1. As of the date hereof, I am the duly elected                     4 of the Borrower;

2. In such capacity, I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements;

3. To my knowledge, as of the date of this Compliance Certificate, no Default or Event of Default exists [, except as set forth below];

[Described below are the exceptions, if any, to paragraph 3, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower or any Subsidiary has taken, is taking, or proposes to take with respect to each such condition or event to remedy the same:

][5]

[4]	To be signed by the chief financial officer (or an officer with reasonably comparable duties) or another officer of the Borrower reasonably acceptable to the Administrative Agent.
[5]	Include as applicable.

4. The financial statements required by Section 8.5(A)(a) or Section 8.5(A)(b) of the Credit Agreement6789, as applicable, and being furnished to you concurrently with this Compliance Certificate have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Borrower and its Subsidiaries in all material respects as of the date and for the periods covered thereby; [SEE FOOTNOTES BELOW FOR DELIVERY REQUIREMENTS]

5. Schedule I hereto sets forth a list of all Unrestricted Subsidiaries that exist as of the date of this Compliance Certificate;

6. [Schedule II hereto sets forth the report required by Section 4(k) of the Security Agreement in respect of the information set forth on the Schedules to the Security Agreement][Pursuant to Section 4(k) of the Security Agreement, there has been no change to the information set forth on the Schedules to the Security Agreement since the Closing Date or the date of the report most recently delivered pursuant to such Section 4(k)];

7. [Schedule III hereto sets forth financial data and computations required to establish the Borrower’s compliance with the covenant set forth in Section 8.22 of the Credit Agreement, all of which data and computations are, to my knowledge, true, complete and correct in all material respects and have been made in accordance with the relevant Sections of the Credit Agreement;]10

[6]

Should provide, as applicable, either (i) unaudited consolidated balance sheet of the Borrower as of the last day of the fiscal quarter and the unaudited consolidated statements of income and cash flows of the Borrower for such fiscal quarter and for the Fiscal Year to date period then ended or (ii) audited consolidated balance sheet of the Borrower as of the last day of the Fiscal Year and the audited consolidated statements of income, retained earnings, and cash flows of the Borrower for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year (except with respect to the statements of cash flows), together with a management discussion and analysis accompanied in the case of the consolidated financial statements by an opinion of KPMG LLP or another firm of independent public accountants of recognized national standing selected by the Borrower, without going concern or qualification arising out of the scope of the audit and to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower as of the close of such Fiscal Year and the results of its operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

[7]

Commencing with the first such quarterly financial statements delivered after delivery of the budget for Fiscal Year 2015, such quarterly financial statements should include in comparative form year to date against budget.

[8]

Commencing with the first fiscal quarter of Fiscal Year 2015, such quarterly financial statements should include in comparative form the figures for the corresponding date and period in the previous Fiscal Year.

[9]

To the extent such financial statements relate to Holdings (or a parent thereof), such financial statements should be accompanied by (i) information that summarizes in detail reasonably satisfactory to the Administrative Agent the differences between the information relating to Holdings (or such parent thereof), on the one hand, and the information relating to Borrower and its Subsidiaries, on the other hand and (ii) if reasonably requested by the Administrative Agent, unaudited consolidated financial statements of Borrower and its Subsidiaries.

[10]	Include solely if the Revolving Facility Test Condition is met as of the last day of the fiscal quarter of the Borrower for which this Compliance Certificate is being delivered.

The foregoing certifications, together with the computations and other information set forth in Schedules I[, II]11[, and III]12 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                      day of                      20         .

DAVE & BUSTER’S, INC.

By:
Name: Title:

[11]	Include only if there is new information to be delivered pursuant to Section 4(k) of the Security Agreement.
[12]	Include solely if the Revolving Facility Test Condition is met as of the last day of the fiscal quarter of the Borrower for which this Compliance Certificate is being delivered.

SCHEDULE I

TO COMPLIANCE CERTIFICATE

DAVE & BUSTER’S, INC.

List of Unrestricted Subsidiaries

SCHEDULE II

TO COMPLIANCE CERTIFICATE

DAVE & BUSTER’S, INC.

Report pursuant to Section 4(k) of the Security Agreement

SCHEDULE III

TO COMPLIANCE CERTIFICATE

DAVE & BUSTER’S, INC.

COMPLIANCE CALCULATIONS

[INCLUDE SOLELY IF THE REVOLVING FACILITY TEST CONDITION IS MET AS OF THE LAST DAY OF THE FISCAL QUARTER OF THE BORROWER FOR WHICH THIS COMPLIANCE CERTIFICATE IS BEING DELIVERED.]

CALCULATIONS AS OF                     ,

A.	Total Leverage Ratio (Section 8.22)

1.

Total Funded Debt, calculated as the sum (without duplication) of:

(a) all indebtedness created, assumed or incurred in any manner by the Borrower and its Subsidiaries representing borrowed money (including by the issuance of debt securities),

(b) all indebtedness for the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued expenses arising in the ordinary course of business, (ii) amounts owing in respect of employee benefits, (iii) amounts owing in respect of deferred compensation, (iv) Earnout Payments, (v) amounts owing in respect of working capital adjustments or purchase price adjustments in connection with any Acquisitions and (vi) royalty payments made in the ordinary course of business), and

(c) all Capitalized Lease Obligations of the Borrower and its Subsidiaries

$

2.	Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (or cash and Cash Equivalents restricted in favor of any Lender or any Agent for the benefit of the Lenders), determined in accordance with GAAP	$

3.	Line A1 less Line A2	$

4.	Net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for past 4 consecutive fiscal quarters taken as a single accounting period determined in conformity with GAAP[13]	$

[13]	Check Credit Agreement for exclusions.

5.	Interest Expense for past 4 consecutive fiscal quarters	$

6.	Foreign, federal, state and local income, profits or capital taxes for past 4 consecutive fiscal quarters	$

7.	Depreciation of fixed assets and amortization of intangible assets for past 4 consecutive fiscal quarters	$

8.	Non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income) for past 4 consecutive fiscal quarters	$

9.	Fees, costs and expenses for past 4 consecutive fiscal quarters to the extent that the same have been reimbursed in cash by a third party during the same period or are reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or deduction incurred pursuant to this clause (9), the Borrower in good faith expects to receive reimbursement for such fees, cost, expense or deduction within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters)	$

10.	Fees, costs and expenses paid in cash for past 4 consecutive fiscal quarters in connection with equity issuances or offerings, issuances, offerings, incurrences, prepayments, repayments, refinancings, defeasances, extinguishments or exchanges of Indebtedness for Borrowed Money (including any amendments, waivers or other modifications thereto, the Refinancing and any amortization or write off of debt issuance or deferred financing costs, premiums and prepayment penalties), recapitalizations, mergers and consolidations, sales, leases, transfers and other dispositions permitted by Section 8.10 of the Credit Agreement and investments (including Acquisitions permitted under the Credit Agreement), in each case permitted by the Credit Agreement and whether or not consummated	$

11.	The unamortized fees, costs and expenses for past 4 consecutive fiscal quarters relating to the repayment, prepayment, refinancing, defeasance, extinguishment or exchange of Indebtedness for Borrowed Money (including the Refinancing) permitted by the Credit Agreement	$

12 (a).	All non-cash costs, expenses, losses and charges (other than the write-down of current assets) for past 4 consecutive fiscal quarters (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of Accounting Standards Codification No. 360 (relating to write-down of long-lived assets)	$

12 (b).	All cash and non-cash costs, expenses, losses and charges (other than the write-down of current assets) for past 4 consecutive fiscal quarters (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of Accounting Standards Codification No. 805 (including with respect to “earnouts” incurred as deferred consideration in connection with Acquisitions permitted under the Credit Agreement)	$

12 (c).	All non-cash costs, expenses, losses and charges (other than the write-down of current assets) for past 4 consecutive fiscal quarters (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of Accounting Standards Codification No. 350 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by the Financial Accounting Standards Board (pertaining to acquisition method accounting)	$

12.	Line 12 Total = (12(a) + 12(b) + 12(c)) =	$

13 (a).	Reimbursable reasonable costs and expenses payable during past 4 consecutive fiscal quarters permitted by Section 8.15 of the Credit Agreement.	$

13 (b).	Any board of director fees payable in past 4 consecutive fiscal quarters permitted by Section 8.15 of the Credit Agreement	$

13 (c).	Public Company Costs permitted by Section 8.12 of the Credit Agreement	$

13.	Line 13 Total = (13(a) + 13(b) + 13(c)) =	$

14.	The amount of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives resulting from the Transactions, Permitted Acquisitions, permitted sales, transfers, leases or other dispositions of property, acquisitions, investments, operating improvements, restructurings, cost saving initiatives and other similar initiatives and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof (each, a “Specified Transaction”), without duplication:[14]	$

	(A) consistent with Regulation S-X promulgated under the Securities Act, including, without limitation, cost savings resulting from head count reduction, closure of facilities and other similar restructuring charges	$

	(B) projected by the Borrower in good faith to be realized during such period in connection with the applicable Specified Transaction[15]	$

	(C) agreed to by the Administrative Agent in its sole discretion (it being understood and agreed that the Administrative Agent may consult with the Required Lenders prior to making any such decision)[16]	$

	(D) recommended by any due diligence quality of earnings report conducted by financial advisors of recognized national standing selected by the Borrower (it being understood and agreed that each of FTI Consulting, Grant Thornton and RSM McGladrey, Inc. and any of the “big four” accounting firms are of recognized national standing)[17]	$

14.	Line 14 Total[18] = (14(A) + 14(B) + 14(C) +14(D)) =	$

[14]	In the case of each of clauses (14)(A), (14)(B), (14)(C) and (14)(D), (x) such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be given effect as if they had been realized on the first day of such calculation period, (y) no cost savings, operating expense reductions, operating improvements, synergies or other similar initiatives shall be added pursuant to this Line 14 to the extent duplicative of any other amounts otherwise added to or included in Net Income, whether through a pro forma adjustment or otherwise, for such period and (z) any such projected cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be calculated net of actual benefits realized during such period from such actions that are otherwise included in the calculation of EBITDA.
[15]	The aggregate amount of additions made pursuant to this Line 14(B) in any four fiscal quarter period, when combined with the aggregate amount of additions made pursuant to Line 14(C) for such four fiscal quarter period, shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments).
[16]	The aggregate amount of additions made pursuant to this Line 14(C) in any four fiscal quarter period, when combined with the aggregate amount of additions made pursuant to Line 14(B) for such four fiscal quarter period, shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments).
[17]	The aggregate amount of additions made pursuant to this clause 14(D) shall not exceed 20% of EBITDA on a Pro Forma Basis for such period (inclusive of such adjustments).
[18]	In the case of each of clauses 14(B) and 14(D), a duly completed certificate signed by an Authorized Representative of the Borrower shall be delivered to the Administrative Agent certifying that such actions have been taken or will be taken within 18 months after the consummation of the applicable Specified Transaction, and that such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives are reasonably anticipated to be realized within 18 months after the consummation of the applicable Specified Transaction and are reasonably identifiable and factually supportable, in each case as determined in good faith by the Borrower.

15.	Fees, costs and expenses (including, without limitation, any taxes paid in connection therewith), without duplication, in connection with, for past 4 consecutive fiscal quarters:	$

	(A) the undertaking of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives, integration, transition, opening and pre-opening expenses, business optimization, software development and costs related to closure or consolidation of facilities, curtailments and costs related to entry into new markets	$

	(B) (1) transaction related expenditures consisting of management bonuses or cash stay bonuses paid to employees of any Person	$

	(2) expenses relating to the winding down of a public company acquired in an Acquisition permitted under the Credit Agreement	$

(3) non-recurring costs and expenses incurred in connection with transfer pricing studies and their implementation and the structuring and implementation of intercompany licensing agreements in connection with an Acquisition permitted under the Credit Agreement

$

	Line 15(B) Total = (15(B)(1)+ 15(B)(2)+ 15(B)(3)) =	$

	(C) expenditures and charges arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with an Acquisition permitted under the Credit Agreement	$

	(D) (1) non-recurring charges and expenses relating to the exercise of options	$

	(2) non-recurring charges and expenses relating to stock issued by the target of an Acquisition permitted under the Credit Agreement	$

	(3) non-recurring charges and expenses relating to change of control and like bonuses incurred in connection with an Acquisition permitted under the Credit Agreement	$

	Line 15(D) Total = (15(D)(1)+ 15(D)(2)+ 15(D)(3)) =	$

15.	15. Line 15 Total (15(A) + 15(B) + 15(C) + 15(D))[19] =	$

[19]	The aggregate amount of additions made pursuant to Line 15(B) shall not exceed the greater of (x) $30,000,000 and (y) 20% of EBITDA on a Pro Forma Basis for any four fiscal quarter period (inclusive of such adjustments).

16.	Any charges, expenses or losses for litigation, indemnity settlements or unusual or non-recurring charges, expenses or losses for past 4 consecutive fiscal quarters[20]	$

17.	The fees, costs and expenses incurred by the Borrower or any Subsidiaries in connection with the negotiation, execution and delivery of the Credit Agreement, the other Loan Documents (including amendments, supplements, waivers and other modifications to the foregoing executed after the Closing Date) and the closing of the Transactions (including for the avoidance of doubt, upfront fees or original issue discount payable in connection therewith) for past 4 consecutive fiscal quarters	$

18.	Other non-cash charges reducing Net Income for past 4 consecutive fiscal quarters (including any net change in deferred amusement revenue and ticket liability reserves); provided that if any such non-cash charges represent an accrual or reserve for potential cash charge in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period and (B) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to the extent of such add back	$

19.	The amount of any expense or deduction associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties for past 4 consecutive fiscal quarters

20.	The amount of any restructuring charge or reserve in connection with a single or one-time event, including in connection with (A) any Acquisition permitted under the Credit Agreement consummated after the Closing Date and (B) the consolidation or closing of any location or office during for past 4 consecutive fiscal quarters

21.	Cash actually received (or any netting arrangements resulting in reduced cash expenditures) for past 4 consecutive fiscal quarters, and not included in Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to Line 25 below for any previous period and not added back

[20]	Not to exceed $20,000,000 in any four consecutive fiscal quarter period.

22.	Consolidated Start-up Costs for such period in an aggregate amount not to exceed the greater of (i) $10,000,000 in any period of four consecutive fiscal quarters and (ii) 7.5% of Consolidated EBITDA for such period (calculated after giving effect to amounts added back pursuant to this Line 25)

23.	Sum of A4, A5, A6, A7, A8, A9, A10, A11, A12, A13, A14, A15, A16, A17, A18, A19, A20, A21 and A22 =	$

24.	Interest income for past 4 consecutive fiscal consecutive fiscal quarters	$

25.	Non-cash income or gains increasing Net Income for past 4 consecutive fiscal quarters	$

26.	All cash and non-cash additions required by the application of ASC 805 to be expensed by the Borrower and its Subsidiaries for past 4 consecutive fiscal quarters	$

27.	Any cash payments made during past 4 consecutive fiscal quarters on account of non-cash charges increasing Net Income pursuant to clause (B) of Line 18 above in a previous period	$

28.	Sum of A24 to A27	$

29.	EBITDA, calculated as Line A23 minus Line A28[21]	$

30.	Ratio of Line A3 to A29		:1.0

31.	Line A30 ratio must not exceed		:1.0

32.	The Borrower is in compliance (circle yes or no)		yes/no

[21]	For the purpose of this calculation for any period that includes the fourth fiscal quarter of Fiscal Year 2013 or the first fiscal quarter of Fiscal Year 2014, (i) EBITDA for the second fiscal quarter of Fiscal Year 2013 shall be deemed to be $31,906,000, (ii) EBITDA for the third fiscal quarter of Fiscal Year 2013 shall be deemed to be $19,774,000, (iii) EBITDA for the fourth fiscal quarter of Fiscal Year 2013 shall be deemed to be $40,177,000 and (iv) EBITDA for the first fiscal quarter of Fiscal Year 2014 shall be deemed to be $50,613,000 in each case, as adjusted on a Pro Forma Basis, as applicable.

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

Date: [                    ,                 ]

Jefferies Finance LLC, as Administrative Agent, under the Credit Agreement dated as of July 25, 2014, among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto, and the Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Capitalized terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Additional Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that each of the representations and warranties set forth in Section 6.2 and Section 6.3 of the Credit Agreement applicable to the undersigned is true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date).

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery of this Agreement by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name: Title:

EXHIBIT G

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Each of the Assignor and the Assignee hereby acknowledge that any assignment made in violation of Section 13.12 of the Credit Agreement shall be void ab initio. In the event of such an assignment in violation of Section 13.12 of the Credit Agreement, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such assignment) against the Assignor and Assignee.

1.	Assignor:

2.	Assignee:
[and	is a Lender, an Affiliate of a Lender, an Approved Fund, a Debt Fund Affiliate or an Affiliated Lender (other than a Debt Fund Affiliate)][22]

3.	Borrower: Dave & Buster’s, Inc., a Missouri corporation

4.	Administrative Agent: Jefferies Finance LLC, as the administrative agent under the Credit Agreement

[22]	Select as applicable

5.	Credit Agreement: The Credit Agreement dated as of July 25, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders party thereto, Jefferies Finance LLC, as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Credit Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[23]

Term Credit Facility	$	$	%

Revolving Credit Facility	$	$	%

	$	$	%

[7.	Trade Date: ][24]

Effective Date:                                      , 20              [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[23]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[24]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]25 Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

[Consented to and]26 Accepted:

JEFFERIES FINANCE LLC, as Swing Line Lender and L/C Issuer

By:
Name:
Title:

[Consented to:]27

DAVE & BUSTER’S, INC.

By:
Name:
Title:

[25]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[26]	To be added only if the consent of the Swing Line Lender and L/C Issuer is required by the terms of the Credit Agreement
[27]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender [or an Affiliated Lender] , (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form provided by the Administrative Agent and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 13.1 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H

COMMITMENT AMOUNT INCREASE NOTICE

Date: [                          ,          ]

To:	Jefferies Finance LLC, as Administrative Agent under the Credit Agreement dated as of July 25, 2014 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dave & Buster’s Holdings, Inc., a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”), the other Guarantors party thereto, the Lenders and other parties party thereto and Jefferies Finance LLC, as Administrative Agent.

Ladies and Gentlemen:

The Borrower hereby refers to the Credit Agreement and requests [an increase in the [aggregate existing Revolving Credit Commitments] or [aggregate outstanding principal amount of the Term Loans]] or [to establish an additional Class of [revolving credit commitments] or [new term loan commitments]] (the “Commitment Amount Increase”), in accordance with Section 1.16 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment] [an increase in the outstanding Term Loans of [identify Class of existing Term Loans][additional commitments to make additional Revolving Loans] [additional commitments to provide additional Term Loans of [identify new Classes of Term Loans]] of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, [the Revolving Credit Commitment of the [Lender][New Lender] shall be $            ] [the amount of Term Loans of the [Lender][New Lender] shall be $            ].

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 of the Credit Agreement, as applicable, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder and such other documents and information it deems appropriate to make its own credit analysis and decision to enter into the Commitment Amount Increase. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that neither the Administrative Agent nor any other Lender has made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were a signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were a signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has or shall deliver, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13 of the Credit Agreement.]?

[Insert amendments to the Credit Agreement necessary or appropriate to effect the Commitment Amount Increase (including the representations and warranties to be made by the Loan Parties.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby certifies that [(a) no Default or Event of Default has occurred and is continuing on the Increased Amount Date and (b)]28 all terms and conditions set forth in Section 1.16 of the Credit Agreement in respect of a Commitment Amount Increase have been satisfied or waived with respect to the Commitment Amount Increase to be effected hereby.

Please indicate the Administrative Agent’s acknowledgment to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,
DAVE & BUSTER’S, INC.

By:
Name:
Title:
[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.
[28]	Except as otherwise agreed by lenders providing such Commitment Amount Increase in connection with an acquisition permitted under the Credit Agreement.

By:
Name:
Title:

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

JEFFERIES FINANCE LLC, AS ADMINISTRATIVE AGENT

By:
Name:
Title:

[JEFFERIES FINANCE LLC, AS L/C ISSUER

By:
Name:
	Title:	][29]

[JEFFERIES FINANCE LLC, AS SWING LINE LENDER

By:
Name:
	Title:	][30]

[29]	To be inserted if New Lender is providing a Revolving Credit Commitment.
[30]	To be inserted if New Lender is providing a Revolving Credit Commitment.

EXHIBIT I

FORM OF AUCTION PROCEDURES

Reference is made to that certain Credit Agreement, dated as of July 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dave & Buster’s Holdings, Inc., Dave & Buster’s, Inc. (the “Borrower”), certain subsidiaries of the Borrower as guarantors, Jefferies Finance LLC, as administrative agent (the “Administrative Agent”), the lenders party thereto from time to time (the “Lenders”) and the other agents named therein. Capitalized terms used herein but not defined herein have the meanings given to such terms in the Credit Agreement.

1.	Summary. The Buyback Parties may conduct one or more Auctions pursuant to the procedures described herein.

2.	Notice Procedures. In connection with an Auction, the applicable Buyback Party will provide notification to the Administrative Agent (for distribution to the Lenders) (an “Auction Notice”) containing for each applicable Class of Term Loans (i) the principal amount of such Term Loans that the Buyback Party offers to repurchase in the Auction (the “Auction Amount”) which (a) may be stated as a range of a minimum and maximum amount (the “Auction Amount Range”), (b) may not be less than $1,000,000 and (c) shall be an integral multiple of $500,000, (ii) the range of discounts to par, which must be expressed as the prices per $1,000 (in increments of $5) principal amount of Term Loans (the “Discount Range”) at which such Buyback Party would be willing to repurchase Term Loans in the Auction and (iii) the date (such date, the “Expiration Date”) and time (such time, the “Expiration Time”) at which time Return Bids (as defined below) will be due, as such date and time may be extended for a period not exceeding five (5) Business Days upon notice by the Buyback Party to the Administrative Agent not less than 24 hours before the original Expiration Time; provided, that only three extensions per offer shall be permitted. An offer to repurchase Term Loans specified in an Auction Notice shall be deemed terminated in the event that either (x) the applicable Buyback Party withdraws such offer in accordance with the terms hereof or (y) the Expiration Time occurs with Qualifying Bids (as defined below) that do not meet the minimum Auction Amount. In such event, the Buyback Party may not deliver a new Auction Notice prior to the date occurring 3 Business Days after such withdrawal or Expiration Time, as the case may be. In the event the Auction Amount is stated as a range in the Auction Notice, then for all purposes of these auction procedures, the “Auction Amount” under such Auction Notice shall be deemed to be the lowest number in such range, until such time as the Buyback Party notifies the Administrative Agent that it has elected to increase such Auction Amount within such range. Any such election by the Buyback Party must be given in writing to the Administrative Agent no later than 24 hours after the Expiration Time.

3.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in the Auction shall, prior to the Expiration Time, provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall specify for each applicable Class of Term Loans, (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) for each such Class of Term Loans (the “Reply Discount”) within the Discount Range and (ii) the principal face amount of such Term Loans, in increments of $500,000, that such Lender thereby offers for sale at that Reply Discount (the “Reply Amount”). A Lender may submit a Reply Amount in an amount that is less than the minimum increment amount condition only if the Reply Amount specified in the Return Bid comprises the Lender’s entire remaining amount of Term Loans. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids for each applicable Class of Term Loans, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid; provided, however, that the sum of any Lender’s bid(s) may not exceed the principal face amount of Term Loans held by it. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Acceptance. The Buyback Party will not repurchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Discount (as defined below).

4.	Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Buyback Party, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest submitted Reply Discount for each applicable Class of Tem Loans within the Discount Range that will allow the Buyback Party to complete the Auction for as much of the Auction Amount as possible above the minimum Auction Amount for each such Class. For each applicable Class of Term Loans, the Buyback Party shall repurchase the applicable Term Loans of each Lender whose Return Bid contains a Reply Discount that is equal to or less than the Applicable Discount (each, a “Qualifying Bid”) at the Reply Discount specified for such Term Loans in the applicable Return Bid, subject to the following terms (and if a Lender has submitted a Return Bid containing multiple component bids, then such Return Bid will constitute a Qualifying Bid only to the extent of any Reply Amounts submitted in such Return Bid at Reply Discounts equal to or less than the Applicable Discount). If a Reply Discount in a Qualifying Bid is lower than the Applicable Discount, the Buyback Party shall repurchase the full Reply Amount included in such Qualifying Bid at such Reply Discount (and such Reply Amounts shall not be subject to proration). If a Reply Discount in a Qualifying Bid is equal to the Applicable Discount, the Buyback Party shall repurchase the Reply Amount included in such Qualifying Bid at the Applicable Discount ratably based on the respective principal amounts offered at the Applicable Discount, applying proceeds up to the Auction Amount. For each applicable Class of Term Loans, no Return Bids will be accepted above the Applicable Discount.

5.	Feedback Procedures. If the Buyback Party has not specified an Auction Amount Range in its Auction Notice for the Auction Amount, then the Administrative Agent will calculate the Applicable Discount in consultation with the Buyback Party and notify each Lender with a Qualifying Bid the Applicable Discount and proration factor no later than 12:00 noon (New York time) on the next Business Day after the Expiration Date. If the Buyback Party has specified an Auction Amount Range in its Auction Notice for the Auction Amount, then the Administrative Agent shall promptly on the Expiration Date notify the Buyback Party of the Auction results, and no later than 12:00 noon (New York time) on the date that is two Business Days after the date that the Return Bids were due, the Administrative Agent shall calculate the Applicable Discount in consultation with the Buyback Party and notify each Lender with a Qualifying Bid the Applicable Discount and proration factor. The Administrative Agent will insert the amount of Term Loans to be assigned and the applicable settlement date onto each applicable Assignment and Acceptance received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Administrative Agent will promptly return any Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

6.	Additional Procedures. Once initiated by an Auction Notice, the Buyback Party may not withdraw an Auction if (a) any Return Bids have been received containing a Reply Discount within the Discount Range and (b) the conditions to the repurchase set forth in Section 1.21 of the Credit Agreement are met; provided, however, that the Buyback Party may extend any Auction prior to the Expiration Date upon written notice to the Administrative Agent at least 24 hours prior to the Expiration Time (an “Extension”). An Extension may be for a period not in excess of five (5) Business Days after the Expiration Date and the Buyback Party may only make three Extensions per Auction.

In connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid delivered to the Administrative Agent may not be modified, revoked, terminated or cancelled by a Lender.

The purchase price for each Term Loan repurchased in an Auction shall be paid on a settlement date as determined by the Administrative Agent and the Buyback Party (which shall be no later than five Business Days after the date Return Bids are due, or as otherwise reasonably agreed by the Administrative Agent and the applicable Buyback Party). The Buyback Party shall execute each applicable Assignment and Acceptance received in connection with a Qualifying Bid.

Notwithstanding the foregoing, these procedures and the terms of an Auction may be amended or modified by the Administrative Agent with the Borrower’s consent (including the economic terms of the Auction if no Lenders have validly tendered Term Loans requested in an Auction Notice, but excluding the economic terms of an Auction after any Lender has validly tendered Term Loans requested in an Auction Notice, other than to raise the high end of the Discount Range); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the Expiration Time.

This Exhibit I shall not require the Borrower to initiate any Auction.

SCHEDULE 1

COMMITMENTS

Lender	Revolving Credit Commitment	Term Loan Commitment
Jefferies Finance LLC	$25,000,000	$530,000,000

Goldman Sachs Bank USA	$25,000,000	None

Total	$50,000,000	$530,000,000

SCHEDULE 5.1(a)

IMMATERIAL SUBSIDIARIES

None.

2

SCHEDULE 5.1(b)

MORTGAGED PROPERTIES

None.

SCHEDULE 5.1(c)

UNRESTRICTED SUBSIDIARIES

None.

SCHEDULE 5.1(d)

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 6.2

SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation or Formation	Owner	Percentage and Class of Capital Stock or Ownership Interest
Dave & Buster’s I, L.P.	Texas	Dave & Buster’s of California, Inc. Dave & Buster’s, Inc.	99% limited partnership interest 1% General partnership interest
D&B Leasing, Inc.	Texas	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s Management Corporation, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
D&B Marketing Company LLC	Virginia	Dave & Buster’s, Inc.	100% of LLC Interests
Dave & Buster’s of California, Inc.	California	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Colorado, Inc.	Colorado	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Connecticut, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Florida, Inc.	Florida	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Georgia, Inc.	Georgia	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Hawaii, Inc.	Hawaii	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Idaho, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Illinois, Inc.	Illinois	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Indiana, Inc.	Indiana	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Kansas, Inc.	Kansas	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Louisiana, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Maryland, Inc.	Maryland	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Massachusetts, Inc.	Massachusetts	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Nebraska, Inc.	Nebraska	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of New Mexico, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of New York, Inc.	New York	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Oklahoma, Inc.	Oklahoma	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Oregon, Inc.	Oregon	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Pennsylvania, Inc.	Pennsylvania	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Pittsburgh, Inc.	Pennsylvania	Dave & Buster’s, Inc.	100% Common Shares
DANB Texas, Inc.	Texas	D&B Leasing, Inc.	100% Common Shares
Dave & Buster’s of Virginia, Inc.	Virginia	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Washington, Inc.	Washington	Dave & Buster’s, Inc.	100% Common Shares
Dave & Buster’s of Wisconsin, Inc.	Wisconsin	Dave & Buster’s, Inc.	100% Common Shares
Tango Acquisition, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
Tango License Corporation	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Arizona, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares

6

Entity Name	Jurisdiction of Incorporation or Formation	Owner	Percentage and Class of Capital Stock or Ownership Interest
Tango of North Carolina, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Tennessee, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Arundel, Inc.	Delaware	Tango Acquisition, Inc.	99.9% Common Shares
Tango of Farmingdale, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Franklin, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Houston, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Tango of Westbury, Inc.	Delaware	Tango Acquisition, Inc.	100% Common Shares
Dave & Buster’s of South Carolina, Inc.	Delaware	Dave & Buster’s, Inc.	100% Common Shares
6131646 Canada, Inc.	Canada	Dave & Buster’s, Inc.	100% Common Shares

7

SCHEDULE 6.8

INTELLECTUAL PROPERTY

None.

8

SCHEDULE 6.14(a)

FILING OFFICES (FINANCING STATEMENTS)

LOAN PARTY	FILING OFFICE

Dave & Buster’s Holdings, Inc. (Holdings)	Delaware Secretary of State

Dave & Buster’s, Inc. (Borrower)	Missouri Secretary of State

Dave & Buster’s I, L.P.	Texas Secretary of State

D&B Leasing, Inc.	Texas Secretary of State

Dave & Buster’s Management Corporation, Inc.	Delaware Secretary of State

D&B Marketing Company LLC	Virginia State Corporation Commission

Dave & Buster’s of California, Inc.	California Secretary of State

Dave & Buster’s of Colorado, Inc.	Colorado Secretary of State

Dave & Buster’s of Connecticut, Inc.	Delaware Secretary of State

Dave & Buster’s of Florida, Inc.	Florida Secured Transaction Registry

Dave & Buster’s of Georgia, Inc.	Georgia Central Index (Fulton County)

Dave & Buster’s of Hawaii, Inc.	Hawaii Bureau of Conveyances

Dave & Buster’s of Idaho, Inc.	Delaware Secretary of State

Dave & Buster’s of Illinois, Inc.	Illinois Secretary of State

Dave & Buster’s of Indiana, Inc.	Indiana Secretary of State

Dave & Buster’s of Kansas, Inc.	Kansas Secretary of State

Dave & Buster’s of Louisiana, Inc.	Delaware Secretary of State

Dave & Buster’s of Maryland, Inc.	Maryland State Department of Assessments and Taxation

Dave & Buster’s of Massachusetts, Inc.	Massachusetts Secretary of the Commonwealth

Dave & Buster’s of Nebraska, Inc.	Nebraska Secretary of State

Dave & Buster’s of New Mexico, Inc.	Delaware Secretary of State

Dave & Buster’s of New York, Inc.	New York Department of State

Dave & Buster’s of Oklahoma, Inc.	Oklahoma County Clerk

Dave & Buster’s of Oregon, Inc.	Oregon Secretary of State

Dave & Buster’s of Pennsylvania, Inc.	Pennsylvania Secretary of the Commonwealth

Dave & Buster’s of Pittsburgh, Inc.	Pennsylvania Secretary of the Commonwealth

DANB Texas, Inc.	Texas Secretary of State

Dave & Buster’s of Virginia, Inc.	Virginia State Corporation Commission

Dave & Buster’s of Washington, Inc.	Washington Department of Licensing

Dave & Buster’s of Wisconsin, Inc.	Wisconsin Department of Financial Institutions

Tango Acquisition, Inc.	Delaware Secretary of State

LOAN PARTY	FILING OFFICE

Tango License Corporation	Delaware Secretary of State

Tango of Arizona, Inc.	Delaware Secretary of State

Tango of North Carolina, Inc.	Delaware Secretary of State

Tango of Tennessee, Inc.	Delaware Secretary of State

Tango of Arundel, Inc.	Delaware Secretary of State

Tango of Farmingdale, Inc.	Delaware Secretary of State

Tango of Franklin, Inc.	Delaware Secretary of State

Tango of Houston, Inc.	Delaware Secretary of State

Tango of Westbury, Inc.	Delaware Secretary of State

SCHEDULE 6.14(c)

FILING OFFICES (MORTGAGES)

None.

SCHEDULE 7.2(l)

OPINIONS OF COUNSEL

FIRM NAME	JURISDICTION(S)

Weil, Gotshal & Manges LLP	Federal, New York, Delaware, Texas, California

Lewis, Rice & Fingersh, L.C.	Missouri

SCHEDULE 8.7

PERMITTED SURVIVING INDEBTEDNESS

Indebtedness in connection with any Capitalized Lease Obligations evidenced by the UCC-1 financing statements scheduled on Schedule 8.8.

SCHEDULE 8.8

EXISTING LIENS

Liens in connection with the following UCC-1 filings:

Dave & Buster’s, Inc.
Missouri, Secretary of State
UCC Lien	Record Found	Through Date: 06/17/2014

File Type	File No	File Date	Debtor	Secured Party
Original	20020106944K	09/25/2002	DAVE & BUSTER’S, INC. 2481 MANANA DRIVE DALLAS TX 75220	DELL FINANCIAL SERVICES DELL FINANCIAL SERVICES 3500-A WADLEY PLACE AUSTIN TX 78728 DELL FINANCIAL SERVICES L.L.C. MAIL STOP-PS2DF-23, ONE DELL WAY ROUND ROCK TX 78682
Continuation	20070060982F	05/25/2007
Continuation	1208301224059	08/30/2012
Amendment	1212131623240	12/13/2012
Original	20040067298K	06/22/2004	DAVE & BUSTER’S INC. 2481 MANANA DRIVE DALLAS TX 75220	NMHG FINANCIAL SERVICES, INC. 42 OLD RIDGEBURY RD. DANBURY CT 06810
Continuation	20090000567M	01/05/2009
Original	20070011435E	01/29/2007	DAVE & BUSTER’S, INC. 2481 MANANA DRIVE DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 330 TAMPA FL 33602
Continuation	120116235069	12/19/2011
Original	20090012361F	02/04/2009	DAVE & BUSTER’S INC. 2481 MANANA DRIVE DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 3300 TAMPA FL 33602
Continuation	1311153045412	11/15/2013
Original	20090070366E	07/16/2009	DAVE & BUSTER’S, INC. 4001 BROWNSTONE BLVD., STE. 101 RICHMOND VA 23060	MITEL LEASING, INC. 1140 WEST LOOP NORTH HOUSTON TX 77055
Original	20090072330H	07/22/2009	DAVE & BUSTER’S, INC. 8350 CASTLETON CORNER DRIVE CASTLETON IN 46250	MITEL LEASING, INC. 1140 WEST LOOP NORTH HOUSTON TX 77055

File Type	File No	File Date	Debtor	Secured Party
Original	20090095874F	09/29/2009	DAVE & BUSTER’S INC. 2481 MANANA DRIVE DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 3300 TAMPA FL 33602
Original	20090111938F	11/18/2009	DAVE & BUSTER’S, INC. 1554 POLARIS PKWY COLUMBUS OH 43240	MITEL LEASING, INC. 1140 WEST LOOP NORTH HOUSTON TX 77055
Original	20100004785J	01/15/2010	DAVE & BUSTER’S, INC. 2481 MANANA DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 3300 TAMPA FL 33602
Original	20100045226C	04/30/2010	DAVE & BUSTER’S, INC. 2481 MANANA DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 3300 TAMPA FL 33602
Original	20100058594F	06/04/2010	DAVE & BUSTER’S, INC. 2481 MANANA DALLAS TX 75220	VERIZON CREDIT INC. 201 N. FRANKLIN ST. SUITE 3300 TAMPA FL 33602
Original	20110102159C	09/20/2011	DAVE & BUSTER’S, INC. 2481 MANANA DR DALLAS TX 752201203	ADVANTAGE FINANCIAL SERVICES PO BOX 609 CEDAR RAPIDS IA 52406
Original	1210081364639	10/08/2012	DAVE & BUSTER’S, INC. 2481 MANANA DR DALLAS TX 752201203	GREATAMERICA LEASING CORPORATION 625 FIRST STREET CEDAR RAPIDS IA 524012030

SCHEDULE 8.9

CERTAIN INVESTMENTS

Dave & Buster’s Holdings, Inc. (fka WS Midway Holdings, Inc.) owns all of the issued and outstanding Equity Interests of Dave & Buster’s Inc.

The investments listed in Schedule 6.2 hereof are incorporated herein by reference.

SCHEDULE 8.15

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 8.25

POST-CLOSING ITEMS

1.     To the extent not received on or prior to the Closing Date, within five Business Days after the Closing Date, the Administrative Agent shall have received, with respect to the insurance required to be maintained under the Loan Documents, endorsements naming the Collateral Agent as additional insured or lender’s loss payee, as applicable, in each case to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

2.     To the extent not received on or prior to the Closing Date, within ten Business Days after the Closing Date, the Administrative Agent shall have received duly issued and executed stock certificates issued by (x) Dave & Buster’s, Inc. representing all of the issued and outstanding Equity Interests of such issuer and (y) 613646 Canada, Inc. representing 65% of the Voting Stock of such issuer and, if applicable, 100% of non-Voting Stock of such issuer, in each case together with a stock power for each such stock certificate executed in blank and undated.

3.     To the extent not received on or prior to the Closing Date, within five Business Days after the Closing Date, the Administrative Agent shall have received, with respect to each stock power identified by the Administrative Agent to the Borrower, a replacement stock power (duly executed in blank and undated) for such identified stock power.

4.     Within five Business Days after the Closing Date, the Administrative Agent shall have received, with respect to any Real Property that was subject to any mortgage or other Lien in respect of the Existing Credit Agreement, evidence (including duly executed and delivered mortgage releases and evidence of proper recording thereof) that each such Real Property is no longer subject to any such mortgage or other Lien, in each case in form and substance reasonably satisfactory to the Administrative Agent,.

5.     Within three Business Days after the Closing Date, the Administrative Agent shall have received a counterpart signature page to the Copyright Security Agreement, dated as of the Closing Date, made by Dave & Buster’s I, L.P. in favor of the Collateral Agent, duly executed and delivered by Dave & Buster’s I, L.P.